                                  Schedule 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant    / /

Check the appropriate box:


/ / PRELIMINARY PROXY STATEMENT         / /  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY
                                             (AS PERMITTED BY RULE 14a-6(e) (2))
/X/    Definitive Proxy Statement
/ /    Definitive Additional Materials
/ /    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Prestige Bancorp, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

    (1)   Title of each class of securities to which transaction applies:
          Common Stock

    (2)   Aggregate number of securities to which transaction applies:
          1,059,371 shares and 96,876 options.

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Each of the 1,059,371 issued and outstanding shares of Common Stock will, upon consummation of the merger, be converted into the right to receive $13.75 in cash for an aggregate consideration of $14,566,351. With respect to 96,876 options to purchase Registrant's common stock, payment will be equal to the difference between the option exercise price of each option and $13.75. Based on the various exercise prices of the different options currently outstanding, the aggregate consideration to be received in exchange for the cancellation of such options shall be equal to $170,239.

    (4)   Proposed maximum aggregate value of transaction
          ($14,566,351+$170,239): $14,736,590.

    (5)   Total fee paid: $ 1355.76 .

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)      Amount previously paid:
                                     -----------------------------------

    (2)      Form, schedule or registration statement no.:
                                                           -------------

    (3)      Filing party:
                           ---------------------------------------------

    (4)      Date filed:
                         -----------------------------------------------

                             PRESTIGE BANCORP, INC.
               710 Old Clairton Road, Pittsburgh, PA 15236-4300 -
                       412-655-1190 - (Fax) 412-655-2114

April 26, 2002

Dear Stockholder:

     It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Prestige Bancorp, Inc. The meeting will be held at Salvatore's, 5001 Curry Road, South Baldwin, Pennsylvania 15236, on Thursday, May 30, 2002 at 10:30 A.M., local time. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting, which includes the election of two directors to the company's Board of Directors and the approval of a merger between the company and Northwest Merger Subsidiary, Inc., a subsidiary of Northwest Bancorp, Inc.

     If the merger is completed, you will be entitled to receive a cash payment of $13.75 for each share of Prestige stock that you own. Upon completion of the merger, you will not own any stock or other interest in Prestige Bancorp, Inc. nor will you receive, as a result of the merger, any stock of Northwest Merger Subsidiary, Inc. or its parent holding company, Northwest Bancorp, Inc.

     Your exchange of shares of Prestige stock for cash generally will cause you to recognize taxable gain or loss for federal, and possibly state and local income tax purposes. You should consult your personal tax advisor for a full understanding of the tax consequences of the merger to you.

     Completion of the merger is subject to certain conditions, including receipt of various regulatory approvals and adoption of the merger agreement by the affirmative vote of a majority of the shares of common stock voting on the merger. As of April 16, 2002, directors and executive officers of Prestige Bancorp, Inc. beneficially owned 20.91% of the shares of Prestige stock. We expect all of the shares held by our directors and executive officers will be voted in favor of the merger.

     We urge you to read the attached proxy statement carefully. It describes the merger agreement in detail and includes a copy of the merger agreement as Appendix A.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT BECAUSE THE BOARD BELIEVES IT TO BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

     The Board of Directors also recommends a vote "FOR" each of the director nominees endorsed by the Board of Directors of the company.

     It is very important that your shares be voted at the meeting regardless of the number you own or whether you are able to attend the meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the meeting. This will not prevent you from voting in person, but will ensure that your vote for management's recommendations is counted if you are unable to attend.

     On behalf of the Board of Directors and employees of the company and Prestige Bank, we thank you for your prompt attention to this matter and your continued interest and support. We look forward to seeing you at the meeting.

Sincerely,

/s/ Mark R. Schoen
Mark R. Schoen
Chairman of the Board, President
and Chief Executive Officer

                             PRESTIGE BANCORP, INC.
                             710 OLD CLAIRTON ROAD
                       PLEASANT HILLS, PENNSYLVANIA 15236
                                  412-655-1190

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 30, 2002

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Prestige Bancorp, Inc. will be held at Salvatore's, 5001 Curry Road, South Baldwin, Pennsylvania 15236, on Thursday, May 30, 2002 at 10:30 A.M., local time, for the following purposes:

      I. The adoption of the Agreement and Plan of Merger, dated February 7, 2002, by and among Northwest Bancorp, MHC, Northwest Bancorp, Inc., Northwest Merger Subsidiary, Inc., Northwest Savings Bank, and Prestige Bancorp, Inc. and Prestige Bank. Under the terms of the merger agreement, the company will be merged with a wholly-owned subsidiary of Northwest Bancorp, Inc., and the surviving corporation will be merged into Northwest Bancorp, Inc. Prestige Bank will merge into Northwest Savings. You will be entitled to receive $13.75 in cash for each share of Prestige common stock that you own. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement;

      II. The election of two directors of the company;

     III. The potential adjournment of the meeting if necessary to solicit additional proxies; and

     IV. To transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.

     Stockholders of record at the close of business on April 16, 2002 are entitled to vote at the meeting and any adjournment thereof. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible even if you plan to attend the meeting.

                                          By Order of the Board of Directors

                                          /s/ Victoria A. Brown
                                          Victoria A. Brown
                                          Secretary

April 26, 2002

     YOU CAN HELP THE COMPANY AVOID THE EXPENSE OF FURTHER REQUESTS FOR PROXIES BY PROMPTLY RETURNING THE ENCLOSED PROXY. IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT THE NECESSARY QUORUM MAY BE REPRESENTED AT THE MEETING. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             PRESTIGE BANCORP, INC.
                             710 OLD CLAIRTON ROAD
                       PLEASANT HILLS, PENNSYLVANIA 15236
                                  412-655-1190

              ---------------------------------------------------

                                PROXY STATEMENT

              ---------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 30, 2002

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES OF THE
  MEETING...................................................     3
SUMMARY TERM SHEET..........................................     3
SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION ABOUT
  PRESTIGE..................................................     6
WHERE YOU CAN FIND MORE INFORMATION.........................     7
THE MEETING.................................................     7
VOTING AND REVOCATION OF PROXIES............................     8
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.............     8
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....     9
PROPOSAL I -- THE MERGER....................................     9
  General...................................................     9
  Background of the Merger..................................    10
  Our Reasons for the Merger; Recommendation of Your Board
     of Directors...........................................    11
  Opinion of Prestige's Financial Advisor...................    12
  Procedures for Completing the Merger......................    15
  The Merger Agreement......................................    17
  Approvals Needed to Complete the Merger...................    22
  Waiver and Amendment of the Merger Agreement; Alternative
     Structure..............................................    22
  Termination of the Merger Agreement.......................    23
  Interests of Directors and Officers in the Merger that are
     Different from Your Interests..........................    24
  Protection of Directors, Officers and Employees Against
     Claims.................................................    25
  You Do Not Have Dissenters' Rights of Appraisal...........    25
  Federal Income Tax Consequences of the Merger to You......    25
  Accounting Treatment of the Merger........................    26
  Who Pays for What.........................................    26
CERTAIN RELATED AGREEMENTS..................................    26
  Plan of Liquidation or Merger.............................    26
  Bank Merger Agreement.....................................    26
  Voting Agreement..........................................    26

                                                               PAGE
                                                               ----
PROPOSAL II -- ELECTION OF DIRECTORS........................    26
  Information With Respect to Nominees for Directors,
     Continuing Directors and Executive Officers............    27
  Director and Executive Officer Biographical Information...    30
  Committees and Meetings of the Board of Directors of the
     Company................................................    31
  Directors' Compensation...................................    32
  Executive Compensation....................................    32
  Benefits..................................................    34
  Compensation Committee Interlocks and Insider
     Participation..........................................    37
  Report of the Board of Directors on Executive
     Compensation...........................................    37
  Performance Graph.........................................    39
  Transactions With Certain Related Persons.................    39
PROPOSAL III -- ADJOURNMENT OF THE MEETING..................    40
FINANCIAL INFORMATION -- ANNUAL REPORT......................    41
OTHER MATTERS...............................................    41
MISCELLANEOUS...............................................    41
STOCKHOLDER PROPOSALS.......................................    41
Appendix A -- Agreement and Plan of Merger (excluding the
  exhibits thereto).........................................   A-1
Appendix B -- Opinion of Our Financial Advisor..............   B-1

                             QUESTIONS AND ANSWERS
                     ABOUT VOTING PROCEDURES OF THE MEETING

Q:   WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement, indicate on your proxy form how you want your shares to be voted. Then sign, date and mail your proxy form in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the meeting.

Q:   WHY IS MY VOTE IMPORTANT?

A: The merger agreement must be adopted by a majority of the shares of Prestige common stock present at the meeting, either in person or by proxy. A quorum (a majority of the outstanding shares) must be present in person or by proxy for the vote to count. If you do not return your proxy form or vote in person at the meeting, it will not count toward a quorum. If a quorum is not present, the merger cannot be approved.

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES ON THE MERGER FOR ME?

A: No. Your broker will not be able to vote your shares on the merger without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides.

Q:   CAN I ATTEND THE MEETING AND VOTE MY SHARES IN PERSON?

A: Yes. All stockholders are invited to attend the meeting. Stockholders of record can vote in person at the meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your broker or other nominee how you can vote at the meeting.

Q:   CAN I CHANGE MY VOTE?

A: Yes. If you have not voted through your broker or other nominee, there are three ways you can change your vote after you have sent in your proxy form.

     - First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy.

     - Second, you may complete and submit a new proxy form. Any earlier proxies will be revoked automatically.

     - Third, you may attend the meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the meeting without voting in person will not revoke your proxy.

     If you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. Instructions for surrendering your Prestige stock certificates in exchange for $13.75 per share in cash will be sent to you after we complete the merger.

Q:   WHOM SHOULD I CALL WITH QUESTIONS?

A:   You should call Victoria A. Brown, Secretary of the Company, at (412)
     655-1190.

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information about the merger from this proxy statement. It does not contain all the information that may be important to you. We urge you to read carefully the entire document and the other documents to which we refer, including the merger agreement, to fully understand the merger.

     When the merger is completed, each Prestige stockholder will be entitled to receive $13.75 in cash for each share of Prestige common stock held, other than certain shares covered by restricted stock awards. For example, if you own 50 shares of Prestige common stock, you will be entitled to receive $687.50 upon the surrender of your certificate for those shares (see page 9).

Our reasons for the merger (see pages 11-12).

     Our Board of Directors believes that the merger is in the best interests of Prestige and Prestige's stockholders and recommends that stockholders vote "FOR" the adoption of the merger agreement. The merger will enable our stockholders to realize significant value for their shares in Prestige. In reaching its decision to approve the merger agreement, our Board considered various factors which are discussed in detail in this proxy statement.

Some material terms of the merger agreement.

     - Prestige is a single savings and loan holding company. Its wholly owned subsidiary is Prestige Bank, a Federal Savings Bank, ("Prestige Bank" or the "Savings Bank"). As currently structured, Prestige will first merge with a newly formed, wholly owned subsidiary of Northwest Bancorp, Inc., and will become a subsidiary of Northwest Bancorp, Inc. Prestige will then be merged into Northwest Bancorp, Inc. (see pages 9 and 10).

     - Prestige Bank will subsequently merge into Northwest Savings Bank, with Northwest Savings Bank as the surviving bank (see page 9).

     - The merger cannot occur unless our stockholders adopt the merger agreement by the affirmative vote of a majority of the shares of Prestige common stock present and voting on the proposal, in person or by proxy, and we receive approvals from banking regulators (see pages 17 and 22).

     - If the merger is not completed on or before October 1, 2002, the merger may be terminated by either Prestige or Northwest unless the failure to close is due to a breach of the party seeking to terminate (see pages 23 and 24).

     - The members of the Board of Directors of Prestige may continue to act as an advisory board for at least one year after the merger (see pages 24-25).

     - In connection with the merger, Prestige directors entered into a voting agreement with Northwest Bancorp, Inc. to cause all of their shares of Prestige common stock to be voted in favor of the adoption of the merger agreement (see page 26).

     - We have agreed not to solicit or encourage a competing transaction to acquire us or Prestige Bank, except where failure to do so would cause our Board to breach its fiduciary duties (see pages 18-19).

     - If the merger isn't completed we will be required to pay Northwest Bancorp, Inc. a fee of $1.0 million upon the occurrence of certain events (see pages 23-24).

     - We and Prestige Bank have agreed to conduct our business according to particular requirements until the merger (see pages 18-21).

     - The completion of the merger depends on a number of conditions being satisfied or waived (see page 17).

The merger will be taxable to our stockholders (see page 25).

     Our stockholders will recognize gain or loss for federal, and possibly state and local income tax purposes, on the exchange of their Prestige shares for cash. You will recognize gain or loss equal to the difference between the amount of cash you receive and your tax basis in your Prestige shares. You should determine the actual tax consequences of the merger to you. They will depend on your specific situation and factors not within our control. You should consult your personal tax advisor for a full understanding of the merger's specific tax consequences to you.

Our Board of Directors recommends stockholder approval (see pages 11-12).

     Our Board of Directors believes that the merger is in the best interests of Prestige and our stockholders and has unanimously approved the merger agreement. Our Board recommends that Prestige stockholders vote "FOR" adoption of the merger agreement.

Our financial advisor says the merger consideration is fair from a financial point of view to our stockholders (see pages 12-15).

     Our financial advisor, Finpro, Inc., has given our Board of Directors a written opinion dated February 7, 2002, that states the cash consideration to be paid to our stockholders is fair from a financial point of view. That opinion has been updated to March 8, 2002. A copy of the updated opinion is attached to this proxy statement as Appendix B. You should read it completely to understand the assumptions made, matters considered and limitations on the review performed by our financial advisor in issuing its opinion. We have agreed to pay Finpro a fee equal to 1.00% of the total merger consideration. The fee is estimated to amount to approximately $150,000. Of this amount, $5,000 has been paid.

     The merger will only occur after all the conditions to its completion have been satisfied or waived. The merger is expected to be completed during the third quarter of year 2002.

     You have no dissenter's rights (see page 25).

Financial interests of Prestige's Officers and Directors in the merger (see pages 24-25).

     Our directors and executive officers have interests in the merger as individuals in addition to, or different from, their interests as stockholders, such as receiving severance payments, indemnification and insurance coverage, and other benefits.

     - Mark Schoen, President and CEO of the Company and CEO of Prestige Bank, Patricia White, Executive Vice President and Treasurer of the Company and President and Treasurer of Prestige Bank, and James Hein, Chief Financial Officer of the Company and Prestige Bank, will be entitled to receive severance payments. The full amount of these payments, together with other benefits they will receive in connection with the merger, will not be excess parachute payments under the Internal Revenue Code. The payments are approximately $240,000 to Mr. Schoen, $175,000 to Ms. White and $170,000 to Mr. Hein, excluding payments for stock options, restricted stock awards and excise taxes.

     - Two other management employees of Prestige Bank are entitled to severance payments agreed to by Northwest Bancorp, Inc. The aggregate payments due under their severance agreements is estimated to be approximately $121,000.

     - Northwest has agreed to appoint all of the members of the Board of Directors of Prestige and Prestige Bank to an advisory Board of Directors, and they would continue to receive directors' compensation at the level currently provided for a period of one year from the date of the merger.

     - Northwest has agreed to indemnify Prestige and Prestige Bank's officers and directors for events that occurred before the merger and to provide directors' and officers' insurance coverage for a period of three years after the merger.

     Our Board of Directors was aware of these interests and considered them in its decision to approve the merger agreement.

                   SELECTED CONSOLIDATED FINANCIAL AND OTHER
                           INFORMATION ABOUT PRESTIGE

     The following tables set forth selected historical consolidated financial and other data about Prestige at the dates and for the periods shown. All share data below have been adjusted for stock dividends of 15%, 5% and 12% approved by Prestige Bancorp's Board of Directors in 1998, 1999, and 2001, respectively. The financial information for each of the five years in the period ended December 31, 2001 of Prestige is based on, and qualified in its entirety by, our consolidated financial statements, including the notes thereto, which have been filed previously with the SEC and which are included in the Annual Report accompanying this Proxy Statement. See "Where You Can Find More Information."

                                                             AT DECEMBER 31
                                          ----------------------------------------------------
                                            2001       2000       1999       1998       1997
                                          --------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
Selected Consolidated Financial
  Condition Data:
     Total Assets.......................  $194,786   $201,775   $200,572   $177,374   $143,263
     Cash and cash equivalents..........    15,722      5,871      5,198     10,153      2,213
     Loans receivable, net..............   137,500    153,417    150,962    123,917     96,181
     Investment securities..............    13,728     21,737     23,808     22,929     28,228
     Mortgage-backed securities.........    17,490      9,418     11,538     12,457     10,531
     Securities available for sale......    25,046      8,911     10,985      9,907     11,018
     Deposits...........................   124,451    121,793    120,491    109,698     91,156
     Borrowings.........................    55,800     66,300     62,977     50,977     34,677
     Stockholders' equity...............    11,757     11,550     14,953     14,760     15,630
     Real estate owned..................       271        176        207        205         --
     Nonperforming loans................     2,308      5,691      1,127        698        611

                                                              FOR THE YEAR
                                                            ENDED DECEMBER 31
                                           ---------------------------------------------------
                                            2001       2000       1999       1998        1997
                                           -------    -------    -------    -------     ------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Operating Data:
  Interest income.......................   $12,897    $14,837    $13,194    $11,672     $9,371
  Interest expense......................     8,478      9,016      7,532      6,685      5,240
  Net interest income...................     4,419      5,821      5,662      4,987      4,131
  Provision for loan losses.............       285      6,383        438        209        104
  Net interest income (loss) after
     provision for loan losses..........     4,134       (562)     5,224      4,778      4,027
  Noninterest income....................       950        921        870        534        373
  Noninterest expense...................     5,026      5,204      4,715      4,096      3,123
                                           -------    -------    -------    -------     ------
  Income (loss) before income taxes.....        58     (4,845)     1,379      1,216      1,277
  Income tax expense (benefit)..........        25     (1,881)       528        473        493
                                           -------    -------    -------    -------     ------
  Net income (loss).....................   $    33    $(2,964)   $   851    $   743     $  784
  Basic earnings (loss) per share.......   $   .03    $ (3.01)   $   .83    $   .67     $  .68
  Diluted earnings (loss) per share.....   $   .03    $ (3.01)   $   .83    $   .66     $  .68

                                                               FOR THE YEAR
                                                            ENDED DECEMBER 31
                                             ------------------------------------------------
                                              2001      2000       1999      1998      1997
                                             ------   ---------   -------   -------   -------
Selected Operating Ratios and
  Other Data:
     Yield on average interest earning
       assets..............................    6.67%       7.37%     7.22%     7.26%     7.21%
     Net interest rate spread..............    2.07        2.60      2.82      2.76      2.74
     Net interest income after provision
       for loan losses to noninterest
       expense.............................   82.25      (10.80)   110.80    116.65    128.95
     Noninterest expense as a percent of
       average assets......................    2.53        2.53      2.51      2.47      2.33
     Return on average assets..............     .02       (1.44)      .45       .45       .59
     Return on average equity..............     .28      (20.76)     5.70      4.79      5.13
     Efficiency ratio......................   98.86    1,449.58     77.37     77.11     70.97
     Dividend payout ratio.................     N/A         N/A     27.77     25.78     13.04
     Book value per share..................  $11.10   $   10.90   $ 13.48   $ 13.21   $ 12.63
Asset Quality Ratios:
  Nonperforming loans as a percent of total
     loans.................................    1.66%       3.63%      .74%      .56%      .63%
  Nonperforming assets as a percent of
     total assets..........................    1.32        2.91       .67       .51       .43
  Allowance for loan losses as a percent of
     total loans...........................     .84        2.16       .64       .45       .42
  Allowance for loan losses as a percent of
     nonperforming loans...................   50.56       59.52     87.22     81.81     65.96
  Charged-offs to average loans............    1.76        2.49       .02       .04       .01

                      WHERE YOU CAN FIND MORE INFORMATION

     See our Annual Report, accompanying this Proxy Statement for our financial statements and certain additional information about the Company. As a public company, we are obligated to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C. and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our public filings are available to the public from commercial document retrieval services and on the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

                                  THE MEETING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Prestige Bancorp, Inc. to be used at the meeting of stockholders of the Company which will be held at Salvatore's, 5001 Curry Road, South Baldwin, Pennsylvania 15236, on May 30, 2002, 10:30 A.M., local time. The accompanying Notice of Meeting, Proxy Card and this Proxy Statement are being first mailed to the Company's stockholders on or about April 26, 2002. The address of the principal executive office of the Company is 710 Old Clairton Road, Pleasant Hills, Pennsylvania 15236.

     At the Meeting, the stockholders will consider and vote upon the (i) the approval of the Merger between Prestige and Northwest Merger Subsidiary, Inc., a subsidiary of Northwest Bancorp, Inc., (ii) the election of two (2) directors and (iii) the possible adjournment of the meeting if insufficient proxies are received. The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy confers on the designated proxy holder discretionary authority to vote the shares represented by the proxy in accordance with the holder's best judgment on such other business, if any, that may properly come before the meeting or any adjournment, unless the proxy is revoked, or the stockholder who executed the proxy attends the meeting and votes in person.

                        VOTING AND REVOCATION OF PROXIES

     Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of the Company at the address above or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the meeting. A proxy will not be voted if the stockholder attends the meeting and votes in person. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED "FOR" THE MERGER OF THE COMPANY WITH NORTHWEST SUBSIDIARY, "FOR" THE NOMINEES FOR DIRECTORS RECOMMENDED BY THE BOARD AND IDENTIFIED BELOW AND "FOR" ADJOURNMENT OF THE MEETING, IF INSUFFICIENT PROXIES ARE OBTAINED. The proxy confers discretionary authority on the persons named in the proxy to vote for the election of any substitute person as a Director where the nominee is unable to serve, or will not serve, and matters incident to the conduct of the meeting and other matters that properly come before the meeting.

     The Board of Directors has endorsed the nomination of Martin Dowling and Mark Schoen for election to new three-year terms as Directors of the Company as more fully described below. If the merger with Northwest takes place, their term of office will end on the date of the merger.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Stockholders of record as of the close of business on April 16, 2002 (the Voting Record Date), are entitled to one vote for each share of common stock of the Company then held. As of April 16, 2002, the Company had 1,059,371 shares of its common stock outstanding.

     The presence in person or by proxy of at least a majority of the outstanding shares of the common stock entitled to vote is necessary to constitute a quorum at the meeting. In the event there are not sufficient votes for a quorum or to ratify any proposals at the time of the meeting, the meeting may be adjourned in order to permit further solicitation of proxies (see Proposal III).

     As to the election of directors as set forth in Proposal II, the proxy card being provided by the Board of Directors enables a stockholder to vote for the election of the nominees proposed by the Board of Directors, or to withhold authority to vote for one or more of the nominees being proposed by the Board of Directors. Under the Company's Bylaws, directors are elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

     As to the approval of the Company's merger with Northwest's subsidiary, and the grant of authority to adjourn the meeting if necessary as set forth in Proposals I and III and all other matters that may properly come before the Meeting, a stockholder may, by checking the appropriate box: (i) vote "FOR" the item, (ii) vote "AGAINST" the item, or (iii) "ABSTAIN" with respect to the item. Unless otherwise required by law, all matters shall be determined by a majority of votes cast affirmatively or negatively on the proposal without regard to (a) Broker Non-Votes, or (b) proxies marked "ABSTAIN" as to that matter.

     Persons and groups owning 5% or more of the Company's common stock are required to file certain reports with the Securities and Exchange Commission ("SEC") regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"). As of April 1, 2002, management knows of no person who beneficially owns 5% or more of the common stock of the Company other than those individuals and the entity shown on the table immediately below. The following table sets forth as of April 1, 2002 certain information as to the common stock beneficially owned by the Prestige Bancorp Employee Stock Ownership Plan (the "ESOP") and each other 5% or greater stockholder of the Company.

5% OR BETTER BENEFICIAL OWNERSHIP
------------------------------------------------------------------------------------------------
                                                   AMOUNT AND NATURE OF     PERCENT OF SHARES OF
                                                  BENEFICIAL OWNERSHIP OF       COMMON STOCK
                                                    COMMON STOCK AS OF       OUTSTANDING AS OF
NAME AND ADDRESS OF BENEFICIAL OWNER                   APRIL 1, 2002           APRIL 1, 2002
------------------------------------              -----------------------   --------------------
Morris Propp....................................          100,985(1)                9.53%
366 Eagle Drive
Jupiter, FL 33477

Prestige Bancorp Employee Stock Ownership
  Plan..........................................          100,613                   9.50%
710 Old Clairton Road
Pleasant Hills, PA 15236

Jeffrey L. Gendell..............................           82,036(2)                7.74%
Tontine Financial Partners, L.P., et al
200 Park Avenue, Suite 3900
New York, NY 10166

John A. Stiver..................................           76,364(3)                7.20%
710 Old Clairton Road
Pleasant Hills, PA 15236

---------------

(1) Based on a Schedule 13D filed on May 31, 2000 on behalf of Morris Propp and Melvin Heller.

(2) Based on a Schedule 13D filed on January 2, 2001 on behalf of Tontine Financial Partners, L.P., Tontine Management, L.L.C. and Jeffrey L. Gendell.

(3) Based on materials supporting Form 8-K filed May, 2001. This figure includes 846 shares of common stock of the Company covered by vested options to purchase common stock of the Company held by Mr. Stiver.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The common stock of the Company is registered pursuant to Section 12(g) of the 1934 Act. The officers and directors of the Company and beneficial owners of greater than 10% of the common stock ("10% beneficial owners") are required to file reports on Forms 3, 4 and 5 with the SEC disclosing changes in beneficial ownership of the common stock. Based on the Company's review of such ownership reports, no officer, director or 10% beneficial owner of the Company failed to file such ownership reports on a timely basis for the fiscal year ended December 31, 2001.

                             PROPOSAL I--THE MERGER

     The information in this proxy statement concerning the terms of the merger is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Appendix A and incorporated by reference herein. All stockholders are urged to read the merger agreement in its entirety, as well as the opinion of our financial advisor attached as Appendix B.

GENERAL

     As soon as possible after the conditions to consummation of the merger described below have been satisfied or waived, and unless the merger agreement has been terminated, Prestige and a subsidiary of Northwest Bancorp, Inc. will merge in accordance with Pennsylvania law. Prestige will be the surviving corporation of the merger and will become a subsidiary of Northwest Bancorp, Inc. After the merger, Prestige will be liquidated or merged into Northwest Bancorp, Inc. Immediately after the merger/liquidation is completed, Prestige Bank will merge with and into Northwest Savings Bank. Northwest Savings Bank and Northwest Bancorp, Inc. will be the surviving bank and bank holding company, respectively.

     Upon completion of the merger of Northwest Merger Subsidiary with and into Prestige, our stockholders will be entitled to receive $13.75 in cash for each share of Prestige common stock they hold and will cease to be stockholders of Prestige. Our directors and the directors of Prestige Bank are permitted to continue as an advisory board for one year after the closing.

The Companies:

  Prestige Bancorp, Inc.
  710 Old Clairton Road
  Pleasant Hills, Pennsylvania 15236

     Prestige is a Pennsylvania corporation and the parent savings and loan holding company of Prestige Bank, a Federal Savings Bank. Prestige Bank is headquartered in Pleasant Hills, Pennsylvania and operates four branch offices located in Allegheny County in southwestern Pennsylvania.

  Northwest Bancorp, Inc.
  301 Second Avenue
  Warren, Pennsylvania 16365

     Northwest Savings Bank is a Pennsylvania-chartered savings bank which is headquartered in Warren, Pennsylvania. Northwest Savings Bank operates 118 branch offices located throughout Central and Western Pennsylvania and eastern Ohio. Northwest Bancorp, Inc. is the parent company of Northwest Savings Bank. Northwest Bancorp, MHC, which is also a party to the Merger Agreement, is a federal mutual holding company which owns a majority of the shares of Northwest Bancorp, Inc.

BACKGROUND OF THE MERGER

     Over the last several years, the financial services industry has become increasingly competitive and has undergone industry-wide consolidation. The market in which Northwest and Prestige operate has been affected by this trend, experiencing a period of acquisition and consolidation that has affected many of the banks and thrift institutions. In response to these developments, the board of each of Northwest and Prestige has, on an ongoing basis, considered strategic options for increasing stockholder value, including potential acquisitions of other institutions.

     After exploring alternative means of enhancing shareholder value on a short and long-term basis, the Board of Directors of Prestige Bancorp, Inc. retained FinPro, on October 4, 2001, to conduct discovery for a potential sale of the Bank through a confidential bidding process. Additionally FinPro met with the Board to review a list of potential acquirers prepared by FinPro and previously discussed with particular members of Prestige Bancorp's executive staff. In order to maintain an organized process and to limit the impact on the operations of Prestige Bank, the Board limited the list of potential acquirers to approximately nine, all of which were located in Western Pennsylvania and which were deemed by the Board, and FinPro, to be the most likely candidates to consummate a potential deal.

     During the weeks ended October 8, 2001 and October 15, 2001, FinPro assisted Prestige in compiling a confidential investor memorandum to distribute to potential acquirers. FinPro contacted the selected potential acquirers to ascertain interest on a "no name" basis during the weeks of October 15, 2001 and October 22, 2001. All selected potential acquirers expressed interest. After the selected potential acquirers signed confidentiality agreements, FinPro disclosed that Prestige was the seller. At that time, process letters and confidential investor memoranda were sent to the potential acquirers with instructions that indications of interest were due November 7, 2001.

     The interested parties consisted of a mixture of commercial banks, public thrifts, a mutual thrift and a mutual holding company. From examination of public financial statements and disclosures, all participants had sufficient capital, and asset size to complete the deal.

     On November 7, 2001, FinPro received five indications of interest that complied with the deadline request. FinPro spoke with the five potential acquirers that submitted an indication of interest in order to clarify the terms and to discuss alternative pricing and consideration scenarios.

     FinPro reviewed the expressions of interest and ranked them according to the benefits offered to shareholders, customers and employees. When ranking the expressions of interest, FinPro considered among other things the overall price per share to be paid and the ability of the bidder to complete the merger without contingencies. FinPro continued negotiations with three of the five institutions and allowed each of them to conduct due diligence on Prestige. Due diligence was conducted in late November 2001.

     Final and best bids were then requested from the three remaining institutions. Shortly thereafter two of the three institutions submitted final bids while one institution declined to bid after due diligence but still maintained interest. FinPro reviewed the final bids and ranked them according to the benefits offered to shareholders. The ranking of the expressions of interest were presented to the Board on December 3, 2001.

     Northwest was selected by the Prestige Board of Directors and was notified by FinPro and Prestige's CEO. Immediately after this process, counsel for both Prestige and Northwest began drafting a definitive agreement. Additionally, Northwest and Prestige conducted additional and concurrent due diligence during the week of December 17, 2001. The drafting and negotiation of the definitive agreement continued through much of January 2002. On February 5, 2002, FinPro met with the Board and their legal counsel and reviewed the bid process and presented an oral fairness opinion, which concluded that the consideration offered by Northwest was fair from a financial point of view to Prestige's shareholders. At that time, Prestige's legal counsel reviewed the terms of the definitive agreement with the Board and discussion followed. The Board agreed to adjourn the meeting and scheduled another board meeting for February 7, 2002. During the meeting on February 7, 2002 discussion continued, FinPro presented a written fairness opinion and a Board resolution was unanimously approved and the definitive agreement was signed.

OUR REASONS FOR THE MERGER; RECOMMENDATION OF YOUR BOARD OF DIRECTORS

     Our Board of Directors believes that the terms of the merger agreement, which are the product of arm's length negotiations between representatives of Northwest Bancorp and Prestige, are in the best interests of our stockholders. In the course of reaching its determination, our Board of Directors considered the following factors:

     - information concerning our financial condition, results of operations, capital levels, asset quality and prospects,

     - industry and economic conditions,

     - our assessment of Northwest Bancorp's ability to pay the aggregate merger consideration,

     - the opinion of our financial advisor as to the fairness of the merger consideration from a financial point of view to the holders of our common stock,

     - the general structure of the transaction and the compatibility of management and business philosophy,

     - the greater resources and product offerings that the resulting bank can offer to the customers of Prestige after the merger,

     - the impact of the merger on the depositors, employees, customers and communities served by us through expanded commercial, consumer and retail banking products and services,

     - the ability of Northwest Bank after the merger to compete in relevant banking and non-banking markets, and

     - our strategic alternatives to the merger, including the continued operation of Prestige Bank as an independent financial institution.

     In addition, it is anticipated that the merger may enhance the Bank's ability to be removed from an OTS Supervisory Agreement currently in place which, among other things, restricts the Bank's ability to make commercial loans.

     In making its determination, our Board of Directors did not ascribe any relative or specific weights to the factors which it considered. The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but it does include the material factors considered by our Board.

     Our Board of Directors believes that the merger is in the best interests of Prestige and our stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF PRESTIGE'S FINANCIAL ADVISOR

     We retained FinPro, Inc., a financial consulting firm, on the basis of its experience, to render a written opinion to us as to the fairness, from a financial point of view, of the per share price to be paid for the outstanding shares of Prestige common stock, as set forth in the merger agreement. We placed no limitations on FinPro with respect to the investigation made, or procedures followed by FinPro in rendering its opinion.

     FinPro has been in the business of consulting for the bank and thrift industry for fourteen years, including the appraisal and valuation of bank and thrift institutions and their securities in connection with mergers, acquisitions and other securities transactions. FinPro has knowledge of and experience with the Pennsylvania bank and thrift market and financial organizations operating in that market. FinPro reviewed the negotiated terms of the merger agreement.

     On February 7, 2002, in connection with its consideration of the merger agreement, FinPro issued an opinion to the Board of Directors of Prestige that the proposed cash consideration of the merger, $13.75 per share as provided in the merger agreement, is fair and equitable, from a financial point of view, to Prestige and its shareholders. The analysis presented in the opinion was subsequently updated and confirmed in writing. A copy of the updated written opinion is attached as Appendix B to this proxy statement and should be read in its entirety by Prestige shareholders. FinPro's written opinion does not constitute an endorsement of the merger or a recommendation to any shareholder as to how such shareholder should vote at the special meeting.

     In rendering its opinion, FinPro reviewed certain publicly available information concerning Prestige and Northwest, including each party's audited financial statements and annual reports. FinPro considered many factors in making its evaluation. In arriving at its opinion regarding the fairness of the per share price, FinPro reviewed, among other things: (i) the Agreement and the exhibits thereto; (ii) changes in the market for bank and thrift stocks; (iii) the performance of Prestige's and Northwest's common stock; (iv) trends and changes in the financial condition of Prestige and Northwest; (v) the most recent annual report to shareholders of Prestige and Northwest; (vi) quarterly reports on Form 10-Q of Prestige and Northwest; (vii) the budget of Prestige; (viii) the most recent audit letter to Prestige and Northwest; and (ix) other market data, studies and analyses that were considered appropriate.

     In addition, FinPro discussed with the management of Prestige its operating performance and future prospects, primarily with respect to the current level of Prestige's earnings and future expected operating results, giving weight to FinPro's assessment of the future of the thrift industry and Prestige's performance within the industry. FinPro compared the results of operation of Prestige with the results of operation of all publicly traded thrift institutions and a selected Comparable Trading Group.

---------------------------------------------------------------------------------------
                                                      FOR THE LAST TWELVE MONTHS
                                                ---------------------------------------
                                                            COMPARABLE         ALL
                                                             TRADING        PUBLICLY
                                                              GROUP       TRADED THRIFT
                                                PRESTIGE      MEDIAN         MEDIAN
                                                --------    ----------    -------------
  BALANCE SHEET:
     Assets ($000's)..........................  $197,845     $173,570       $479,484
  ASSET GROWTH................................     -5.91%        1.97%          5.86%
     LOANS TO ASSETS..........................     73.92%       67.60%         69.01%
       Deposits to Assets.....................     65.06%       74.03%         67.25%
       Borrowing to Assets....................     28.20%       16.75%         19.80%
       Tangible Equity to Tangible Assets.....      6.11%        8.39%          9.03%
  ASSET QUALITY:
     NONPERFORMING LOANS TO LOANS.............      4.50%        1.12%          0.45%
       Nonperforming Assets to Assets.........      3.46%        0.74%          0.38%
       Reserves to Nonperforming Loans........     50.75%       89.03%        136.35%
       Reserves to Loans......................      2.28%        0.99%          0.89%
  INCOME STATEMENT AND PROFITABILITY:
     RETURN ON AVE. ASSETS....................     -1.02%        0.25%          0.80%
       Return on Ave. Equity..................    -16.92%        2.98%          8.01%
       Yield on Earning Assets................      6.97%        7.32%          7.37%
       Cost of Funds..........................      4.77%        5.01%          4.71%
       Net Interest Margin....................      2.44%        2.66%          3.14%
       Noninterest Income to Ave. Assets......      0.44%        0.43%          0.51%
       Noninterest Expense to Ave. Assets.....      2.67%        3.09%          2.31%
       Efficiency Ratio.......................     94.23%       84.15%         62.78%
  DIVIDENDS:
     Current Dividend Yield...................      0.00%        2.61%          2.41%
     LTM Dividend Payout Ratio................        NM        48.48%         33.01%
  MARKET PRICING AT MARCH 8, 2002
     Price to LTM EPS.........................        NM        29.76x         14.28x
     Price to LTM Core EPS....................        NM        24.30x         14.52x
     Price to Book Value......................    118.16%       81.33%        111.10%
     Price to Tangible Book Value.............    118.16%       81.62%        116.65%
---------------------------------------------------------------------------------------

      Source: The SNL DataSource, data is for the last twelve months updated through March 8, 2002 unless otherwise noted.

     THE COMPARABLE TRADING GROUP IS COMPOSED OF: BROADWAY FINANCIAL CORPORATION
(BYFC), FIDELITY FEDERAL BANCORP (FFED), INDEPENDENCE FEDERAL SAVINGS BANK
(IFSB), LEXINGTON B&L FINANCIAL CORP. (LXMO), MYSTIC FINANCIAL, INC. (MYST), NORTH BANCSHARES, INC. (NBSI), PITTSBURGH FINANCIAL CORP. (PHFC), AND SOUTHFIRST BANCSHARES, INC. (SZB).

     Many variables affect the value of financial institutions, not the least of which is the uncertainty of future events, so that the relative importance of the different valuation variables differs in different situations, with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size, history of past sales of the entity's stock and special ownership or management considerations.

     FinPro analyzed the total deal price on a cash equivalent fair market value basis using the standard evaluation techniques (as discussed below) including, but not limited to, comparable sales multiples and the net present value of dividends and terminal value based on certain assumptions of projected growth, earnings and dividends.

MARKET VALUE

     Market value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree to transfer shares. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the thrift institution being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small thrift with a thin market for its stock is normally determined by comparison to the median price to earnings, price to equity and dividend yield of local or regional publicly-traded thrift institutions, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a thrift is determined by the previous sales of thrifts. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves similar emphasis as the investment value as discussed below.

     FinPro maintains substantial files concerning the prices paid for thrift institutions nationwide. The database includes transactions involving Pennsylvania thrift institutions and thrift institutions in the Mid-Atlantic region of the United States over the last five years. The database provides comparable pricing and financial performance data for thrift institutions sold or acquired. Organized by different peer groups, the data present averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Prestige, FinPro has considered the market approach and has evaluated price to earnings, price to equity, price to tangible equity and franchise premium to core deposits for a defined comparable group.

SELECT MERGER MULTIPLES

     During FinPro's analysis of recent merger multiples in relationship to the proposed transaction, FinPro placed a heavy reliance on the "Comparable Group" multiples. The "Comparable Group" was composed of all fully converted thrift institutions that announced sales between January 1, 2000 and March 8, 2002 with a deal value between $10 million and $50 million where the target institution had a return on average equity less than 5.00%. The following table illustrates the maximum, minimum and median multiples of the "Comparable Group".

-----------------------------------------------------------------------------------------
                                                    PRICE TO    PRICE TO      FRANCHISE
                                        PRICE TO    TANGIBLE      LTM        PREMIUM TO
                                          BOOK        BOOK      EARNINGS    CORE DEPOSITS
-----------------------------------------------------------------------------------------
  Maximum.............................  147.15%     147.15%      57.83x        10.02%
  Minimum.............................   91.68%      91.68%      22.11x         0.85%
  Median..............................  108.12%     108.12%      31.38x         4.01%
  Prestige Acquisition Multiples......  120.61%     120.61%          NM         2.30%
-----------------------------------------------------------------------------------------

      Source: SNL Securities, FinPro Calculations

     The financial performance characteristics of the selected thrift organizations vary, sometimes substantially, from those of Prestige. As such, this analysis is not a simple mathematical formula, but rather a series of considerations and judgements, regarding the financial performance and value of each of the companies.

INVESTMENT VALUE

     The investment value is sometimes referred to as the income value or earnings value. One investment value method frequently used estimates the present value of an enterprise's future earnings or cash flow. Another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a thrift to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated. The investment value method, which was analyzed in connection with this transaction, was the net present value of dividends stream and terminal value, which is discussed below.

NET PRESENT VALUE OF DIVIDENDS STREAM AND TERMINAL VALUE

     The investment of earnings value of any banking institution's stock is an estimate of present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. FinPro calculated a net present value of dividends stream and terminal value through 2006 under a number of iterations. Earnings for 2002 and 2003 were based on Prestige's budget and a budget scenario assuming that the OTS would lift the restriction on originating commercial loans. The annual earnings growth rates for years 2004 to 2006 ranged from 10.00% to 20.00%, with dividends beginning in 2004 assuming a 25% payout ratio. The terminal value was approximated using an acquisition price to earnings multiple of 31.38x, which resulted in acquisition price to book multiples ranging from 97.19% to 146.41%. Discount rates between 8.00% and 12.00% were utilized. Based on these assumptions, FinPro's calculation of the net present value of the dividends stream and terminal value per share ranged between $6.87 and $13.03. FinPro's computations were based on an analysis of the thrift industry, the economic and competitive situations currently existing in Prestige's market area and its current financial condition.

CONCLUSION

     When the market value and investment value methods are subjectively weighed, using the appraiser's experience and judgment, it is FinPro's opinion that the proposed merger consideration is fair from a financial point of view to the holders of Prestige's common stock.

     In rendering its opinion, FinPro did not independently verify the asset quality and financial condition of Prestige or Northwest, but instead relied upon the data provided by or on behalf of Prestige and Northwest to be true and accurate in all material respects.

     Prior to being retained as Prestige's financial advisor, FinPro has provided financial advisory and consulting services to Prestige. The revenues derived from these services are insignificant when compared to the firm's total gross revenues.

     FinPro acted as Prestige's financial advisor in connection with the merger. Finpro received a cash fee of $5,000 in October, 2001, and will receive a fee equal to 1.00% of the aggregate deal value, or approximately $150 thousand, a portion of which is contingent upon consummation of the merger. In addition, FinPro will be reimbursed for reasonable expenses related to the merger and Prestige has indemnified FinPro in connection with any matter related to the merger.

PROCEDURES FOR COMPLETING THE MERGER

     You will receive cash for your shares of Prestige stock.

     Upon completion of the merger, each outstanding share of Prestige common stock (other than treasury shares) shall be converted into and represent the right to receive $13.75 in cash without any interest thereon. The aggregate amount of the cash payment represents the merger consideration. The merger consideration to be paid in connection with the merger is expected to be approximately $14.7 million, including payment for the cancellation of all Prestige stock options and unvested restricted shares, assuming all such options and unvested restricted shares are cancelled.

Treatment of Options and Restricted Shares

     At the effective time of the merger, each vested and unvested stock option to purchase Prestige common stock issued pursuant to the Prestige Stock Option Plan that has not been exercised before the merger is completed will be canceled and the holder of the unexercised stock option will be entitled to receive a cash payment equal to $13.75 less the exercise price per share of the stock option, multiplied by the number of shares of Prestige common stock subject to the stock option, less any required tax withholding. Vesting will also be accelerated for recipients of restricted stock awards under the Management Recognition and Retention Plan, and they will be entitled to receive a cash payment equal to $13.75 for each previously unvested share.

Procedure for Surrendering Your Certificates

     At or prior to the effective time of the merger, or at such other time or times as the bank or trust company that will serve as exchange agent may otherwise request, Northwest Bancorp, Inc. will deliver to the exchange agent an amount of cash equal to the aggregate merger consideration. The exchange agent receiving the deposit will act as paying agent for the benefit of the holders of certificates of Prestige common stock in exchange for the merger consideration. Each holder of Prestige common stock (other than unvested restricted shares) who surrenders his or her Prestige shares to the exchange agent will be entitled to receive a cash payment of $13.75 per share of Prestige common stock upon acceptance of the shares by the exchange agent.

     No later than five business days after the effective time of the merger, a letter of transmittal will be mailed by the exchange agent to Prestige stockholders. The letter of transmittal will contain instructions for surrendering your certificates of Prestige common stock.

     YOU SHOULD NOT RETURN YOUR PRESTIGE COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY, AND YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

     If a certificate for Prestige common stock has been lost, stolen or destroyed, the exchange agent is not obligated to deliver payment until the holder of the shares delivers:

     - an appropriate affidavit by the person claiming the loss, theft or destruction of his or her certificate, and

     - if required by the exchange agent or Northwest Bancorp, Inc., an indemnity agreement and bond.

     After twelve months following the effective time of the merger, the exchange agent will deliver to Northwest Bancorp, Inc. any funds not claimed by former Prestige stockholders. Thereafter, the payment obligation for any certificate representing Prestige common stock which has not been satisfied will become the responsibility of Northwest Bancorp, Inc..

     If certificates for Prestige common stock are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental agency, the unclaimed amounts will become the property of Northwest Bancorp, Inc. to the extent permitted by applicable law, free and clear of all claims or interest of any person previously entitled to such property. None of Northwest Bancorp, Inc., Prestige, the exchange agent or any other party to the merger will be liable to any former holder of Prestige common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

THE MERGER AGREEMENT

Representations and Warranties Made by Us, Prestige Bank and Northwest

     The merger agreement contains representations and warranties made by us, Northwest Bancorp, Inc. and Northwest Savings Bank which are customary for this type of merger transaction, including, among others, representations and warranties concerning:

     - the organization and registration of Prestige, Prestige Bank, Northwest Bancorp, Northwest MHC and Northwest Savings Bank,

     - the due authorization, execution, delivery and performance of the merger agreement,

     - the accuracy of the financial statements of Northwest and us,

     - compliance of Northwest and us with applicable law,

     - governmental approvals required for the consummation of the merger,

     - the absence of legal actions that would materially impede or delay consummation of the merger, and

     - the absence of any required consents, except as specifically described.

     We made certain additional representations and warranties (which are also customary), among others, regarding our capitalization, our subsidiaries, the absence of certain interim events, the absence of any broker's and finder's fees other than that owed to Finpro, other material agreements, litigation matters, employee and officer benefit plans, environmental matters, the adequacy of insurance coverage, the status of our loan and investment portfolios, the absence of certain defaults, the value of real estate loans and investments, tax matters, the absence of derivative contracts, real estate and other assets owned or leased by us, the accuracy of our SEC filings, related party transactions, termination benefits, the absence of brokered deposits, the inapplicability of certain anti-takeover laws, the absence of post-closing registration obligations, the absence of dissenter's rights and the receipt of a fairness opinion from Prestige's financial advisor regarding the merger, the material interests of certain persons in the merger and the accuracy of our disclosures.

     Northwest Bancorp and Northwest Savings Bank has represented that it will have the funds sufficient to pay the merger consideration required of it under the merger agreement.

     Some of the representations and warranties made by us are qualified by materiality. The representations, warranties, agreements and covenants in the merger agreement will expire when the merger takes place, except for agreements and covenants that by their terms are to be performed after the merger. If the merger agreement is terminated, there will be no liability on the part of either us or Northwest Bancorp and Northwest Savings Bank other than the possible payment of liquidated damages as discussed below under "Termination of the Merger Agreement."

Conditions to the Merger

     The respective obligations of Prestige Bancorp, Prestige Bank, Northwest Bancorp and Northwest Savings Bank to effect the merger are subject to the satisfaction or waiver of the following conditions specified in the merger agreement:

     - the delivery of certified resolutions indicating that the party has obtained all applicable corporate approvals,

     - the receipt of all required regulatory and other approvals, consents or waivers,

     - the absence of any order, decree or injunction of a court or agency of competent jurisdiction which prevents the completion of the merger transactions,

     - the material accuracy of the other party's representations and warranties,

     - the performance by the other party of its obligations contained in the merger agreement in all material respects, and

     - the receipt of certain officers' certificates.

     Prestige Bancorp and Prestige Bank's obligation to effect the merger also is subject to the approval of the merger by our stockholders. Northwest Bancorp and Northwest Bank's obligation to complete the merger is also subject to their receipt of an appropriate tax opinion from their counsel and the absence of any material adverse change in Prestige Bancorp.

     There can be no assurance that the conditions to consummation of the merger will be satisfied or waived. The merger will become effective when the certificate of merger is filed with the Secretary of State of the Commonwealth of Pennsylvania. It is currently anticipated that the effective time of the merger will occur during the third quarter of 2002.

Covenants and Agreements

     We have agreed that from the date of the merger agreement until the completion of the merger we will:

     - generally conduct business in the ordinary course,

     - use reasonable good faith efforts, to (i) preserve the organization, (ii) maintain good relationships with customers and employees, and (iii) preserve our goodwill.

     We have agreed that we will not, without Northwest's consent:

     - amend any provision of our basic corporate documents;

     - suffer the imposition of a lien on any share of stock ;

     - waive or release any material right or cancel or compromise any material debt or claim;

     - make any changes in our stock;

     - pay dividends;

     - change compensation levels except for normal increases in the ordinary course of business;

     - hire any new employees without consulting with Northwest Bancorp prior to such hiring;

     - add or change any employee benefit plans or increase payments to the plans;

     - merge with any other corporation;

     - sell or lease any substantial assets or buy a substantial part of another business;

     - add or relocate branches, except for the planned relocation of our Bethel Park branch;

     - borrow money except in the ordinary course of business;

     - change bank policies;

     - acquire any new loan participation or servicing rights;

     - make any new loan, or increase any loan, in excess of $300,000;

     - make a loan or increase a loan if our exposure to any one borrower or affiliated borrowers would exceed $750,000;

     - renew or extend any lease;

     - make capital expenditures over $10,000 individually or $50,000 in the aggregate;

     - generally, purchase any security not rated "A" or higher or with a remaining term of more than five (5) years;

     - make a new loan to an officer or director;

     - materially change the pricing of our deposit or loan accounts;

     - enter into any arrangement not in the ordinary course of business;

     - change our method of accounting;

     - enter into any hedging, futures or other derivative or high risk investments;

     - discharge any lien or pay any obligation other than when due or in the ordinary course of business;

     - take any action that would cause any of our representations in the merger agreement not to be true as of the merger or that could delay the merger;

     - acquire real property (other than foreclosing on residential property) without obtaining a phase one environmental report;

     - settle any claim involving in excess of $50,000 or which involves a precedent which could be material to us;

     - agree to do any of the above.

     We will give Northwest Bancorp and its representatives reasonable access to our properties and records and will make our representatives available. The records would be kept confidential and each party will destroy or return any records obtained from the other if the merger doesn't take place.

     Northwest Bancorp and Northwest Savings Bank will prepare all applications for all necessary regulatory approvals and will use their best efforts to obtain as promptly as practicable after the date hereof all regulatory approvals necessary or advisable to consummate the transactions contemplated by this Agreement. We will furnish Northwest Bancorp with all appropriate and accurate information when needed for the applications. The parties will cooperate and consult on such applications and will share copies of all application materials.

     We will use our best efforts to obtain shareholder approval to complete the merger; Northwest Bancorp and we will take all action desirable to permit completion of the mergers including (A) obtaining required consents, and (B) requesting the delivery of appropriate opinions from counsel.

     We are required to prepare, file, and mail this proxy statement (subject to Northwest's review) and make sure it conforms to legal requirements. Northwest is required to cooperate in its preparation. All of the information supplied by Northwest relating to Northwest for the proxy statement should be sufficiently true and correct so as not to cause the information to be misleading.

     Prestige has also agreed that, after the date of the merger agreement and until it terminates, neither Prestige, nor any of our employees or representatives will, directly or indirectly, initiate, solicit or encourage any inquiries, or have any discussions, concerning (or that may lead to) an alternate acquisition proposal. Prestige will not authorize anyone to take such action on its behalf, and we will notify Northwest of all inquiries and proposals that are received. However, our board of directors may furnish information to, or have discussions with, anyone that makes an unsolicited alternate acquisition proposal before our shareholder meeting if the board of directors receives an opinion from its financial advisor that the proposal may be superior to the merger and the board concludes, based on the advice of independent legal counsel, that such action is necessary for the board of directors to comply with its fiduciary duty under applicable law. We agree to notify Northwest Bancorp of the alternate offer and receive from such person a confidentiality agreement. Our board of directors may also notify its shareholders of a proposed tender offer if it is required by SEC rules governing tender offers, or our board may withhold its recommendation to shareholders because there exists a superior proposal, if the board receives advice of legal counsel that such action is necessary for the board to meet its fiduciary duties. An alternative acquisition proposal means a proposal for any merger or similar transaction, or any transfer of 20% or more of our assets or a tender offer for 20% or more of our stock.

     From the date of the merger agreement through the date of the merger, Northwest Bancorp and Northwest Savings Bank each will use its best efforts to preserve its business organizations and the goodwill of its customers and employees, and neither will amend its charter or to be inconsistent with the consummation of the merger, or take any action that would result in making their representations and warranties untrue or adversely affect the receipt of the required regulatory approvals or adversely affect the consummation of the merger.

     We will generally provide copies of minutes of our corporate meetings to Northwest, unless it concerns matters under this agreement which the board deems should be kept secret from Northwest (such as a discussion of a potential breach by Northwest).

     We also agree that from and after the date of the merger agreement:

     - Company directors shall each agree to vote their shares for the merger;

     - We may retain a proxy solicitor in connection with the solicitation of shareholder approvals of the merger agreement;

     - We will use our best efforts to extend contracts if requested by Northwest;

     - We will permit a representative of Northwest to attend any meeting of our board of directors (other than confidential discussions);

     - We will provide monthly reports on troubled loans;

     - We will cooperate in conforming certain of our accounting procedures to those of Northwest, but material accounting changes will be made only after all conditions to the merger have been satisfied;

     - Our board of directors agrees to recommend approval of the merger to the Prestige Bancorp shareholders (subject to the exercise of their fiduciary duty in the face of a superior offer, as discussed above); and

     - We will take all steps necessary to have a meeting of shareholders for the approval of the merger within three (3) months of the merger agreement or as soon thereafter as is practicable.

     After the date of the merger agreement, we agree, and Northwest Bancorp agrees, that we will each:

     - Cooperate with the other in preparing and filing all other documents necessary to obtain any approvals, consents, waivers and authorizations required to complete the merger;

     - Cooperate in preparing and distributing any press release or other communications related to the merger;

     - Meet on a regular basis to discuss and plan for the conversion of our data processing systems to those used by Northwest, but we would not be obligated to take any such action prior to the merger and no conversion shall take place prior to the merger without our consent. If we take, at the request of Northwest, any action to facilitate the conversion that results in the imposition of any termination charges, Northwest will indemnify us, and pay us the costs of reversing any conversion process, if the merger is not consummated for any reason other than a breach of the merger agreement by Prestige, or a termination due to a superior offer;

     - Maintain reasonable insurance levels, maintain appropriate books and records, provide copies of our SEC filings to each other, and file returns for, and pay, all taxes;

     - Advise each other of any material adverse change or any event that would be likely to cause a material breach of our representations or agreements; and

     - Keep our disclosure schedules updated.

     We have given Northwest a good faith estimate of our fees and expenses for counsel, accountants, investment bankers and other professionals in preparation for the merger. And we will notify Northwest if we expect to exceed our budget. We will request prompt monthly invoices from our professional advisors and will notify Northwest Bancorp monthly of all of our out-of-pocket expenses. Prior to the merger, we will give Northwest a statement for all professional services through the merger.

Employee Benefit Plans/Severance

     The agreement provides generally that Prestige's Compensation and Benefit Plans may continue to be maintained separately, consolidated, or terminated by Northwest subject to the restrictions summarized below and described in more detail in the merger agreement.

     - If any plan is terminated or consolidated, employees of Prestige who continue as employees of Northwest after the Merger will generally be eligible to participate in any Northwest employee plan of similar character immediately upon such consolidation or termination. Continuing employees shall receive credit for service with Prestige for purposes of determining eligibility and vesting (but not for purposes of accruing or computing benefits) in any similar existing Northwest benefit plan, except that continuing employees shall be treated as new employees under the Northwest Employee Stock Ownership Plan and Northwest's annual holiday bonus program. Continuing employees will participate in new Northwest benefit plans, subject to any pre-existing conditions or exclusions to which any such persons are subject under Prestige's existing plans.

     - The continuing employees' years of service with Prestige or Prestige Bank shall also apply to satisfy any waiting periods, actively-at-work requirements and evidence of insurability requirements.

     - Subject to terms of the agreement, if Northwest terminates or consolidates any Prestige health, disability or life insurance plan, Northwest shall as soon as practicable make available to continuing employees and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to employees of Northwest, generally without a lapse in coverage.

     - Terminated Prestige employees have COBRA coverage.

     - Continuing Employees who become covered under a Northwest health plan shall be required to satisfy the deductible limitations of the Northwest health plan for the plan year in which the coverage commences, without offset for deductibles satisfied under the Prestige health plan.

     - Any pre-existing condition or exclusion in the Northwest health plans shall not apply to continuing employees or their covered dependents who had earlier satisfied such pre-existing condition or exclusion under a Prestige health plan.

     - Northwest may enroll Prestige's continuing employee's into Northwest's 401(k) plans, or, in the alternative, keep Prestige's existing plan operating for continuing employees. If the old plan is continued, Northwest will maintain a contribution level equal to the level of contribution provided to the Northwest 401(k) plan.

     - The Prestige Bank Employee Stock Ownership Plan (the "Prestige Bank ESOP") will be terminated as of the Merger and all shares held by the Prestige Bank ESOP will be converted into the right to receive the $13.75 per share payment, all outstanding Prestige ESOP indebtedness will be repaid from the proceeds of the Merger for the unallocated shares of Prestige common stock, and the remaining balance shall be allocated to Prestige Bank employees, as provided for in the Prestige Bank ESOP.

     - Northwest agrees to provide severance benefits to Mr. Schoen, Ms. White, Mr. Hein, and certain other employees as described under "Interests of Certain Officers and Directors" on Page 25 of this Proxy Statement.

     - If any former employee of Prestige is actually terminated by Northwest within six (6) months of the Merger (other than the five (5) employees receiving the benefits referred to above) he or she will receive two (2) weeks salary for each year of service with a minimum of eight (8) weeks of salary, and will receive health benefit coverage substantially similar to the coverage received by such person immediately prior to termination of employment for a period of six months following termination of employment or until enrolled in another health plan, whichever is first, subject to specified limitations.

     - Prior to the merger, Prestige will be permitted to grant forty-three (43) shares of restricted stock under its Restricted Stock Plan. Prior to the merger, Prestige will terminate its Stock Option Plan and Restricted Stock Option Plan, effective as of the Merger.

     - At the Merger, each option issued under the Prestige Stock Option Plan, regardless of whether such option is vested or exercisable, will be converted into the right to receive from Northwest a cash payment equal to $13.75 minus the option exercise price. There are 96,876 such options outstanding. Total payment will equal approximately $170,240.

     - Each share of restricted stock under the Prestige Restricted Stock Plan will automatically vest and the holder will be entitled to $13.75 for each share. There are a total of 11,311 shares of such restricted stock.

     - The Merger will not affect the right of any continuing employee to use his or her 2002 unused vacation accrued as of the Merger or to be paid accrued but unused vacation pay if the employee is terminated during 2002.

APPROVALS NEEDED TO COMPLETE THE MERGER

     In addition to the approval of the merger agreement by our stockholders, completion of the merger and the transactions contemplated by the merger agreement are subject to the prior approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Commonwealth of Pennsylvania Banking Department. The required applications for these approvals have been filed and are currently pending. In reviewing applications under the Home Owners Loan Act and the Bank Merger Act, the OTS and the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions and the convenience and needs of the communities to be served. In addition, the OTS and the FDIC may not approve a transaction if it will result in a monopoly or otherwise be anti-competitive.

     Under the Community Reinvestment Act of 1977, the OTS and the FDIC must take into account the record of performance of Prestige Bank and Northwest Savings Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. Prestige Bank and Northwest Savings Bank both received a "satisfactory" rating during their last Community Reinvestment Act examinations.

     The Pennsylvania Department of Banking also must approve the merger under its regulations. In addition, a period of between 15 and 30 days must expire following approval by the FDIC, within which period the United States Department of Justice may file objections to the merger under the federal anti-trust laws. Although we believe that the likelihood of such action by the Department of Justice is remote in this merger, there can be no assurance that the Department of Justice will not initiate such proceeding. If such proceeding is instituted or challenge is made, we cannot ensure a favorable result.

     We are not aware of any other regulatory approvals required for completion of the merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by Prestige stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

     There can be no assurances that the requisite regulatory approvals will be received in a timely manner, in which event the consummation of the merger may be delayed. If the merger is not consummated on or before October 1, 2002, the merger agreement may be terminated by either Northwest or us.

     It is a condition to the consummation of the merger that the regulatory approvals be obtained without any conditions or requirements that are unduly burdensome to Northwest. No assurance can be provided that any such approvals will not contain terms, conditions or requirements which fail to satisfy this condition of the merger.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT; ALTERNATIVE STRUCTURE

     By written approval of its Board of Directors, each party to the merger agreement may extend the time for the performance of any of the obligations or acts of the other party and may waive:

     - any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant to the merger agreement,

     - compliance with any covenant, undertaking or agreement, or

     - to the extent permitted by law, satisfaction of any condition of the merger agreement.

     The merger agreement may be amended at any time by mutual agreement of the parties as approved by their Boards; provided, however, that after our stockholders have adopted the merger agreement no amendment can modify the form or decrease the amount of the merger consideration to be received by our stockholders without their approval.

     Northwest may at any time modify the structure of the acquisition of Prestige provided that:

     - there are no adverse tax consequences to Prestige's shareholders;

     - the change will not increase the liabilities and/or duties of Prestige;

     - the $13.75 per share to be paid to our stockholders is not reduced and the form of the consideration is not changed or delayed; and

     - the change in the structure of the merger will not materially delay or jeopardize receipt of the required regulatory approvals of the merger or the tax opinion.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated in writing prior to the effective time of the merger by the mutual consent of the Boards of Northwest and Prestige or by the Boards of Prestige or Northwest if:

     - the other party has materially breached any of its covenants or agreements, and the breach has not been cured within 30 days after the giving of written notice,

     - any regulatory authority formally disapproves of the issuance of any necessary approval,

     - our stockholders fail to adopt the merger agreement,

     - the merger is not consummated by October 1, 2002, provided that the party seeking to terminate is not then in breach of any of its covenants, agreements or representations and warranties which resulted in the failure to consummate the transaction by the deadline,

     - the representations and warranties of the other party are not materially true and correct as of the date of the merger agreement, or are not materially true and correct as of the effective date of the merger, or

     - any other condition of the closing cannot be satisfied and is not waived.

     The merger agreement may be terminated by the Board of Northwest if our Board of Directors has received a superior proposal and fails to recommend, or fails to continue its recommendation, that our stockholders adopt the merger agreement or if our Board modifies, withdraws or changes in any manner adverse to Northwest its recommendation for adoption of the merger agreement.

     The merger agreement may be terminated by our Board if we have received an offer that is superior to the Northwest offer and Northwest has not timely matched the superior offer, and our Board has determined to accept the superior offer and simultaneously with the termination of the merger agreement we enter into an acquisition agreement with respect to the superior offer (subject to shareholder approval).

     In the event that the merger agreement is terminated, the merger agreement will become void and have no effect, except for:

     - provisions relating to confidential information,

     - provisions regarding the payment of $1.0 million in liquidated damages under certain specific circumstances.

     A fee in the amount of $1.0 million is payable to Northwest by Prestige following the occurrence of:

     - either party's termination of this agreement as a result of our receipt of a superior offer from a third party and our resulting acceptance thereof or the resulting withdrawal of our recommendation of the Northwest merger agreement, or

     - our entering into an agreement with a third party relating to an alternative proposal to acquire us or Prestige Bank or the consummation of such an agreement within one (1) year after (1) the termination of the merger agreement by Northwest due to our material breach of any of our covenants, agreements or representations and warranties and the breach is not timely cured; (2) the failure of our stockholders to adopt the merger agreement after the receipt of a competing acquisition proposal; or (3) October 1, 2002 if a meeting of our stockholders has not been held to vote on the adoption of the merger agreement, or

     - Northwest's termination of the agreement as a result of our willful breach of any provision of the merger agreement.

     A liquidated damages fee in the amount of $1.0 million is payable to Prestige by Northwest if Northwest Bancorp willfully breaches the merger agreement.

     If demand is made to pay the $1.0 million amount and such amount is timely paid, then the paying party is not liable for any other damages under the merger agreement.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS

     Some members of our management and Board of Directors may have interests in the merger that are in addition to or different from the interests of our stockholders. Our Board was aware of these interests and considered them in approving the merger agreement.

PRESTIGE STOCK OPTIONS

     As of April 16, 2002, directors and executive officers held options to purchase in the aggregate 52,278 shares of Prestige common stock under our stock option plan. Under the terms of the merger agreement, each director and executive officer of Prestige will receive payment for their stock options as described earlier in this proxy statement. The aggregate value of the payout for these stock options will be approximately $84,180.

PRESTIGE RESTRICTED STOCK AWARDS

     As of April 16, 2002, an aggregate of 8,496 unvested shares of our common stock have been awarded to our directors and executive officers pursuant to the Prestige management recognition plan. Under the terms of the Merger Agreement, each director and executive officer of Prestige and Prestige Bank will receive payment for their restricted shares as described earlier in this proxy statement. The aggregate value of the payment for these unvested restricted shares will be approximately $116,820.

PRESTIGE EMPLOYEE STOCK OWNERSHIP PLAN

     As of April 16, 2002, our ESOP held 65,988 shares of our common stock which had not yet been allocated to participants and which were pledged as collateral for the remaining $574,280 loan to the ESOP. The ESOP will be terminated on or about the completion of the merger, at which time the loan will be repaid with the cash received by the ESOP in the merger. Based on the number of unallocated shares and the current loan balance, the ESOP will have approximately $333,055 of cash after repayment of the ESOP loan, which cash will be allocated to the participants in accordance with the terms of the ESOP and distributed to participants in the ESOP following receipt of a favorable determination letter from the Internal Revenue Service.

SEVERANCE ARRANGEMENTS

     Mark Schoen, CEO and President of the Company and CEO of Prestige Bank, Patricia White, Executive Vice President and Treasurer of the Company and President and Treasurer of Prestige Bank, and James Hein, Chief Financial Officer of the Company and Prestige Bank, will receive severance benefits. The full amount of these payments, together with other benefits they will receive in connection with the merger, will not render such payments excess parachute payments under the Internal Revenue Code. The severance payments are approximately $240,000 to Mr. Schoen, $175,000 to Ms. White and $170,000 to Mr. Hein, excluding payments for stock options and restricted stock awards. These payments are subject to the authority of the OTS and the FDIC to object to such payments.

     Two other management employees of Prestige Bank also have been offered severance payments beyond the standard package from Northwest. Their aggregate severance payments are estimated to total approximately $121,000.

     Each person on the Board of Directors of the Company and Prestige Bank will be offered a seat on an advisory board of directors for Northwest after the Merger for the first year after the Merger. The chairman of the Prestige Board will receive $1,000 per month for services as an advisory director, all former outside directors of Prestige Bancorp will each receive $800 per month and all other inside directors shall receive $500 per month. After one year, fees paid to former directors of Prestige will be modified to conform to Northwest advisory board fees.

PROTECTION OF DIRECTORS, OFFICERS AND EMPLOYEES AGAINST CLAIMS

     After the merger, Northwest Bancorp and Northwest Savings Bank will indemnify each present and former director and/or officer of Prestige Bancorp and Prestige Bank as of the date of the merger -- the indemnified parties -- against all losses, expenses, and liabilities in connection with any claim arising out of matters existing at or prior to the merger if the claim is based in whole or in part on the fact that such indemnified party was a director or officer of Prestige Bancorp or Prestige Bank, to the fullest extent to which directors and officers can be indemnified under Pennsylvania law and the articles and bylaws of Prestige. Northwest will also advance the expenses of defending such claims to the extent permissible under law and Prestige Bancorp's articles and bylaws if the indemnified party agrees to repay such advances if it is subsequently determined that indemnification is not permitted under the circumstances. The agreement sets forth appropriate indemnification procedures.

     Northwest Bancorp will maintain in effect for three (3) years from the merger, the directors' and officers' liability insurance policy currently maintained by Prestige Bancorp, or similar substitute coverage, with respect to matters occurring prior to the merger.

YOU DO NOT HAVE DISSENTERS' RIGHTS OF APPRAISAL

     Under Pennsylvania law, if you do not wish to accept the cash payment provided for in the merger agreement, you do not have the right to dissent from the merger and to have an appraisal of the fair value of your shares conducted.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO YOU

     The exchange of our common stock for cash pursuant to the terms of the merger agreement will be a taxable transaction for federal income tax purposes under the Internal Revenue Code, and may also be a taxable transaction under state, local and other tax laws. A stockholder of Prestige will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the tax basis in the Prestige common stock exchanged by such stockholder pursuant to the merger. Gain or loss must be determined separately for each block of Prestige common stock surrendered pursuant to the merger. For purposes of federal tax law, a block consists of shares of Prestige common stock acquired by the stockholder at the same time and price.

     Gain or loss recognized by the stockholder exchanging his or her Prestige common stock pursuant to the merger will be capital gain or loss if such Prestige common stock is a capital asset in the hands of the stockholder. If the Prestige common stock has been held for more than one year, the gain or loss will be long-term. Capital gains recognized by an exchanging individual stockholder generally will be subject to federal income tax at capital gain rates applicable to the stockholder (up to a maximum of 38.6% for short-term capital gains and 20% for long-term capital gains), and capital gains recognized by an exchanging corporate stockholder generally will be subject to federal income tax which is generally at a rate of 35%.

     Neither Northwest nor Prestige has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to Prestige's stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to Prestige's stockholders with respect to any of the tax effects of the merger to stockholders.

     The federal income tax discussion set forth above is based upon current law and is intended for general information only. You are urged to consult your tax advisor concerning the specific tax consequences of the merger to you, including the applicability and effect of state, local or other tax laws and of any proposed changes in those tax laws and the Internal Revenue Code.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for under the purchase method of accounting. Under this method of accounting, Northwest and Prestige will be treated as one company as of the date of the merger, and Northwest will record the fair market value of Prestige's assets less liabilities on its consolidated financial statements. Acquisition costs in excess of the fair values of the net assets acquired, if any, will be recorded as an intangible asset. The reported consolidated income of Northwest will include our operations after the completion of the merger.

WHO PAYS FOR WHAT

     Except as otherwise described above concerning the payment of liquidated damages under certain circumstances, all out-of-pocket costs and expenses incurred in connection with the merger (including, but not limited to, counsel fees) will be paid by the party incurring such costs and expenses.

                           CERTAIN RELATED AGREEMENTS

PLAN OF MERGER

     In connection with the merger, Prestige Bancorp and Northwest Bancorp will enter into a plan of merger under which Prestige Bancorp immediately after the completion of the merger will be merged into Northwest Bancorp.

BANK MERGER AGREEMENT

     In connection with the merger, Prestige Bank and Northwest Savings Bank will enter into a bank merger agreement under which Prestige Bank and Northwest Savings Bank will merge, with Northwest Savings Bank being the surviving bank. The bank merger agreement provides that it may be terminated by mutual consent of the parties at any time and will be terminated automatically if the merger agreement is terminated.

VOTING AGREEMENT

     As an inducement for Northwest and Northwest Bank to enter into the merger agreement, the directors of Prestige entered into a voting agreement with Northwest and Northwest Bank. Pursuant to the voting agreement, our directors agreed to vote all of their shares of Prestige common stock owned, controlled or for which they possess voting power in favor of the adoption of the merger agreement.

                       PROPOSAL II--ELECTION OF DIRECTORS

     The Company's Bylaws require that Directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year period, with approximately one-third of the Directors elected each year. The Board of Directors currently consists of seven members. Two Directors will be elected at this Meeting to serve for three-year terms or until their successors are elected and qualified. Of course, if the merger with Northwest is completed, the terms of all directors will be terminated at the completion of the merger, except for their continuance as advisory board members as described under "Proposal I", above.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTORS, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

     Martin W. Dowling and Mark R. Schoen have been nominated by the Board of Directors of the Company to serve as Directors for three-year terms commencing on the date of the Meeting. Mr. Schoen and Mr. Dowling are currently members of the Board of Directors.

     The Board of Directors will consider nominees for Directors from stockholders, and such nominees, if properly presented to the Company in accordance with the terms of the Company's Articles of Incorporation, will be placed on the ballot at the annual meeting. A stockholder of the Company may submit a nomination for the Board of Directors no later than the close of business on the sixtieth (60th) day preceding the anniversary date of the immediately preceding Annual Meeting of the stockholders of the Company. Any such nomination must conform to the requirements of the Articles of Incorporation of the Company. However, the Board of Directors determines whether or not to recommend any stockholder nominees. No such nominations were received. It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominees endorsed by the Board of Directors of the Company. Each of the nominees of the Board of Directors has consented to serve as a Director if elected. If the nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend, or the size of the Board of Directors may be reduced to eliminate the vacancy. At this time, the Board of Directors knows of no reason why the nominees might be unavailable to serve. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF MR. SCHOEN AND MR. DOWLING.

     The following tables set forth the nominees and the Directors continuing in office, their respective names, ages, the year each became a Director of the Company (or the Savings Bank, in the event such individual served as a Director of the Savings Bank prior to the Conversion), the expiration date of their current term as a Director, and the number and percentage of shares of the common stock beneficially owned. The second table also sets forth the number of shares beneficially owned and aggregate percentage of beneficial ownership by the Directors and Executive Officers as a group.

             BOARD OF DIRECTORS NOMINEES FOR TERM TO EXPIRE IN 2005
                    AND BENEFICIAL OWNERSHIP OF COMMON STOCK

                                                                                            PERCENT OF
                                                                   CURRENT    SHARES OF      SHARES OF
                                                                    TERM     COMMON STOCK     COMMON
                                                        DIRECTOR     TO      BENEFICIALLY      STOCK
                    NAME                       AGE(1)   SINCE(2)   EXPIRE      OWNED(3)     OUTSTANDING
                    ----                       ------   --------   -------   ------------   -----------
Martin W. Dowling............................    75       1992      2002        10,593(4)        *
Mark R. Schoen(5)............................    48       1994      2002         9,247(6)        *

    INFORMATION ON DIRECTORS CONTINUING IN OFFICE AND EXECUTIVE OFFICERS AND
                      BENEFICIAL OWNERSHIP OF COMMON STOCK

                                                                                            PERCENT OF
                                                                   CURRENT    SHARES OF      SHARES OF
                                                                    TERM     COMMON STOCK     COMMON
                                                        DIRECTOR     TO      BENEFICIALLY      STOCK
                    NAME                       AGE(1)   SINCE(2)   EXPIRE      OWNED(3)     OUTSTANDING
                    ----                       ------   --------   -------   ------------   -----------
Charles P. McCullough........................    47       1995      2003        10,336(7)          *
James A. Nania...............................    54       2001      2003           649(8)          *
Patricia A. White(5).........................    56       1989      2004        47,852(9)      4.43%
Michael R. Macosko...........................    50       1992      2004        20,144(10)     1.90%
Morris Propp.................................    57       2001      2004       100,985(11)     9.53%
James M. Hein, CFO...........................    38        N/A       N/A        29,499(12)     2.76%
All Directors, Nominees and Executive
  Officers As a Group (8 Persons)............    --         --        --       229,305(13)    20.91%

---------------

  *  Does not exceed 1% of the Company's voting securities.

 (1) As of April 1, 2002.

 (2) Prior to the Conversion on June 27, 1996, the Savings Bank was a federal chartered mutual savings bank. The Company is a holding company that was created as part of the Conversion. As part of the Conversion, the then-directors of the Savings Bank were selected as Directors of the Company.

 (3) Beneficial ownership as of April 1, 2002.

 (4) This figure also includes 589 shares of common stock awarded to Mr. Dowling, but not yet vested, currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Dowling possesses the power to direct the exercise of voting rights. This figure does not include 81 shares of common stock of the Company covered by vested options to purchase common stock of the Company held by Mr. Dowling because the exercise price of such options was greater than the market price on April 1, 2002. This figure does include 1,580 shares which may be acquired upon the exercise of vested stock options whose exercise price was below the market price on April 1, 2002.

 (5) Mark R. Schoen and Patricia A. White are also executive officers of the Company. Mr. Schoen is Chief Executive Officer and President of the Company and Chief Executive Officer of the Savings Bank. Mrs. White is Executive Vice-President and Treasurer of the Company and President and Treasurer of the Savings Bank.

 (6) This figure includes 702 shares of common stock held by Mr. Schoen or Mrs. Schoen as custodian for minor children. This figure does not include shares of common stock of the Company owned by the ESOP for which Mr. Schoen acts as a co-trustee. This figure does not include shares of common stock of the Company held in the Management Recognition and Retention Plan and Trust, for which Mr. Schoen acts as co-trustee, which are not allocated to Mr. Schoen. This figure also includes 534 shares of common stock awarded to Mr. Schoen, but not yet vested, currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Schoen possesses the power to direct the exercise of voting rights. This figure does not include 81 shares of common stock of the Company covered by vested options to purchase common stock of the Company held by Mr. Schoen because the exercise price of such options was greater than the market price on April 1, 2002. This figure does include 1,252 shares which may be acquired upon the exercise of vested stock options whose exercise price is below such market price.

 (7) This figure includes 1,963 shares of common stock held individually by Mrs. McCullough through an IRA account. This figure also includes 507 shares of common stock awarded to Mr. McCullough, but not yet vested, currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. McCullough possesses the power to direct the exercise of voting rights. This figure does not include 81 shares of common stock of the Company covered by vested options to purchase common stock of the Company held by Mr. McCullough because the exercise price of such options was greater than the market price on April 1, 2002. This figure does include 1,257 shares which may be acquired upon the exercise of vested stock options whose exercise price was below such market price.

 (8) On February 21, 2001, the Board of Directors appointed Mr. Nania to serve the remainder of Mr. Hein's unexpired term until 2003. The 649 shares common stock awarded to Mr. Nania, but not vested, are currently held by the Management Recognition and Retention Plan and Trust over which shares he possesses the power to direct the exercise of voting rights.

 (9) This figure also includes 2,026 shares of common stock awarded to Mrs. White, but not yet vested currently held by the Management Recognition and Retention Plan and Trust over which shares Mrs. White possesses the power to direct the exercise of voting rights. This figure also includes 2,805 shares of common stock allocated to the account of Mrs. White established ESOP over which shares Mrs. White possesses the power to direct the exercise of voting rights. This figure includes 21,436 shares of common stock of the Company covered by vested options to purchase common stock of the Company held by Mrs. White.

(10) This figure includes 616 shares of common stock awarded to Mr. Macosko, but not yet vested, currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Macosko possesses the power to direct the exercise of voting rights. This figure does not include 81 shares of common stock of the Company covered by vested options to purchase common stock of the Company held by Mr. Macosko because the exercise price of such options was greater than the market price on April 1, 2002. This figure does include 1,689 shares which may be acquired upon the exercise of vested stock options whose exercise price was below such market price.

(11) This figure is based on a Schedule 13D collectively filed on May 31, 2000 on behalf of Morris Propp and Melvin Heller. This figure includes 521 shares common stock awarded to Mr. Propp, but not vested, which are currently held by the Management Recognition and Retention Plan and Trust over which shares he possesses the power to direct the exercise of voting rights.

(12) This figure also includes 1,756 shares of common stock awarded to Mr. Hein, but not yet vested currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Hein possesses the power to direct the exercise of voting rights. This figure also includes 2,668 shares of common stock allocated to the account of Mr. Hein established under the terms of the ESOP over which shares Mr. Hein possesses the power to direct the exercise of voting rights. This figure does not include shares of common stock of the Company owned by the ESOP for which Mr. Hein acts as co-trustee. This figure does not include shares of common stock of the Company held in the Management Recognition and Retention Plan and Trust, for which Mr. Hein acts as co-trustee, which are not allocated to Mr. Hein. This includes 9,822 shares of common stock of the Company covered by vested options to purchase common stock of the Company held by Mr. Hein.

(13) This figure includes additional shares of common stock described in the above footnotes with respect to each Director and Executive Officer. This figure also includes 2,665 shares of common stock held by Directors in a fiduciary capacity (other than related to the ESOP or the Management Retention and Recognition Plan and Trust) for another person or held by or for the benefit of family members of executive officers or directors. This figure includes unvested awards of 8,496 shares of common stock which have been granted to directors and executive officers of the Company and the Savings Bank under the Management Recognition and Retention Plan and Trust over which shares the named individuals possess the power to direct the exercise of voting rights and which such shares have been acquired by and held in the Management Recognition and Retention Plan and Trust. This figure also includes 5,473 shares of common stock owned by the ESOP which are allocated to executive officers over which such executive officers have the power to direct the exercise of voting rights. This figure includes 37,036 exercisable stock option shares. Vested options of this group to purchase an additional 324 shares of common stock were outstanding on April 1, 2002, but such shares were not included in this figure because the exercise price of such options was greater than the market price on April 1, 2002.

DIRECTOR AND EXECUTIVE OFFICER BIOGRAPHICAL INFORMATION

     Set forth below are the directors and executive officers of the Company and the Savings Bank together with information concerning the principal occupations during the last five years for such directors and executive officers.

     GEORGE BRIKIS was elected a Director of the Savings Bank in 2001 for a three-year term. Since 2000, he has been President of Brikis Financial Services, which specializes in corporate finance and commercial banking. From 1998 to 2000, Mr. Brikis served as CFO of American Metals and Coal International in Greenwich, CT. Mr. Brikis also has over 17 years corporate banking experience where he served as Executive Vice President at PNC Bank.

     MARTIN W. DOWLING has been a Director of the Company since its formation in 1996 and a Director of the Savings Bank since 1992. Mr. Dowling is a director of Jefferson Hills Real Estate, Inc. and president of Dowling Properties, Inc. He is also president of Town Hall Estates, Inc., a real estate development business. Mr. Dowling also serves as an advisory committee member of Jefferson Hospital and other healthcare-related organizations.

     JAMES M. HEIN was elected a Director of the Company by the Shareholders on April 26, 2000. On January 19, 2000, Mr. Hein was elected as a Director of the Savings Bank and appointed Chief Financial Officer of the Company. Mr. Hein is the Chief Financial Officer of the Savings Bank and has performed as such since January 1996. Prior to that time, Mr. Hein acted as the Controller of the Savings Bank. In connection with the formation of the Company and the Conversion of the Savings Bank, Mr. Hein was appointed the Controller of the Company. On February 21, 2001, Mr. Hein resigned as a Director of the Company, and James A. Nania was elected by the remaining Directors of the Company to serve the unexpired term of Mr. Hein.

     MICHAEL R. MACOSKO has been a Director of the Company since its formation in 1996 and a Director of the Savings Bank since 1992. Mr. Macosko is a pharmacist with Eckerd Drug, Inc. and has performed as such since 1995 with Eckerd Drug, Inc. and its predecessor Thrift Drug, Inc.

     CHARLES P. MCCULLOUGH has been a Director of the Company since its formation in 1996 and a Director of the Savings Bank since 1995. Mr. McCullough is an attorney and a shareholder with Tucker Arensberg, P.C., and has performed as an attorney at Tucker Arensberg, P.C. since November of 1995.

     JOHN MEEGAN was elected a Director of the Savings Bank in 2001 for a three-year term. He has been employed by Parker/Hunter, Inc. since 1993 and serves as Chief Financial Officer. Mr. Meegan is also a CPA and has over 20 years experience in finance and accounting.

     JAMES A. NANIA was elected a Director of the Company, effective March 1, 2001, to serve the remainder of Mr. Hein's term which expires in 2003. Mr. Nania was elected a Director of the Savings Bank on January 17, 2001 for a three-year term. He became Senior Vice President and Chief Financial Officer with Hallmark Health System in Melrose, MA in December 2001. Previously, he was employed by the South Hills Health System since 1986 and has performed as the Executive Vice President and Chief Financial Officer of South Hills Health System.

     MORRIS PROPP was elected a Director of the Company at the 2001 Annual Shareholders Meeting for a three-year term. He is a private investor.

     MARK R. SCHOEN has been a Director of the Company since its formation in 1996 and a Director of the Savings Bank since 1994. Mr. Schoen was named Chairman of the Company on November 15, 2000, and CEO of the Company on November 30, 2000 and President of the Company on February 21, 2001. He was elected Chairman of the Savings Bank on September 20, 2000 and the CEO of the Savings Bank on October 18, 2000. He commenced employment as the Savings Bank's CEO on December 29, 2000. Previously, Mr. Schoen was Projects Executive at e-Profile/Sanchez Corp., a provider of integrated, end-to-end operations and technology solutions to enable top-tier financial institutions to offer financial products and services. Mr. Schoen was also a senior manager of investment products and technology for SEI Investments, a company servicing the mutual fund industry, in 1999 and 2000. In 1998, Mr. Schoen was senior manager of Strategic Business Development with Pilgrim Baxter & Associates. He had been employed by Federated Investors from 1992-1998 as Director of Business Development for Financial Services and as AVP of Business and Technical Product Administration. At

Mellon Bank from 1991-1992, Mr. Schoen was AVP of Product and Technical Services. He was also employed by NCR Corporation from 1979-1991.

     PATRICIA A. WHITE has been a Director of the Company since its formation in 1996 and a Director of the Savings Bank since 1989. On January 19, 2000, Mrs. White was elected Executive Vice President and Treasurer of the Company, and President and Treasurer of the Savings Bank. Prior to that time, she held the positions with the Savings Bank of Executive Vice President since 1989 and Corporate Secretary since 1986. Her main duties include oversight of the marketing, compliance, security and residential and consumer loan origination areas of the Savings Bank. In connection with the formation of the Company and the Conversion, Mrs. White was also appointed Corporate Secretary of the Company. Her appointment as the Corporate Secretary of the Company and the Savings Bank concluded on January 18, 2000.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE COMPANY

     The Board of Directors of the Company meets on a monthly basis. Special meetings of the Board of Directors may be called by the Chairman of the Board or a majority of the Directors of the Company. During the fiscal year ending December 31, 2001, the Board of Directors met 13 times. No Director of the Company attended fewer than 85% of the total number of board meetings or committee meetings during this period. The Board of Directors of the Company has established the following committees:

     Compensation Committee. The Compensation Committee consists of three external Directors of the Company. For the fiscal year 2001, Michael R. Macosko was the chairman of the Compensation Committee. The Compensation Committee sets the level of compensation of the executive officers of the Company and the Savings Bank (other than compensation in the form of stock option and stock compensation awards). The Compensation Committee met twice in 2001.

     Nominating Committee. The Nominating Committee did not meet in 2002. On February 20, 2002, the Prestige Board of Directors nominated Mr. Dowling and Schoen to serve as Directors for three-year terms commending on the date of the Meeting. The Company's Bylaws provides for the possibility of shareholder nominations for directorships. Such nominations must be made by timely written notice to the Secretary of the Company and contain all information relating to the nominee which is required to be disclosed by the Company's Bylaws and by the Securities and Exchange Act of 1934. For additional information, see "Information With Respect to Nominees for Directors, Continuing Directors and Executive Officers" under "PROPOSAL II -- ELECTION OF DIRECTORS."

     Audit Committee. The Audit Committee consists of Messrs. Nania (Chairman), Dowling and Macosko. The Committee recommends engagement of the external auditors of the Company and the Savings Bank and reviews the audit reports of the external auditors and of the internal auditor of the Savings Bank and the Company. Additionally, the Committee reviews the Company's financial statements, internal controls, processes and policies. This Committee functions for both the Company and the Savings Bank. In accordance with new National Association of Securities Dealers standards on audit committee independence, all members of the Company's Audit Committee are independent. In addition, the Audit Committee Charter was adopted in May 2000 and was attached as an appendix to last year's proxy statement. The Audit Committee met five times during 2001.

     Report of the Audit Committee. The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 "Communication with Audit Committees," as amended. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and has discussed with the independent auditors their independence.

     The Audit Committee received the following information concerning the fees of the independent auditors for the year ended December 31, 2001, and have considered whether the provisions of these services is compatible with maintaining the independence of the independent auditors:

-    Audit Fees (including review of 10-Qs)............  $104,700
-    Financial Information Systems Design and
     Implementation Fees...............................  $      0
-    All other Fees....................................  $  6,100

     Based on the foregoing, the Audit Committee recommended to the Board of Directors that the consolidated audited financial statements be included in the Company's Annual Report on Form 10-K year for the fiscal year ended December 31, 2001.
                                          James A. Nania, Chairman
                                          Martin W. Dowling
                                          Michael R. Macosko

DIRECTORS' COMPENSATION

     There is no separate Board of Directors' fee for the meetings of the Board of Directors of the Company. Currently, external Directors of the Savings Bank are paid $800 per meeting and internal Directors of the Savings Bank are paid $500 per meeting. External Directors of the Company or the Savings Bank also receive $250 for each committee meeting attended for the Company or the Savings Bank. In addition, the Savings Bank and the Company each pays its Chairman of the Board a chairman's fee of $500 per month. The aggregate amount of fees paid to the Directors of the Company and the Savings Bank for the year ended December 31, 2001 for all board and committee meetings of the Company and the Savings Bank was $99,600.

     The Board of Directors of the Company adopted a Stock Option Plan and a Management Recognition and Retention Plan for the fiscal years ending December 31, 1997 and thereafter. Under these plans the non-employee directors are awarded stock options and stock on a formula basis. See "PROPOSAL II -- ELECTION OF DIRECTORS -- Benefits -- Stock Option Plan and Management Recognition and Retention Plan."

EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation paid by the Company and the Savings Bank for services rendered in all capacities during the year ended December 31, 2001 to the Chief Executive Officer of the Company and Savings Bank and President of the Company. No other executive officer of the Company or the Savings Bank received an annual salary plus bonuses during the fiscal year in an amount exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                 COMPENSATION
                                                                                   AWARDS(1)
                                                                            -----------------------
                                                                                         SECURITIES
                                                                OTHER       RESTRICTED   UNDERLYING
                                                                ANNUAL        STOCK       OPTIONS/     ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR(2)    SALARY    BONUS   COMPENSATION    AWARD(S)    SARS(#)(3)   COMPENSATION
 ---------------------------    -------   --------   -----   ------------   ----------   ----------   ------------
Mark R. Schoen................   2001     $120,230              21,000(4)                   --(5)       $17,500(6)
Chairman of the Board and        2000                 $ 0(7)                                --(5)       $25,282(8)
Chief Executive Officer of the
Company and Savings Bank and
President of the Company

---------------

(1) The Company adopted a Stock Option Plan and a Management Recognition and Retention Plan at the 1997 Annual Meeting.

(2) All compensation was paid by the Savings Bank. In 2001 and 2000, the Company reimbursed the Savings Bank for services rendered by Bank employees on behalf of the Company under a reimbursement agreement.

(3) No stock appreciation rights ("SARs") were granted. This column is the then current number of shares of common stock which can be purchased upon the exercise of vested stock options.

(4) Includes $3,000 in travel expenses and $18,000 in tuition reimbursement for attending an executive masters program at the University of Pennsylvania.

(5) Mr. Schoen has received no stock appreciation rights or options since his appointment as Chairman of the Board, Chief Executive Officer and President of the Company and Chairman of the Board and Chief Executive Officer of the Savings Bank. He does hold options to purchase 1,981 shares of common stock of the Company (1,333 of which are vested) which were awarded to him under the formula method described below prior to such appointment for service as a Director. See "Benefits -- Stock Option Plan."

(6) Mr. Schoen received $5,500 from a monthly $500 inside board member fee for the Savings Bank, $5,500 from a monthly fee as Savings Bank chairman, and $3,500 from a monthly $500 fee for Company chairman. Mr. Schoen waived further payment as Company chairman in July of 2001 and waived his future Bank chairman and director fees in November. Mr. Schoen received $3,000 from a $250 monthly travel allowance in 2001.

(7) Mr. Schoen's employment commenced on December 29, 2000, but on such date the last pay period for the Savings Bank and the Company for fiscal year 2000 had closed. The first pay drawn by Mr. Schoen was received on January 12, 2001.

(8) Mr. Schoen received board meeting fees and committee meeting fees of $7,550 prior to the time he was appointed Chairman of the Board of the Savings Bank and board meeting fees and committee meeting fees of $7,000 after he was appointed Chairman of the Board of the Savings Bank. In addition Mr. Schoen received aggregate fees as Chairman of the Boards of the Company and of the Savings Bank for the months of September, October, November and December of 2000 of $3,000. Mr. Schoen received reimbursement for travel and moving expenses during calendar year 2000 in the amount of $7,732.

Option/SAR Grants

     There were no stock options granted to executive officers in 2001. In addition, no shares were acquired as the result of exercising vested options by either executive officers or directors in 2001.

  AGGREGATED OPTION/SAR EXERCISED IN 2001/DECEMBER 31, 2001 OPTION/SAR VALUES

                                                                       NUMBER OF         VALUE OF
                                                                      SECURITIES        UNEXERCISED
                                                                      UNEXERCISED      IN-THE-MONEY
                                                                    OPTIONS/SARS AT   OPTIONS/SARS AT
                                                                       FY-END(#)          FY-END
                                             SHARES                 ---------------   ---------------
                                           ACQUIRED ON    VALUE      EXERCISABLE/      EXERCISABLE/
                  NAME                     EXERCISE(#)   REALIZED    UNEXERCISABLE     UNEXERCISABLE
                  ----                     -----------   --------   ---------------   ---------------
Mark R. Schoen(1)........................      --           --          1,333/648         $11/46
Chairman of the Board and Chief Executive
Officer of the Company and the Savings
Bank and President of the Company

---------------

(1) Mr. Schoen holds options to purchase 1,981 shares of common stock of the Company (1,333 of which are vested) which were awarded to him under the formula method described below prior to such appointment for service as a Director prior to his executive appointment. See "Benefits -- Stock Option Plan."

EMPLOYMENT AGREEMENT

     In conjunction with the retention of Mr. Schoen as Chief Executive Officer of the company and the savings bank and president of the company, the employers have each entered into two-year employment agreements with

Mr. Schoen which end, December 28, 2002. The terms of the agreement provide for the compensation set forth in the compensation table and as otherwise described below.

     Mr. Schoen's employment agreements are terminable with or without cause by the Employers. Mr. Schoen shall have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause, disability, retirement or death; provided, however, that for the remaining term of the employment agreements, Mr. Schoen may be entitled to supplemental disability benefits upon termination of employment due to disability. If Mr. Schoen's employment agreements are terminated by the Employers without cause, or for other than the disability, retirement or death of Mr. Schoen, Mr. Schoen, or in the event of his death, his beneficiary or estate, will be entitled to the continuation of the base salary and certain fringe benefits that Mr. Schoen was receiving at the time of such termination for the remaining term of the agreements. In the event Mr. Schoen's employment is terminated by one of the Employers but remains employed by the other Employer, Mr. Schoen shall have no claim against the former Employer. Mr. Shoen's employment agreements have been amended to provide that in the event of a change in control of the company, he shall receive an amount not to exceed twenty-four months base salary (i.e. no more than $240,000) as severance.

     Each of Mr. Schoen's employment agreements provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code, then such payments and benefits received thereunder shall be reduced to then extent needed to avoid being designated as excess parachute payments. Excess parachute payments generally are payments in excess of three times the average annual compensation from the employer during the most recent five taxable years. Under the terms of the Supervisory Agreement between Prestige Bank and the OTS, any "parachute payment" is subject to approval by the OTS and Federal Deposit Insurance Corporation. Any severance payments due to Mr. Schoen under the merger agreement are subject to the same limitation.

     Under the terms of the merger agreement with Northwest, described under Proposal I hereof, if the merger takes place Mr. Schoen has agreed to release the Company and Northwest from any and all obligations under his employment agreement in exchange for the $240,000 severance payment described under Proposal I. Management has been advised that such payments would not be considered to be excess parachute payments.

BENEFITS

DEFINED BENEFIT PLAN AND TRUST

     On May 16, 2001, the Board of Directors' of the Savings Bank ratified the action of one of its committees that terminated its noncontributory defined benefit pension plan and the curtailment of pension benefits to all eligible employees. Termination notices were given to employees April 30, 2001 and benefit accruals were frozen as of May 15, 2001. During the quarter ended June 30, 2001, the Bank recognized a pre-tax curtailment gain of approximately $479,000. A settlement loss of approximately $334,000 was recorded during the quarter ended December 31, 2001. Settlement distributions to participants totaled approximately $1,025,000 while the Bank had a reversion of cash from the pension plan settlement of approximately $246,000. From this reversion of $246,000, the Bank paid excise taxes of approximately $49,000. Mr. Schoen did not receive any distribution from the plan termination.

STOCK OPTION PLAN

     The shareholders of the Company, at the recommendation of the Board of Directors, adopted a 1997 Stock Option Plan for the Company and its subsidiaries at the Annual Meeting of the Company held on April 23, 1997. The Stock Option Plan provides for the grant of incentive stock options and non-incentive or compensatory stock options; the incentive stock options and the non-incentive stock options are referred to herein collectively as "stock options"). The Company awarded incentive stock options and/or non-incentive stock options to acquire shares of common stock from time to time to officers and key employees (excluding non-employee directors) of, and other persons providing services to, the Company, the Savings Bank and certain affiliates participating in the Stock Option Plan (collectively the "Employees"). Incentive stock options may only be granted to Employees.

Non-employee directors of the Company or the Savings Bank participating in the Stock Option Plan are not eligible to receive discretionary incentive stock options, but may only receive non-incentive stock options awarded pursuant to a formula system. No recipient of a stock option shall have any rights of a stockholder of the Company, including, without limitation, voting and dividend rights, until shares of common stock are issued to him and he becomes the record owner of such shares.

     The Stock Option Plan is administered and interpreted by the Board of Directors of the Company. The Board of Directors of the Company has the option to appoint an advisory committee of two or more non-employee directors of the Company to make recommendations concerning the level of the discretionary stock options and other administrative issues that arise during the operation of the Stock Option Plan. Under the Stock Option Plan, the Board of Directors of the Company determines which Employees will be granted options, whether such options will be incentive stock options or non-incentive stock options, the number of shares subject to each option, the exercise price (which must be at least fair market value at the time of the grant of the option), and whether such options may be exercised by delivering other shares of common stock and when such options become exercisable. Each non-incentive stock option and incentive stock option will be evidenced by a stock option agreement. Incentive stock options are further restricted by the terms of the Internal Revenue Code.

     Under the Stock Option Plan, non-employee directors of the Company and the Savings Bank participating in the Stock Option Plan have received non-incentive stock options on a formula basis. Subject to availability of shares of common stock allocated to formula awards, (i) each new non-employee director of the Company or the Savings Bank participating in the Stock Option Plan, received non-incentive stock options for 1,000 shares of common stock upon election to the Board of Directors of the Company or the Savings Bank, and (ii) for all annual meetings other than this annual meeting, each non-employee director of the Company or the Savings Bank participating in the Stock Option Plan received non-incentive stock options for 100 shares of common stock in consideration for serving as a director, the chairperson of the Board of Directors of the Company was awarded additional non-incentive stock options for 100 shares of common stock. Any person serving in the capacity of a non-employee director for more than one corporation participating in the Stock Option Plan (i.e. a person serving as a non-employee director of the Company and the Savings Bank) was limited to receiving formula awards under the Stock Option Plan with respect to the one directorship that provides the formula award offering the greatest number of shares of common stock, and was prohibited from receiving formula awards with respect to any other directorship.

     The per share exercise price of options is at least equal to the fair market value of a share of common stock on the date the option is granted. All options become vested and exercisable, subject to certain exceptions, at a rate and subject to such limitations as may be determined by the Board at the time of the grant, which vesting rate will be no greater than 20% per year beginning one year from the date of the grant of the stock option. Under certain circumstances, the stock options may be revoked for misconduct.

     A total of 130,239 (adjusted for stock dividends) shares of common stock was reserved for issuance pursuant to the Stock Option Plan, which was 10% of the common stock issued in connection with the 1996 conversion of the Savings Bank from a mutual form to a stock form. A total of 18,233 (adjusted for stock dividends) shares of common stock were reserved for purposes of making non-incentive stock option formula awards to non-employee directors under the Stock Option Plan, and all formula awards are subject to the availability of shares of common stock from such reserves, including forfeitures. As of December 31, 2001, the Company has granted unexercised and outstanding stock options to directors, officers and employees of the Company and the Savings Bank to purchase an aggregate of 132,338 (adjusted for stock dividends) shares of common stock at exercise prices ranging from $7.81 per share to $18.39 per share. This figure has been reduced to 96,876 as result of forfeitures. Shares of common stock needed to satisfy exercises of options may be acquired through open market purchases, or may be satisfied through the use of authorized but unissued common stock. The current policy of the Board of Trustees is to use treasury stock or to acquire common stock in the open market to satisfy any exercised options.

     Under the terms of the merger agreement and prior to the merger effective date, Prestige shall take all actions necessary to terminate the Stock Option Plan. Each person who becomes entitled to a cash payment in cancellation of an option award shall be required to enter into an agreement and release in complete and full satisfaction of all liabilities and obligations of Prestige Bancorp or Prestige Bank under such award and consideration of such cash payment.

MANAGEMENT RECOGNITION AND RETENTION PLAN AND TRUST

     The shareholders of the Company, at the recommendation of the Board of Directors, adopted a Management Recognition and Retention Plan and Trust for the Company and its subsidiaries (the "Recognition Plan") at the Annual Meeting of the Company held on April 23, 1997. Officers and key employees of the Company and the Savings Bank, as well as non-employee directors of the Company and the Savings Bank, are eligible to receive benefits under the Recognition Plan.(1)

     The Recognition Plan is administered and interpreted by the Board of Directors of the Company. The Board of Directors of the Company has the option to appoint an advisory committee of two or more non-employee directors of the Company to make recommendations concerning the award of common stock under the Recognition Plan and other administrative issues that arise. The Board of Directors of the Company has chosen Mark R. Schoen and James M. Hein as Trustees for the Recognition Plan.

     Awards under the Recognition Plan to officers and key employees are at the complete discretion of the Board of Directors of the Company. Non-employee directors of the Company and the Savings Bank have received awards of common stock on a formula basis. Under the formula applicable to non-employee directors on the date of the adoption of the Recognition Plan, each non-employee director of the Company and each non-employee director of the Savings Bank serving as a Director of the Company or the Savings Bank immediately after the adoption of the Recognition Plan was granted in 1997 an award of 1,000 shares of common stock plus 100 additional shares of common stock for each full year of service as a non-employee director of the Savings Bank. Subject to the availability of shares of common stock allocated to formula awards, (i) each new non-employee director of the Company or the Savings Bank participating in the Recognition Plan received an award of 1,000 shares of common stock upon election to the Board of Directors of the Company or the Savings Bank, and (ii) for all annual meetings other than this annual meeting, each non-employee director of the Company or the Savings Bank participating in the Recognition Plan received an award of common stock of 100 shares in consideration for serving as a director, and the chairperson of the Board of Directors of the Company was awarded an additional 100 shares of common stock. Any person serving in the capacity of a non-employee director for more than one corporation participating in the Recognition Plan (i.e. a person serving as a non-employee director of the Company and the Savings Bank) was limited to receiving formula awards under the Recognition Plan with respect the one directorship that provides the formula award offering the greatest number of shares, and was prohibited from receiving awards with respect to any other directorship.

     Shares of common stock granted under the Recognition Plan will be in the form of restricted stock to be earned and distributed, subject to certain exceptions, over a five-year period at a rate of 20% per year, beginning one year from the date of the grant of the award. Under certain circumstances, the awards may be revoked for misconduct.

     Until shares awarded to a recipient under the Recognition Plan have been earned and distributed, they may not be sold, pledged or otherwise disposed of and are required to be held in the Recognition Plan Trust. Under the terms of the Recognition Plan, all shares which have been awarded, but not yet been earned and distributed, are required to be voted by the Trustees in accordance with the directions of the recipients, and if no direction is provided by the recipient, the shares will not be voted by the Trustees. The Trustees will vote unawarded shares in the same proportion as they receive instructions from recipients with respect to the awarded shares which have not yet been earned and distributed. In the event that a tender offer is made, the Trustees shall tender shares held by the Trustees which have not been earned and distributed in the same proportion in which a recipient tenders shares which have been earned and distributed. Any cash dividends or stock dividends, declared in respect of each share held by the Recognition Plan Trust, to the extent such dividends are attributable to vested and nonforfeitable shares will be paid by the Recognition Plan Trust as soon as practicable after the Recognition Plan Trust's receipt

---------------

     1Under the terms of the Recognition Plan, affiliates of the Company may participate in the Recognition Plan. At this time there are no eligible affiliates of the Company except for the Savings Bank.

thereof to the recipient on whose behalf such share is then held by the Recognition Plan Trust. To the extent such dividends are attributable to shares that are not vested and nonforfeitable, such dividends will be retained in the Recognition Plan's Trust and paid, as soon as practical after the shares become vested and non-forfeitable, to the recipient on whose behalf the shares are held in the Recognition Plan's Trust; provided that if such shares so held are forfeited, such retained dividends will be allocated to the Plan Share Reserve (as defined in the Recognition Plan).

     A total of 52,095 shares of common stock (adjusted for stock dividends) has been reserved for issuance pursuant to the Recognition Plan, which is 4% of the common stock issued in connection with the 1996 conversion of the Savings Bank from a mutual to a stock form. A total of 13,022 (adjusted for stock dividends) shares of common stock was reserved for purposes of making formula awards under the Recognition Plan, and all formula awards are subject to the availability of shares of common stock from such reserves, including forfeitures. This figure has been reduced as a result of forfeitures. Shares in the Recognition Plan were acquired through open market purchases. The Company has available sufficient shares of common stock to satisfy the awards outstanding as they vest. The Company granted outstanding shares of common stock to directors, officers and employees of the Company and the Savings Bank under the Recognition Plan in an aggregate of 52,922 (adjusted for stock dividends) shares of common stock. This figure has been reduced as result of forfeitures.

     Voting rights with respect to the held shares of the Recognition Plan Trust have been allocated among the beneficiaries of such Trust pro rata in accordance with the ratio of the awarded shares of a beneficiary to the total number of the awarded shares. The merger agreement provides that the Recognition Plans be terminated upon the merger. See page 21 of Proposal I, above.

Effect of Proposed Merger on Plans

     See page 22 under "Proposal I", above for a description of the possible changes to the above-described plans in the event of the merger of the Company with Northwest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation of the executive officers of the Company and the Savings Bank is set annually by the Compensation Committee of the Company. Salaries of the executive officers of the Savings Bank cover the services provided for both the Savings Bank and the Company. There is no separate salary for service as an officer of the Company. However, during 2001 the OTS required that the Company and the Savings Bank, implement a reimbursement program whereby the Savings Bank is reimbursed by the Company for services rendered to the Company by Savings Bank employees. The Compensation Committee of the Company consists entirely of external Directors. For calendar year 2001, the Compensation Committee met twice. This Committee consisted of Michael R. Macosko (chairman), Martin W. Dowling and Charles P. McCullough. Each of these gentlemen participated in establishing executive compensation for the officers of the Company and the Savings Bank. No raises in executive compensation were recommended for fiscal year 2002. The Boards of Directors of the Company and the Savings Bank concurred with this recommendation.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Salaried Executive Officers. The salaried executive officers of the Company and the Savings Bank consist of Mr. Mark. R. Schoen (Chief Executive Officer and President of the Company and Chief Executive Officer of the Savings
Bank), Mrs. Patricia A. White (Executive Vice President and Treasurer of the Company and President and Treasurer of the Savings Bank) and Mr. James M. Hein (Chief Financial Officer of the Company and the Savings Bank). The salaries of Messrs. Schoen and Hein and Mrs. White are set at the Savings Bank level. No separate salary is paid for service as an officer of the Company. However, the Company and the Savings Bank have entered into a reimbursement agreement whereby the Company reimburses the Savings Bank for such work performed by such officers on matters of the Company.

     Mr. Schoen, Chairman and Chief Executive Officer of both the Company and the Savings Bank and President of the Company, became a full-time employee on December 29, 2000 and received an annual base salary of $120,000 beginning January 1, 2001. Mr. Schoen also receives travel expenses of $250 per month and reimbursement for educational expenses, including tuition, for the executive masters program he attends at the University of Pennsylvania. For calendar year 2001, such accrued educational expenses were $18,000. Mr. Schoen is paid a monthly Chairman fee of $500 by both the Company and the Savings Bank. As an internal Savings Bank Director, Mr. Schoen receives $500 per Savings Bank Board Meeting, but he does not receive any committee fees.

     Report of Compensation Committee. The Compensation Committee meets annually to review compensation paid to senior management. The Compensation Committee reviews various published surveys of compensation paid to employees performing similar duties for depository institutions and their holding companies, with a particular focus on the level of compensation paid by comparable institutions in and around the Savings Bank market area, including institutions with total assets of $200 million. Although the Compensation Committee does not specifically set compensation levels for executive officers based on whether particular financial goals have been achieved by the Savings Bank, the Compensation Committee does consider the overall profitability of the Savings Bank when making these decisions. With respect to each particular employee, his or her particular contributions to the Savings Bank over the past year are also evaluated. The Compensation Committee formulates a recommendation on compensation and presents such recommendation to the Board of Directors of the Savings Bank. The executive officers of the Company and the Savings Bank abstain from board discussions with respect to executive compensation. No raises in executive compensation were recommended for fiscal year 2002. The Board of Directors of the Company and the Savings Bank concurred with this recommendation.

                                          Michael R. Macosko, Chairman
                                          Martin W. Dowling
                                          Charles P. McCullough

PERFORMANCE GRAPH

     The following is a graph comparing the Company's cumulative total shareholder returns with the performance of the NASDAQ Stock Market index (US Companies), the NASDAQ Financial Stocks index and the stock index for thrift institutions with less than $250 million in assets maintained by SNL Securities LP, in which group the Company is included. For each of the Company and each such index the graph begins January 1, 1997 and ends on December 31, 2001. [Total Return Performance]

                                                                                        NASDAQ FINANCIAL
                                      PRESTIGE BANCORP, INC.    NASDAQ - TOTAL US*           INDEX*                  SNL
                                      ----------------------    ------------------      ----------------             ---
12/31/96                                         100                     100                    100                    100
12/31/97                                      149.24                  122.48                 152.93                 153.85
12/31/98                                      110.74                  172.68                 148.57                 125.03
12/31/99                                      102.28                  320.89                 147.58                 117.43
12/31/00                                       73.56                  193.01                  159.4                 124.69
12/31/01                                       96.74                  153.15                 175.34                 168.61

                                                                            PERIOD ENDING
                                                 --------------------------------------------------------------------
                    INDEX                        12/31/96    12/31/97    12/31/98    12/31/99    12/31/00    12/31/01
---------------------------------------------------------------------------------------------------------------------
PRESTIGE BANCORP, INC.                            100.00      149.24      110.74      102.28       73.56       96.74
NASDAQ - TOTAL US*                                100.00      122.48      172.68      320.89      193.01      153.15
NASDAQ FINANCIAL INDEX*                           100.00      152.93      148.57      147.58      159.40      175.34
SNL <$250M THRIFT INDEX                           100.00      153.85      125.03      117.43      124.69      168.61

* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2002. Used with permission. All rights reserved. crsp.com.

     The Company made no cash dividend payments in 2001. On May 16, 2001, a 12% stock dividend was announced for shareholders of record June 1, 2001. There can be no assurance that the Company's stock performance will continue into the future with the same or similar trend. The Company does not make or endorse any predictions as to future stock performance.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     Federal law requires that all loans or extensions of credit to executive officers and directors must be made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. The Savings Bank's policy provides that all loans made by the Savings Bank to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

     The Board of Directors approved a mortgage on the personal residence of Company and Savings Bank CEO Mr. Schoen for $191,000 at a rate of 5.875% for a term of 15 years which was sold on the secondary market. The Board of Directors believes that the terms of this loan are comparable to terms available to third party borrowers of the Savings Bank.

     The Board of Directors approved a mortgage on the personal residence of Company and Savings Bank Director Mr. McCullough for $85,000 at a rate of 5.875% for a term of 15 years which was sold on the secondary market. The Board of Directors believes that the terms of this loan are comparable to terms available to third party borrowers of the Savings Bank.

     The Board of Directors approved a line of credit of $178,000 for Company and Savings Bank Director Mr. Macosko secured by a first lien mortgage on the personal residence of Mr. Macosko. The outstanding balance under this line of credit bears interest at a variable rate based on the prime rate. All outstandings under this line of credit shall be due and payable, if not previously paid, on August 1, 2015. The outstanding principal balance of this line of credit on December 31, 2001 was $7,502. The Board of Directors believes that the terms of this loan are comparable to terms available to third party borrowers of the Savings Bank.

     Charles P. McCullough, a Director of the Company and Savings Bank, is an attorney and a shareholder with the law firm of Tucker Arensberg, P.C., which has been retained by the Savings Bank and the Company with respect to certain legal matters on an ongoing basis. The Company and the Savings Bank expect this relationship to continue.

     George Brikis became a Director of the Savings Bank on January 17, 2001. Mr. Brikis is a financial consultant and the owner of Brikis Financial Services Co., which has been retained by the Savings Bank with respect to certain financial matters on an ongoing basis. The Company and the Savings Bank expect this relationship to continue. Mr. Brikis commenced his consulting work for the Savings Bank on October 16, 2000 and received payments of $16,265 for work in 2000. Mr. Brikis received consulting fees of $113,707 for 2001. He will receive fees based on negotiated hourly rates per project for interim commercial loan consulting in 2002.

     John Meegan became a Director of the Savings Bank on January 17, 2001. Mr. Meegan has been employed at Parker Hunter, Inc. since 1993 and currently serves as Chief Financial Officer.

     The Savings Bank retained media services from a company owned by the brother of one of the Savings Bank's officers. The total costs for such services in 2001, 2000 and 1999 were $45,366, $50,347 and $42,740, respectively.

     At December 31, 2001, no other directors or executive officers or their affiliates, had aggregate loan balances in excess of $60,000. Other than Mr. McCullough or Mr. Brikis, no such individual, or his or her affiliate, had engaged in any transaction during the year ending December 31, 2001, and is not a party to a present or proposed transaction, with the Company or the Savings Bank with a value in excess of $60,000. The aggregate amount of loans to insiders at December 31, 2001 was $7,502.

                    PROPOSAL III--ADJOURNMENT OF THE MEETING

     Each proxy solicited requests authority to vote for an adjournment of the meeting, if an adjournment is deemed to be necessary. Prestige may seek an adjournment of the meeting so that we can solicit additional votes in favor of the merger agreement if the merger proposal has not received the requisite vote of stockholders at the meeting and has not received the negative votes of the holders of a majority of Prestige's stock. If Prestige desires to adjourn the meeting, it will request a motion that the meeting be adjourned for up to 29 days with respect to the merger proposal (and solely with respect to the merger proposal, provided that a quorum is present at the meeting), and no vote will be taken on the merger proposal at the originally scheduled meeting. Each proxy solicited, if properly signed and returned to Prestige and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the meeting. Unless revoked prior to its use, any proxy solicited for the meeting will continue to be valid for any adjourned meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for the proposal in question.

     Any adjournment will permit Prestige to solicit additional proxies and will permit a greater expression of stockholders' views with respect to the merger proposal. The adjournment would be disadvantageous to stockholders who are against the merger agreement because an adjournment will give Prestige additional time to solicit favorable votes and thus increase the chances of passing the merger proposal.

     If a quorum is not present at the meeting, no proposal will be acted upon and the Prestige Board of Directors will adjourn the meeting to a later date to solicit additional proxies on each of the proposals being submitted to stockholders.

     An adjournment for up to 29 days will not require either the setting of a new record date or notice of the adjourned meeting as in the case of an original meeting. Prestige has no reason to believe that an adjournment of the special meeting will be necessary at this time.

     BECAUSE THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSED MERGER AGREEMENT, THE BOARD OF DIRECTORS ALSO RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING ON THE MERGER PROPOSAL. Approval of the proposal to adjourn the special meeting on the merger proposal requires the approval of a majority of the votes cast on the adjournment proposal.

                      FINANCIAL INFORMATION--ANNUAL REPORT

     The audited financial statements of the Company for its fiscal year ended December 31, 2001, prepared in conformity with accounting principles generally accepted in the United States, are included in the Company's 2001 Annual Report to Stockholders which accompanies this Proxy Statement. These audited financial statements are incorporated herein by reference. Any stockholder who has not received a copy of the Company's 2001 Annual Report to Stockholders may obtain a copy by writing to the Secretary of the Company.

     STOCKHOLDERS MAY RECEIVE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT OR THE FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE 1934 ACT FOR THE YEAR ENDED DECEMBER 31, 2001, BY WRITING TO THE SECRETARY OF THE COMPANY. UPON WRITTEN REQUEST TO THE SECRETARY, THE COMPANY WILL FURNISH AT NO COST TO ANY STOCKHOLDER COPIES OF THE EXHIBITS TO THE ANNUAL REPORT OR THE FORM 10-K.

                                 OTHER MATTERS

     The Board of Directors is not aware of any business to come before the meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting such proxies.

                                 MISCELLANEOUS

     The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

                             STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders (in the event that the merger with Northwest does not take place for any reason), any stockholder proposal to take action at such meeting must be received at the Company's executive offices at 710 Old Clairton Road, Pleasant Hills, Pennsylvania 15236, no later than March 31, 2003. Any such proposals shall be subject to the terms of the Articles of Incorporation of the Company, requirements of the proxy rules adopted under the 1934 Act and applicable law.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Victoria A. Brown
                                        Victoria A. Brown
                                        Secretary

Pleasant Hills, Pennsylvania
April 26, 2002

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             NORTHWEST BANCORP, MHC

                            NORTHWEST BANCORP, INC.

                       NORTHWEST MERGER SUBSIDIARY, INC.

                             NORTHWEST SAVINGS BANK

                                      AND

                             PRESTIGE BANCORP, INC.

                                      AND

                     PRESTIGE BANK, A FEDERAL SAVINGS BANK

                          DATED AS OF FEBRUARY 7, 2002

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
                             ARTICLE I
                        CERTAIN DEFINITIONS
Section 1.01 Definitions....................................    A-1

                            ARTICLE II
                  THE MERGER AND RELATED MATTERS
Section 2.01 Effects of Merger; Surviving Corporation.......    A-5
Section 2.02 Conversion of Shares...........................    A-6
Section 2.03 Exchange Procedures............................    A-6
Section 2.04 Stock Options..................................    A-7
Section 2.05 Restricted Stock...............................    A-7

                            ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF
                PRESTIGE BANCORP AND PRESTIGE BANK
Section 3.01 Organization...................................    A-8
Section 3.02 Capitalization.................................    A-8
Section 3.03 Authority; No Violation........................    A-9
Section 3.04 Consents.......................................    A-9
Section 3.05 Financial Statements...........................   A-10
Section 3.06 Taxes..........................................   A-10
Section 3.07 No Material Adverse Effect.....................   A-11
Section 3.08 Material Contracts; Leases; Defaults...........   A-11
Section 3.09 Ownership of Property; Insurance Coverage......   A-12
Section 3.10 Legal Proceedings..............................   A-12
Section 3.11 Compliance With Applicable Law.................   A-12
Section 3.12 Employee Benefit Plans.........................   A-13
Section 3.13 Brokers, Finders and Financial Advisors........   A-15
Section 3.14 Environmental Matters..........................   A-15
Section 3.15 Loan Portfolio.................................   A-16
Section 3.16 Securities Documents...........................   A-17
Section 3.17 Related Party Transactions.....................   A-18
Section 3.18 Schedule of Termination Benefits...............   A-18
Section 3.19 Deposits.......................................   A-18
Section 3.20 Antitakeover Provisions Inapplicable...........   A-18
Section 3.21 Registration Obligations.......................   A-18
Section 3.22 Risk Management Instruments....................   A-18
Section 3.23 Fairness Opinion...............................   A-19
Section 3.24 Dissenters' Rights.............................   A-19

                            ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF NORTHWEST SAVINGS BANK
                       AND NORTHWEST BANCORP
Section 4.01 Organization...................................   A-19
Section 4.02 Authority; No Violation........................   A-20
Section 4.03 Consents.......................................   A-20
Section 4.04 Financial Statements...........................   A-21

                                                               PAGE
                                                               ----
Section 4.05 Compliance With Applicable Law.................   A-21
Section 4.06 Financing......................................   A-21
Section 4.07 Regulatory Approvals...........................   A-21
Section 4.08 Tax Opinion....................................   A-22
Section 4.09 Legal Proceedings..............................   A-22

                             ARTICLE V
                     COVENANTS OF THE PARTIES
Section 5.01 Conduct of Prestige Bancorp's Business.........   A-22
Section 5.02 Access; Confidentiality........................   A-25
Section 5.03 Regulatory Matters and Consents................   A-25
Section 5.04 Taking of Necessary Action.....................   A-26
Section 5.05 Certain Agreements.............................   A-26
Section 5.06 No Other Bids and Related Matters..............   A-27
Section 5.07 Duty to Advise; Duty to Update Prestige
  Bancorp's Disclosure Schedules............................   A-28
Section 5.08 Conduct of Northwest Bancorp's Business........   A-28
Section 5.09 Board and Committee Minutes....................   A-29
Section 5.10 Undertakings by Prestige Bancorp and Northwest
  Bancorp...................................................   A-29
Section 5.11 Employee and Termination Benefits; Directors
  and Management............................................   A-31
Section 5.12 Duty to Advise; Duty to Update Northwest
  Bancorp's Disclosure Schedules............................   A-33
Section 5.13 Bank and Related Merger Transactions...........   A-34

                            ARTICLE VI
                            CONDITIONS
Section 6.01 Conditions to Prestige Bancorp's Obligations
  under this Agreement......................................   A-34
Section 6.02 Conditions to Northwest Bancorp's Obligations
  under this Agreement......................................   A-35

                            ARTICLE VII
                 TERMINATION, WAIVER AND AMENDMENT
Section 7.01 Termination....................................   A-35
Section 7.02 Effect of Termination..........................   A-36

                           ARTICLE VIII
                           MISCELLANEOUS
Section 8.01 Expenses.......................................   A-37
Section 8.02 Non-Survival of Representations and
  Warranties................................................   A-38
Section 8.03 Amendment, Extension and Waiver................   A-38
Section 8.04 Entire Agreement...............................   A-38
Section 8.05 No Assignment..................................   A-38
Section 8.06 Notices........................................   A-38
Section 8.07 Captions.......................................   A-39
Section 8.08 Counterparts...................................   A-39
Section 8.09 Severability...................................   A-39
Section 8.10 Governing Law..................................   A-39
Section 8.11 Specific Performance...........................   A-39

EXHIBITS:
     Exhibit A     Form of Plan of Merger
     Exhibit B     Form of Prestige Bancorp Voting Agreement
     Exhibit C     Form of Opinion of Counsel

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 7, 2002, is by and among Northwest Bancorp, MHC, a Federal mutual holding company ("Northwest MHC"), Northwest Bancorp, Inc., a Federal corporation ("Northwest Bancorp"), Northwest Merger Subsidiary, Inc., a wholly owned subsidiary of Northwest Bancorp incorporated under the laws of the Commonwealth of Pennsylvania ("Northwest Merger Subsidiary"), Northwest Savings Bank, a Pennsylvania savings bank, and Prestige Bancorp, Inc., a Pennsylvania corporation ("Prestige Bancorp") and Prestige Bank, a Federal Savings Bank ("Prestige Bank"). Each of Northwest Bancorp, Northwest Merger Subsidiary, Northwest Savings Bank, Prestige Bancorp and Prestige Bank is sometimes individually referred to herein as a "party," and all of them are sometimes collectively referred to herein as the "parties."

                                    RECITALS

     WHEREAS, Northwest MHC, a registered savings and loan holding company, with principal offices in Warren, Pennsylvania, owns a majority of the issued and outstanding capital stock of Northwest Bancorp, with principal offices in Warren, Pennsylvania;

     WHEREAS, Northwest Bancorp, a registered savings and loan holding company, with principal offices in Warren, Pennsylvania, owns all of the issued and outstanding capital stock of Northwest Savings Bank and Northwest Merger Subsidiary, both with principal offices in Warren, Pennsylvania;

     WHEREAS, Prestige Bancorp, a registered savings and loan holding company, with principal offices in Pleasant Hills, Pennsylvania, owns all of the issued and outstanding capital stock of Prestige Bank, with principal offices in Pleasant Hills, Pennsylvania;

     WHEREAS, the Board of Directors of Prestige Bancorp deems it advisable and in the best interests of Prestige Bancorp shareholders and the Board of Directors of Northwest Bancorp deems it advisable and in the best interests of Northwest Bancorp shareholders to consummate the business combination transaction contemplated herein whereby: (i) Northwest Merger Subsidiary, subject to the terms and conditions set forth herein, shall merge with and into Prestige Bancorp, with Prestige Bancorp as the surviving entity (the "Merger"),
(ii) Prestige Bancorp shall merge with or liquidate into Northwest Bancorp, with Northwest Bancorp as the surviving entity (the "Company Merger"), with the result that Prestige Bank shall be a wholly-owned subsidiary of Northwest Bancorp, and (iii) Prestige Bank shall merge with and into Northwest Savings Bank, with Northwest Savings Bank as the surviving entity (the "Bank Merger") (the Merger, Company Merger and the Bank Merger are sometimes collectively referred to as the "Mergers"); and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger, and the other transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

     Section 1.01 Definitions. Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

          "Agreement" means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Northwest Bancorp, Northwest Merger Subsidiary and Prestige Bancorp.

          "Applications" means the applications for all Regulatory Approvals that are required by the transactions contemplated hereby.

          "Bank Merger" means the merger of Prestige Bank with and into Northwest Savings Bank, with Northwest Savings Bank as the surviving institution.

          "Business Day" means any day other than a Saturday, Sunday or Federal holiday.

          "Closing Date" means the Business Day determined by Northwest Bancorp, in its sole discretion, upon five (5) days prior written notice to Prestige Bancorp, but in no event later than fifteen (15) Business Days after the last condition precedent (other than the delivery of certificates or other instruments and documents to be delivered at closing) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as to which Northwest Bancorp and Prestige Bancorp shall mutually agree.

          "Closing Expense Statement" has the meaning given to that term in
     Section 5.10(c) of this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company Merger" means the merger or liquidation of Prestige Bancorp, as a wholly owned subsidiary of Northwest Bancorp, with and into Northwest Bancorp, with Northwest Bancorp being the surviving corporation.

          "Compensation and Benefit Plans" means any bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by Prestige Bancorp or Prestige Bank in which any employee or former employee, consultant or former consultant or director or former director of Prestige Bancorp or Prestige Bank participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits other than plans and programs involving immaterial obligations.

          "Department" means the Pennsylvania Department of Banking.

          "Disclosure Schedule" means any of the Northwest Bancorp Disclosure Schedules or the Prestige Bancorp Disclosure Schedules.

          "DOL" means the U.S. Department of Labor.

          "Environmental Law" means any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, common law or agreement with any Federal or state Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety relating to the presence of Hazardous Material, or (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Material, in each case as amended and now in effect.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

          "Exchange Agent" means American Stock Transfer & Trust Company, the transfer agent for Northwest Bancorp, or such other entity selected by Northwest Bancorp and agreed to by Prestige Bancorp.

          "FDIA" means the Federal Deposit Insurance Act, as amended.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "FHLB" means a Federal Home Loan Bank.

          "FRB" means the Board of Governors of the Federal Reserve System.

          "GAAP" means generally accepted accounting principles as in effect at the relevant date and consistently applied.

          "Hazardous Material" means any substance (whether solid, liquid or gas) which is listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

          "HOLA" means the Home Owners' Loan Act, as amended.

          "IRS" means the Internal Revenue Service.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or reasonably should have been known, by the senior officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or any other material written notice received by that Person.

          "Loan Property" shall have the meaning given to such term in Section 3.14(b) of this Agreement.

          "Material Adverse Effect" shall mean, with respect to a Person, any adverse effect on its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any such effect caused by
     (i) any change in the value of such Person's assets resulting from a change in interest rates generally, (ii) any change or combination of changes occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change(s) or affect(s) financial institutions generally, (iii) compliance with this Agreement, (iv) any facts or circumstances existing on the date hereof and identified in a Disclosure Schedule attached to this Agreement on the date hereof or (v) expenses incurred in connection with this Agreement and the transactions contemplated thereby.

          "Merger" means the merger of Northwest Merger Subsidiary with and into Prestige Bancorp, with Prestige Bancorp as the surviving corporation.

          "Merger Effective Date" means that date upon which the articles of merger as to the Merger are accepted for filing by the Office of the Pennsylvania Secretary of State, or such other date as otherwise stated in such filed articles of merger, in accordance with Pennsylvania law. The Merger Effective Date shall be the same date as the Closing Date.

          "Merger Consideration" has the meaning given to that term in Section 2.02(i) of this Agreement.

          "Northwest Bancorp Disclosure Schedules" means the Disclosure Schedules delivered by Northwest Bancorp to Prestige Bancorp pursuant to
     Article IV of this Agreement.

          "Northwest Bancorp Financials" means (i) the audited consolidated financial statements of Northwest Bancorp as of June 30, 2001 and 2000 and for the three years ended June 30, 2001, including the notes thereto and
     (ii) the unaudited interim consolidated financial statements of Northwest Bancorp as of each calendar quarter thereafter.

          "Northwest Bancorp Regulatory Reports" means the Thrift Financial Reports of Northwest Savings Bank and accompanying schedules, as filed with the OTS, for each calendar quarter beginning with the quarter ended June 30, 2001, through the Closing Date, and all Annual, Quarterly and Current Reports filed on Form H-(b)11 with the OTS by Northwest Bancorp from June 30, 2001 through the Closing Date.

          "Northwest Bancorp Subsidiary" means any corporation, limited liability company, limited liability partnership or partnership (whether general or limited), 50% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by Northwest Bancorp or Northwest Savings Bank, except any corporation limited liability company, limited liability partnership or partnership (whether general or limited), the stock or other equity ownership interest of which is held as security by Northwest Savings Bank in the ordinary course of its lending activities.

          "OTS" means the Office of Thrift Supervision.

          "PBCA" means the Pennsylvania Business Corporations Act, as from time to time amended, and any successor thereto.

          "Participation Facility" shall have the meaning given to such term in
     Section 3.14(b) of this Agreement.

          "Pension Plan" has the meaning given to that term in Section 3.12 of this Agreement.

          "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

          "Prestige Bancorp Common Stock" shall have the meaning given to such term in Section 3.02(a).

          "Prestige Bancorp Disclosure Schedules" means the Disclosure Schedules delivered by Prestige Bancorp to Northwest Bancorp pursuant to Article III of this Agreement.

          "Prestige Bancorp ESOP" means the Prestige Bancorp Employee Stock Ownership Plan and Trust.

          "Prestige Bancorp Financials" means (i) the audited consolidated financial statements of Prestige Bancorp as of December 31, 2000 and 1999 and for the three years ended December 31, 2000, including the notes thereto included in Securities Documents filed by Prestige Bancorp, and
     (ii) the unaudited interim consolidated financial statements of Prestige Bancorp as of each calendar quarter thereafter included in Securities Documents filed by Prestige Bancorp.

          "Prestige Bancorp Option" means issued and outstanding options granted by Prestige Bancorp to purchase shares of Prestige Bancorp Common Stock pursuant to the Prestige Bancorp Stock Option Plan.

          "Prestige Bancorp Regulatory Reports" means the Thrift Financial Reports of Prestige Bank and accompanying schedules, as filed with the OTS, for each appropriate calendar quarter beginning with the quarter ended December 31, 2000, through the Closing Date, and all Annual, Quarterly and Current Reports filed with the OTS by Prestige Bancorp from December 31, 2000 through the Closing Date.

          "Prestige Bancorp Subsidiary" means any corporation, limited liability company, limited liability partnership or partnership (whether general or limited), 50% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by Prestige Bancorp or Prestige Bank, except any corporation limited liability company, limited liability partnership or partnership (whether general or limited), the stock or other equity ownership interest of which is held as security by Prestige Bank in the ordinary course of its lending activities.

          "Prestige Bancorp Restricted Stock Plan" means the Prestige Bancorp Recognition and Retention Plan and Trust dated as of March 20, 1997, as amended from time to time.

          "Prestige Bancorp Stock Option Plan" means the Prestige Bancorp 1997 Stock Option Plan dated as of March 20, 1997, as amended from time to time.

          "Proxy Statement" means the proxy statement, together with any supplements thereto, to be transmitted to holders of Prestige Bancorp Common Stock in connection with the transactions contemplated by this Agreement.

          "Regulatory Agreement" has the meaning given to that term in Section 3.11(c) of this Agreement.

          "Regulatory Approvals" means all consents, waivers, approvals, nonobjections and clearances required to be obtained from or issued by the OTS, the FRB, the FDIC, the Department, the SEC or the respective staffs thereof in order to complete the transactions contemplated hereby, including any required approval of the OTS under the Supervisory Agreement.

          "Regulatory Authority" means any agency or department of any federal, state or local government, including without limitation the OTS, the FRB, the FDIC, the Department, the SEC or the respective staffs thereof.

          "Rights" means warrants, options, rights, convertible securities and other capital stock equivalents that obligate an entity to issue its securities or to make payments of cash in lieu of issuing such securities or in respect to such securities.

          "SAIF" means the Savings Association Insurance Fund of the FDIC.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

          "Securities Documents" means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

          "Securities Laws" means the Securities Act and the Exchange Act.

          "Subsidiary" means any corporation, limited liability company, limited liability partnership or partnership, whether general or limited), 50% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by another entity, except any corporation the stock or other equity ownership interest of which is held as security by either Northwest Savings Bank or Prestige Bank, as the case may be, in the ordinary course of its lending activities.

          "Supervisory Agreement" means that certain Supervisory Agreement dated as of September 20, 2000, by and among the OTS, Prestige Bank and the directors of Prestige Bank.

          "Surviving Corporation" has the meaning given to that term in Section 2.01(a)(i) of this Agreement.

                                   ARTICLE II
                         THE MERGER AND RELATED MATTERS

     Section 2.01. Effects of Merger; Surviving Corporation.

     (a) As of the Merger Effective Date, the following shall occur:

          (i) Northwest Merger Subsidiary shall merge with and into Prestige Bancorp; the separate existence of Northwest Merger Subsidiary shall cease; Prestige Bancorp shall be the surviving corporation in the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Northwest Bancorp; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Northwest Merger Subsidiary shall be taken and deemed to be transferred to and vested in Prestige Bancorp, as the Surviving Corporation in the Merger, without further act or deed; all in accordance with the PBCA.

          (ii) the Articles of Incorporation of the Surviving Corporation shall be amended and restated to read in their entirety as the Articles of Incorporation of Northwest Merger Subsidiary, in effect immediately prior to the Merger Effective Date; and the Bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the Bylaws of Northwest Merger Subsidiary, in effect immediately prior to the Merger Effective Date, until thereafter altered, amended or repealed in accordance with applicable law.

          (iii) the directors of Northwest Merger Subsidiary duly elected and holding office immediately prior to the Merger Effective Date shall be the directors of the Surviving Corporation, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

          (iv) the officers of Northwest Merger Subsidiary duly elected and holding office immediately prior to the Merger Effective Date shall be the officers of the Surviving Corporation, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

     (b) Notwithstanding any provision of this Agreement to the contrary, Northwest Bancorp may elect, subject to the filing of all Applications and the receipt of all Regulatory Approvals, to modify the structure of the transactions contemplated hereby, and the parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to any of the shareholders of Prestige Bancorp as a result of such modification, (ii) the Merger Consideration is not thereby changed in kind or reduced in amount or delayed in payment following the Merger Effective Date because of such modification, (iii) such modification will not materially increase the obligations, liabilities or duties of Prestige Bancorp or Prestige Bank prior to the Merger Effective Date, and (iv) such modification will not be likely to delay or jeopardize receipt of any Regulatory Approvals or of the tax opinion required under Sections 6.02(h).

     Section 2.02. Conversion of Shares. At the Merger Effective Date, by virtue of the Merger and without any action on the part of Prestige Bancorp or the holders of shares of Prestige Bancorp Common Stock:

          (i) Each outstanding share of Prestige Bancorp Common Stock issued and outstanding at the Merger Effective Date, except as provided in clauses
     (ii) and (iii) of this Section, shall cease to be outstanding, and shall be converted into the right to receive $13.75 in cash (the "Merger Consideration").

          (ii) Any shares of Prestige Bancorp Common Stock which are owned or held by any party hereto or any of their respective Subsidiaries (other than in a fiduciary capacity or in connection with debts previously contracted) at the Merger Effective Date shall be deemed cancelled and the certificates for such shares shall be deemed retired, such shares shall not be converted into the Merger Consideration, and no cash or shares of capital stock of Northwest Bancorp shall be issued or exchanged therefor.

          (iii) Each share of Northwest Merger Subsidiary common stock issued and outstanding immediately before the Merger Effective Date shall be converted into and become an outstanding share of common stock of the Surviving Corporation.

          (iv) The holders of certificates (immediately prior to the Merger) representing shares of Prestige Bancorp Common Stock (any such certificate being hereinafter referred to as a "Certificate") shall cease to have any rights as shareholders of Prestige Bancorp, except such rights, if any, as they may have pursuant to applicable law and this Agreement.

     Section 2.03. Exchange Procedures.

     (a) As promptly as practicable after the Merger Effective Date, and in any event within five (5) Business Days thereafter, the Exchange Agent shall mail to each holder of record of outstanding shares of Prestige Bancorp Common Stock a letter of transmittal in form and substance reasonably acceptable to Prestige Bancorp ("Letter of Transmittal") containing instructions for the surrender of the Certificate(s) held by such holder for payment therefore. Upon a holder's surrender of the Certificate(s) to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal, such holder shall promptly receive in exchange therefor the Merger Consideration, without interest thereon. Approval of this Agreement by the shareholders of Prestige Bancorp shall constitute authorization for Northwest Bancorp to designate and appoint the Exchange Agent. Neither Northwest Bancorp nor the Exchange Agent shall be obligated to deliver the Merger Consideration to a former shareholder of Prestige Bancorp until such former shareholder surrenders his Certificate(s).

     (b) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Certificate surrendered in exchange therefore is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (c) Contemporaneously with or prior to the Merger, Northwest Bancorp and/or Northwest Savings Bank shall deposit or cause to be deposited, in trust with the Exchange Agent, an amount of cash equal to the aggregate Merger Consideration that the Prestige Bancorp shareholders shall be entitled to receive on the Merger Effective Date pursuant to Section 2.02 hereof.

     (d) The payment of the Merger Consideration upon the exchange of Prestige Bancorp Common Stock in accordance with the terms and conditions hereof shall constitute full satisfaction of all rights pertaining to such Prestige Bancorp Common Stock.

     (e) Promptly following the date which is twelve (12) months after the Merger Effective Date, the Exchange Agent shall deliver to Northwest Bancorp all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of Prestige Bancorp Common Stock may surrender such Certificate to Northwest Bancorp and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefore the Merger Consideration multiplied by the number of shares of Prestige Bancorp Common Stock formerly represented by such Certificate, without any interest or dividends thereon.

     (f) As of the close of business on the Merger Effective Date, there shall be no transfers on the stock transfer books of Prestige Bancorp of the shares of Prestige Bancorp Common Stock which are outstanding immediately prior to the Merger Effective Date, and the stock transfer books of Prestige Bancorp shall be closed with respect to such shares. If, after the Merger Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

     (g) In the event any Certificate for Prestige Bancorp Common Stock shall have been lost, stolen or destroyed, the Exchange Agent (or Northwest Bancorp, if the Exchange Agent's duties hereunder have been discharged) shall deliver (except as otherwise provided in Section 2.02(iii)) in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of the fact by the holder thereof, the cash to be paid in the Merger as provided for herein; provided, however, that Northwest Bancorp may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable sum as Northwest Bancorp may determine as indemnity against any claim that may be made against Prestige Bancorp, Northwest Bancorp or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.

     Section 2.04. Stock Options. Prestige Bancorp Disclosure Schedule 2.04 attached hereto sets forth all of the outstanding Prestige Bancorp Options (whether vested or unvested) and the exercise price for each such Prestige Bancorp Option. At the Merger Effective Date, each Prestige Bancorp Option, whether or not such option is exercisable as of the Merger Effective Date, shall, by reason of the Merger, cease to be outstanding and be converted into the right to receive in cash an amount equal to (i) the difference (if a positive number) between (A) the Merger Consideration and (B) the exercise price of each such Prestige Bancorp Option multiplied by (ii) the number of shares of Prestige Bancorp Common Stock subject to the Prestige Bancorp Option.

     Section 2.05. Restricted Stock. Prestige Bancorp Disclosure Schedule 2.05 attached hereto sets forth all of the outstanding unvested awards under the Prestige Bancorp Restricted Stock Plan. At the Merger Effective Date, each unvested share of restricted stock awarded pursuant to the Prestige Bancorp Restricted Stock Plan shall automatically vest and the holder thereof shall be entitled to receive the Merger Consideration.

                                  ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF PRESTIGE BANCORP AND PRESTIGE BANK

     Prestige Bancorp and Prestige Bank represent and warrant to Northwest Bancorp and Northwest Savings Bank that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article III), except as set forth in the Prestige Bancorp Disclosure Schedules delivered by Prestige Bancorp to Northwest Bancorp on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. Prestige Bancorp and

Prestige Bank have made a good faith effort to ensure that the disclosure on each schedule of the Prestige Bancorp Disclosure Schedules corresponds to the section reference herein. However, for purposes of the Prestige Bancorp Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

     Section 3.01 Organization.

     (a) Prestige Bancorp is a corporation duly organized, validly existing and in good standing under the PBCA, and is duly registered as a savings and loan holding company under the HOLA. Prestige Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prestige Bancorp.

     (b) Prestige Bank is a Federal savings bank organized, validly existing and in good standing under the laws of the United States. Prestige Bank and Prestige Insurance Services, LLP ("Prestige Insurance Services") are the only Subsidiaries of Prestige Bancorp. The deposits of Prestige Bank are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Prestige Bank when due. Prestige Bank has no Subsidiary.

     (c) Prestige Bank is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock therein.

     (d) The respective minute books of Prestige Bancorp and Prestige Bank accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

     (e) Prior to the date of this Agreement, Prestige Bancorp and each Prestige Bancorp Subsidiary has made available to Northwest Bancorp true and correct copies of their respective articles of incorporation or charter, and bylaws, each of which is attached hereto as Prestige Bancorp Disclosure Schedule 3.01(e).

     Section 3.02 Capitalization.

     (a) The authorized capital stock of Prestige Bancorp consists of 10,000,000 shares of common stock, par value $1.00 per share ("Prestige Bancorp Common Stock"), of which 1,059,371 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 5,000,000 shares of preferred stock, par value $1.00 per share ("Prestige Bancorp Preferred Stock"), none of which are outstanding. There are 242,140 shares of Prestige Bancorp Common Stock held by Prestige Bancorp as treasury stock. Neither Prestige Bancorp nor Prestige Bank has or is bound by any Rights or other agreements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Prestige Bancorp Common Stock, or any other security of Prestige Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of Prestige Bancorp Common Stock or any other security of Prestige Bancorp, other than shares issuable under the Prestige Bancorp Stock Option Plan (the number of which is set forth in Prestige Bancorp Disclosure Schedule 2.04, and which are not considered outstanding), shares issuable under or held pursuant to the Prestige Bancorp Restricted Stock Plan (the number of which is identified in Prestige Bancorp Disclosure Schedule 2.05 and which are considered outstanding), and shares held pursuant to the ESOP (which are considered outstanding). Prestige Bancorp Disclosure Schedule 3.02(a) sets forth (i) the name of each holder of unvested awards under the Prestige Bancorp Restricted Stock Plan and each holder of awards (whether vested or unvested) of Stock Options under the Prestige Bancorp Stock Option Plan, the number of shares each such individual may acquire pursuant to the exercise of Prestige Bancorp Stock Options, the number of shares of restricted stock held by each such individual under the Prestige Bancorp Restricted Stock Plan, the vesting dates, and the exercise price relating to the Prestige Bancorp Stock Options, and (ii) the name of each participant under the Prestige Bancorp ESOP, the number of shares of Prestige Bancorp Common Stock allocated to each such participant and the unallocated shares of Prestige Bancorp Common Stock held by the Prestige Bancorp ESOP. Except as set forth in Prestige Bancorp Disclosure Schedule 3.02(a), there are no shares of restricted stock of Prestige Bancorp outstanding, or authorized to be issued pursuant to any Compensation and Benefit Plan of Prestige Bancorp.

     (b) Prestige Bancorp owns all of the capital stock of Prestige Bank, free and clear of any lien or encumbrance. Except for Prestige Bank and Prestige Insurance Services, Prestige Bancorp does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Prestige Bancorp, equity interests held by Prestige Bank in a fiduciary capacity, and equity interests held in connection with the lending activities of Prestige Bank, including stock in the FHLB of Pittsburgh.

     (c) To Prestige Bancorp's Knowledge (based solely upon filings made by Persons pursuant to Section 13(d) of the Exchange Act), other than as set forth in Prestige Bancorp Disclosure Schedule 3.02(c), no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Prestige Bancorp Common Stock.

     Section 3.03 Authority; No Violation.

     (a) Prestige Bancorp and Prestige Bank each has full corporate power and authority to execute and deliver this Agreement and, subject to a favorable vote of the Prestige Bancorp shareholders and receipt of all Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Prestige Bancorp and Prestige Bank and the completion by Prestige Bancorp and Prestige Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Boards of Directors of Prestige Bancorp and Prestige Bank, and, except for approval of the shareholders of Prestige Bancorp, no other corporate proceedings on the part of Prestige Bancorp or Prestige Bank are necessary to complete the transactions contemplated hereby, up to and including the Merger. Subject to any required OTS nonobjection pursuant to the Supervisory Agreement, this Agreement has been duly and validly executed and delivered by Prestige Bancorp and Prestige Bank, and the Bank Merger has been duly and validly approved by the Board of Directors of Prestige Bank, and by Prestige Bancorp in its capacity as sole shareholder of Prestige Bank, and subject to approval by the shareholders of Prestige Bancorp and receipt of the Regulatory Approvals, constitutes the valid and binding obligations of Prestige Bancorp and Prestige Bank, enforceable against Prestige Bancorp and Prestige Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to Prestige Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

     (b) (A) Subject to any required OTS nonobjection pursuant to the Supervisory Agreement, the execution and delivery of this Agreement by Prestige Bancorp and Prestige Bank, (B) subject to receipt of all Regulatory Approvals and the compliance by Prestige Bancorp and Northwest Bancorp with any conditions contained therein, and subject to the receipt of the approval of shareholders of Prestige Bancorp, the effectiveness of this Agreement and the consummation of the transactions contemplated hereby, and (C) compliance by Prestige Bancorp and Prestige Bank with all of the terms, conditions or provisions hereof will not
(i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Prestige Bancorp or the charter and bylaws of Prestige Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prestige Bancorp or Prestige Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Prestige Bancorp or Prestige Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Prestige Bancorp or Prestige Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults described in clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Prestige Bancorp and Prestige Bank taken as a whole.

     Section 3.04 Consents. Except for the receipt of the Regulatory Approvals and compliance with any conditions contained therein, the approval of this Agreement by the shareholders of Prestige Bancorp and Prestige Bank, the filing of articles of merger with the Office of the Pennsylvania Secretary of State pursuant to the PBCA, and the filing of articles of combination with the OTS, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any Persons are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Prestige Bancorp and Prestige Bank, and (b) the completion by Prestige Bancorp and Prestige Bank of the transactions contemplated hereby. Prestige Bancorp and Prestige Bank have no reason to believe that (i) any Regulatory Approvals will not be received or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 3.05 Financial Statements.

     (a) Prestige Bancorp has previously made available to Northwest Bancorp the Prestige Bancorp Regulatory Reports. The Prestige Bancorp Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders' equity of Prestige Bancorp as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

     (b) Prestige Bancorp has previously made available to Northwest Bancorp the Prestige Bancorp Financials. The Prestige Bancorp Financials have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Prestige Bancorp and Prestige Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

     (c) At the date of each balance sheet included in the Prestige Bancorp Financials or the Prestige Bancorp Regulatory Reports, Prestige Bancorp did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Prestige Bancorp Financials or Prestige Bancorp Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     Section 3.06 Taxes. Prestige Bancorp and Prestige Bank are members of the same affiliated group within the meaning of Code Section 1504(a). Prestige Bancorp has duly filed all federal, state and material local tax returns required to be filed by or with respect to Prestige Bancorp and Prestige Bank on or prior to the Merger Effective Date (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Prestige Bancorp and Prestige Bank by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Merger Effective Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Prestige Bancorp or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Prestige Bancorp or any of its Subsidiaries do not file tax returns that Prestige Bancorp or any such Subsidiary is subject to taxation in that jurisdiction. Prestige Bancorp and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Prestige Bancorp and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Prestige Bancorp and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

     Section 3.07. No Material Adverse Effect. Except as disclosed in the Securities Documents and other documents or releases set forth on Prestige Bancorp Disclosure Schedule 3.07, Prestige Bancorp has not suffered any Material Adverse Effect since December 31, 2000.

     Section 3.08. Material Contracts; Leases; Defaults.

     (a) Except as set forth in Prestige Bancorp Disclosure Schedule 3.08(a), and except for this Agreement, and those agreements and other documents filed as exhibits to Prestige Bancorp's Securities Documents, neither Prestige Bancorp nor Prestige Bank is a party to, bound by or subject to (i) agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K (ii) any collective bargaining agreement with any labor union relating to employees of Prestige Bancorp or Prestige Bank; (iii) any agreement which by its terms limits the payment of dividends by Prestige Bancorp or Prestige Bank; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Prestige Bancorp or Prestige Bank is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB of Pittsburgh advances, bankers' acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Merger Effective Date to Northwest Bancorp or any Northwest Bancorp Subsidiary;
(v) any contract (other than this Agreement) limiting the freedom, in any material respect, of Prestige Bancorp or Prestige Bank to engage in any type of banking or bank-related business which Prestige Bancorp or Prestige Bank is permitted to engage in under applicable law as of the date of this Agreement or
(vi) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Prestige Bancorp or Prestige Bank (it being understood that any non-compete or similar provision shall be deemed material).

     (b) Each real estate lease that may require the consent of the lessor or its agent resulting from the Company Merger or the Bank Merger by virtue of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in Prestige Bancorp Disclosure
Schedule 3.08(b)(1) identifying the section of the lease that contains such prohibition or restriction. Except as set forth in Prestige Bancorp Disclosure
Schedule 3.08(b)(2), neither Prestige Bancorp nor Prestige Bank is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     (c) True and correct copies of "material contracts," agreements, instruments, contracts, arrangements, commitments, leases or understandings identified in Prestige Bancorp Disclosure Schedule 3.08(a) and 3.08(b)(1) have been made available to Northwest Bancorp on or before the date hereof, and are in full force and effect on the date hereof and neither Prestige Bancorp nor Prestige Bank (nor, to the Knowledge of Prestige Bancorp or any Prestige Bancorp Subsidiary), any other party to any such "material contract," agreement, instrument, contract, arrangement, commitment, lease or understanding) has materially breached any provision of, or is in default in any respect under any term of, any such "material contract," agreement, instrument, contract, arrangement, commitment, lease or understanding. No party to any such "material contract," agreement, instrument, contract, arrangement, commitment, lease or understanding will have the right to terminate any or all of the provisions of any such "material contract," agreement, instrument, contract, arrangement, commitment, lease or understanding as a result of the execution of, and the transactions contemplated by, this Agreement, or require the payment of an early termination fee or penalty. No such "material contract," agreement, instrument, contract, arrangement, commitment, lease or understanding to which Prestige Bancorp or Prestige Bank is a party or under which Prestige Bancorp or Prestige Bank may be liable contains provisions which permit an independent contractor to terminate it without cause and after such termination without cause continue to accrue future benefits thereunder.

     Section 3.09. Ownership of Property; Insurance Coverage.

     (a) Except as set forth in Prestige Bancorp Disclosure Schedule 3.09(a), Prestige Bancorp and the Prestige Bank each has good and, as to real property, marketable title to all material assets and properties owned by Prestige Bancorp or Prestige Bank in the conduct of their business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Prestige Bancorp Regulatory Reports and in the Prestige Bancorp Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material liens, mortgages, security interests or pledges, or to the Knowledge of Prestige Bancorp, material and adverse encumbrances, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB of Pittsburgh, inter-bank credit facilities, or any transaction by Prestige Bank acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Prestige Bancorp and Prestige Bank, as lessee, have the right under valid and subsisting leases of real and personal properties used by Prestige Bancorp and Prestige Bank in the conduct of their business to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Prestige Bancorp Financials.

     (b) With respect to all material agreements pursuant to which Prestige Bancorp or Prestige Bank has purchased securities subject to an agreement to resell, if any, Prestige Bancorp or Prestige Bank has a lien or security interest (which to Prestige Bancorp's Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     (c) Prestige Bancorp and Prestige Bank each currently maintains insurance considered by Prestige Bancorp to be reasonable for their respective operations. Prestige Bancorp has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in Prestige Bancorp Disclosure Schedule 3.09(c), there are presently no material claims pending under such policies of insurance and no notices have been given by Prestige Bancorp under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years Prestige Bancorp has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Prestige Bancorp Disclosure
Schedule 3.09(c) identifies all policies of insurance maintained by Prestige Bancorp and Prestige Bank.

     Section 3.10. Legal Proceedings. Except as set forth in Prestige Bancorp Disclosure Schedule 3.10, neither Prestige Bancorp nor Prestige Bank is a party to any, and there are no pending or, to the Knowledge of either Prestige Bancorp or Prestige Bank, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Prestige Bancorp or Prestige Bank (other than routine bank regulatory examinations), (ii) to which Prestige Bancorp's or Prestige Bank's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Prestige Bancorp or Prestige Bank to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses
(i) or (ii) which, if adversely determined, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Prestige Bancorp and Prestige Bank, taken as a whole.

     Section 3.11 Compliance With Applicable Law.

     (a) Except as set forth in Prestige Bancorp Disclosure Schedule 3.11(a), since January 1, 1997, Prestige Bancorp and Prestige Bank each was, and is, in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

     (b) Except as set forth in Prestige Bancorp Disclosure Schedule 3.11(b), Prestige Bancorp and Prestige Bank each has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Prestige Bancorp and Prestige Bank, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement.

     (c) Other than as set forth in Prestige Bancorp Disclosure Schedule 3.11(c), neither Prestige Bancorp nor Prestige Bank has received any notification or communication from any Regulatory Authority (i) asserting that Prestige Bancorp or Prestige Bank is not in material compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces;
(ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Prestige Bancorp or Prestige Bank; (iii) requiring or threatening to require Prestige Bancorp or Prestige Bank, or indicating that Prestige Bancorp or Prestige Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Prestige Bancorp or Prestige Bank, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Prestige Bancorp or Prestige Bank, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Other than as set forth in Prestige Bancorp Disclosure Schedule 3.11(c), neither Prestige Bancorp nor Prestige Bank has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Prestige Bank as to compliance with the Community Reinvestment Act ("CRA") is satisfactory or better.

     Section 3.12 Employee Benefit Plans.

     (a) Prestige Bancorp Disclosure Schedule 3.12 includes a list of all existing Compensation and Benefit Plans. Each Compensation and Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the IRC (an "Prestige Bancorp or Prestige Bank Qualified Plan") has received a favorable determination letter from the IRS or was a prototype document that has received a favorable letter from the IRS, and Prestige Bancorp and Prestige Bank have no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. There has been no announcement or commitment by Prestige Bancorp, Prestige Bank or any of its Subsidiaries to create an additional Compensation and Benefit Plan, or to amend any Compensation and Benefit Plan, except for amendments required by applicable law to maintain its qualified status or otherwise, which do not materially increase the cost of such Compensation and Benefit Plan.

     (b) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Except as set forth in Prestige Bancorp Disclosure Schedule 3.10(a), there is no material pending, or to the Knowledge of Prestige Bancorp threatened, litigation, administrative action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither Prestige Bancorp nor Prestige Bank has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Prestige Bancorp or Prestige Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof and subsequently expires as of the day next preceding the Merger Effective Date.

     (c) No liability under Title IV of ERISA has been incurred by Prestige Bancorp or Prestige Bank or any of its Subsidiaries with respect to any Compensation and Benefit Plan which is subject to Title IV of ERISA, or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) ("Prestige Bancorp or Prestige Bank Pension Plan") currently or formerly maintained by Prestige Bancorp or Prestige Bank or any entity which is considered one employer with Prestige Bancorp or Prestige Bank under Section 4001(b)(1) of ERISA or Section 414 of the IRC (an "ERISA Affiliate") since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Prestige Bancorp or Prestige Bank or any ERISA Affiliate of incurring a liability under such Title. No Prestige Bancorp or Prestige Bank Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Prestige Bancorp or Prestige Bank Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Prestige Bancorp or Prestige Bank Pension Plan as of the end of the most recent plan year with respect to the respective Prestige Bancorp or Prestige Bank Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Prestige Bancorp or Prestige Bank Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither Prestige Bancorp or Prestige Bank nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Except as set forth in Prestige Bancorp's Disclosure Schedule 3.12, neither Prestige Bancorp or Prestige Bank, nor any ERISA Affiliate, nor any Compensation and Benefit Plan, including any Prestige Bancorp or Prestige Bank Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Prestige Bancorp or Prestige Bank, any ERISA Affiliate, and any Compensation and Benefit Plan, including any Prestige Bancorp or Prestige Bank Pension Plan any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the IRC.

     (d) All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Prestige Bancorp or Prestige Bank is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued monthly on Prestige Bancorp's consolidated financial statements to the extent required and in accordance with GAAP. Prestige Bancorp and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan in accordance with applicable laws and GAAP consistently applied. None of Prestige Bancorp, Prestige Bank nor any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, or
(y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a Lien under
Section 412(n) of the Code or pursuant to ERISA.

     (e) Neither Prestige Bancorp nor Prestige Bank has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by Prestige Bancorp or Prestige Bank that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

     (f) Prestige Bancorp and Prestige Bank do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

     (g) With respect to each Compensation and Benefit Plan, if applicable, Prestige Bancorp has provided or made available to Northwest Bancorp copies of the: (A) trust instruments and insurance contracts; (B) most recent Form 5500 filed with the IRS; (C) most recent actuarial report and financial statement;
(D) the most recent
summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

     (h) Except as set forth in Prestige Bancorp Disclosure Schedules 3.02(a), 3.12, 3.18, and 5.11(e), the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective
Date) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

     (i) Neither Prestige Bancorp nor Prestige Bank maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

     (j) Except as set forth in Prestige Bancorp Disclosure Schedule 3.12, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective Date), entitle any current or former employee, director or independent contractor of Prestige Bancorp or Prestige Bank to any actual or deemed payment (or benefit) which would constitute a "parachute payment" (as such term is defined in Section 280G of the Code).

     (k) Except as set forth in Prestige Bancorp Disclosure Schedule 3.02(a) or 3.12, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plan or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof, other than as set forth in Section 5.11(g) hereof.

     Section 3.13. Brokers, Finders and Financial Advisors. Except for the engagement of FinPro, Inc. ("FinPro") in connection with the transactions contemplated by this agreement, neither Prestige Bancorp nor Prestige Bank, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Prestige Bancorp Financials.

     Section 3.14. Environmental Matters.

     (a) With respect to Prestige Bancorp and Prestige Bank:

          (i) Except as set forth in Prestige Bancorp Disclosure Schedule 3.14, each of Prestige Bancorp and Prestige Bank, the Participation Facilities, and, to Prestige Bancorp's Knowledge, the Loan Properties are, and have been, in material compliance with, and are not liable under, any Environmental Laws;

          (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Prestige Bancorp's Knowledge, threatened, before any court, governmental agency or board or other forum against it or Prestige Bank or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or Prestige Bank or any Participation Facility;

          (iii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Prestige Bancorp's Knowledge threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or Prestige Bancorp or Prestige Bank in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

          (iv) Except as set forth in Prestige Bancorp Disclosure Schedule 3.14, to Prestige Bancorp's Knowledge, the properties currently owned or operated by Prestige Bancorp or Prestige Bank (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

          (v) Neither Prestige Bancorp nor Prestige Bank has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any other Person indicating that it may be in violation of, or liable under, any Environmental Law;

          (vi) To Prestige Bancorp's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Prestige Bancorp or Prestige Bank or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by Prestige Bancorp or Prestige Bank or any Participation Facility; and

          (vii) Except as set forth in Prestige Bancorp Disclosure Schedule 3.14, to Prestige Bancorp's Knowledge, during the period of (s) Prestige Bancorp's or Prestige Bank's ownership or operation of any of their respective current properties or (t) Prestige Bancorp's or Prestige Bank's participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To Prestige Bancorp's Knowledge, prior to the period of (x) Prestige Bancorp's or Prestige Bank's ownership or operation of any of their respective current properties or (y) Prestige Bancorp's or Prestige Bank's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

     (b) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     Section 3.15. Loan Portfolio.

     (a) The allowances for possible losses reflected in the consolidated balance sheets contained in the Prestige Bancorp Financials as of and for the period ending September 30, 2001 were adequate under GAAP, and the allowances for possible losses shown on the consolidated balance sheets contained in the Prestige Bancorp Financials as of and for periods ending after September 30, 2001 will be adequate as of the dates thereof under GAAP.

     (b) Prestige Bancorp Disclosure Schedule 3.15(b) sets forth a listing, as of the last Business Day prior to the date of this Agreement, by account, of:
(A) all loans (including loan participations) of Prestige Bancorp or Prestige Bank that have been accelerated during the past twelve (12) months; (B) all loan commitments or lines of credit of Prestige Bancorp or Prestige Bank that have been terminated by Prestige Bancorp or Prestige Bank during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower;
(C) all loans, lines of credit and loan commitments as to which Prestige Bancorp or Prestige Bank has given written notice of its intent to terminate during the past twelve (12) months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Prestige Bancorp or Prestige Bank to any of their respective borrowers, customers or other parties during the past twelve (12) months wherein Prestige Bancorp or Prestige Bank has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified

Prestige Bancorp or Prestige Bank during the past twelve (12) months of, or has asserted against Prestige Bancorp or Prestige Bank, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of Prestige Bancorp, each borrower, customer or other party which has given Prestige Bancorp or Prestige Bank any oral notification of, or orally asserted to or against Prestige Bancorp or Prestige Bank, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by Prestige Bancorp or Prestige Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

     (c) To the Knowledge of Prestige Bancorp and Prestige Bank, all loans receivable (including discounts) and accrued interest entered on the books of Prestige Bancorp and Prestige Bank arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of Prestige Bancorp's or Prestige Bank's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are to the Knowledge of Prestige Bancorp true and genuine and are what they purport to be. Except as set forth in Prestige Bancorp Disclosure
Schedule 3.15, to the Knowledge of Prestige Bancorp, the loans, discounts and the accrued interest reflected on the books of Prestige Bancorp and Prestige Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by Prestige Bancorp or Prestige Bank free and clear of any Liens, except for Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable, and Liens in favor of the FHLB of Pittsburgh to secure advances of the FHLB of Pittsburgh to Prestige Bank. To the Knowledge of Prestige Bancorp and Prestige Bank, after discussions with representatives of the United States Department of Agriculture (the "USDA") in the ordinary course of business concerning the administration of the loans and loan participations hereinafter described, (i) all guarantees of the USDA of the loans (including loan participations) of Prestige Bank are currently in full force and effect, (ii) Prestige Bank has received no notice of dishonor, compromise or discount from the USDA concerning such loans and loan participations, and (iii) Prestige Bank has fulfilled all of its material obligations and has undertaken all necessary and material steps to preserve its rights under such guarantees. It is expressly understood that any breach of the representations and warranties contained in the last sentence of this Section 3.15(c), shall not authorize Northwest Bancorp to pursue a remedy for a willful breach under Section 8.01(b)(i) hereof.

     (d) To the Knowledge of Prestige Bancorp and Prestige Bank, the notes and other evidences of indebtedness evidencing the loans described in Section 3.15(c) above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

     (e) No representation or warranty set in this Section 3.15 shall be deemed to be breached unless such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Prestige Bancorp and Prestige Bank taken as a whole.

     Section 3.16. Securities Documents. Prestige Bancorp has made available to Northwest Bancorp copies of its (i) annual reports on Form 10-K for the years ended December 31, 2000, 1999 and 1998, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and
(iii) proxy materials used or for use in connection with its meetings of shareholders held in 2001, 2000 and 1999. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

     Section 3.17. Related Party Transactions. Except as described in Prestige Bancorp's Proxy Statement distributed in connection with the 2001 annual meeting of shareholders or as otherwise set forth in Prestige Bancorp Disclosure
Schedule 3.17, neither Prestige Bancorp nor Prestige Bank is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Prestige Bancorp. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Prestige Bancorp or Prestige Bank is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Prestige Bancorp nor Prestige Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Prestige Bancorp is inappropriate.

     Section 3.18. Schedule of Termination Benefits. Prestige Bancorp Disclosure Schedules 3.02(a), 3.18 and 5.11(e) include schedules and/or descriptions of all termination benefits and related payments that would or will be payable to the individuals identified thereon, excluding any Prestige Bancorp Options granted to such individuals, under any and all employment agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by Prestige Bancorp or Prestige Bank for the benefit of officers or directors of Prestige Bancorp or Prestige Bank (the "Benefits Schedule"), assuming their employment or service is terminated as of July 1, 2002 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans.

     Section 3.19. Deposits. None of the deposits of Prestige Bancorp or Prestige Bank is a "brokered deposit" as defined in 12 CFR Section 337.6(a)(2).

     Section 3.20. Antitakeover Provisions Inapplicable. Except as set forth in Prestige Bancorp Disclosure Schedule 3.20, the transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of any state, including the provisions Subchapters E, F, G, H, I and J of Chapter 25 of the PBCA and the Takeover Disclosure Law of the Commonwealth of Pennsylvania. The shareholder voting restrictions contained in Article 6 of Prestige Bancorp's articles of incorporation do not apply to the Merger. The affirmative vote of a majority of the issued and outstanding shares of Prestige Bancorp Common Stock is required to approve this Agreement under Prestige Bancorp's articles of incorporation and the PBCA.

     Section 3.21. Registration Obligations. Neither Prestige Bancorp nor Prestige Bank is under any obligation, contingent or otherwise, that will survive the Merger Effective Date by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

     Section 3.22. Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of Prestige Bancorp or Prestige Bank or their customers (all of which are set forth in Prestige Disclosure Schedule 3.22) were entered into in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Prestige Bancorp or Prestige Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Prestige Bancorp, Prestige Bank, nor to the Knowledge of Prestige Bancorp any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

     Section 3.23. Fairness Opinion. Prestige Bancorp has received a written opinion from FinPro dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of Prestige Bancorp pursuant to this Agreement is fair to such shareholders from a financial point of view.

     Section 3.24. Dissenters' Rights. The transactions contemplated by this Agreement shall not give rise to dissenters' rights under the PBCA or Pennsylvania law or regulations, and the holders of shares of Prestige Bancorp Common Stock shall not have the right to dissent and obtain payment of the fair value of his shares under the PBCA.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF NORTHWEST SAVINGS BANK
                             AND NORTHWEST BANCORP

     Northwest Bancorp and Northwest Savings Bank represent and warrant to Prestige Bancorp and Prestige Bank that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article IV), except as set forth in the Northwest Bancorp Disclosure Schedules delivered by Northwest Bancorp to Prestige Bancorp on the date hereof and except as to any representation or warranty which specifically relates to an earlier date. Northwest Bancorp and Northwest Savings Bank have made a good faith effort to ensure that the disclosure on each schedule of the Northwest Bancorp Disclosure Schedules corresponds to the Section referenced herein. However, for purposes of the Northwest Bancorp Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

     Section 4.01. Organization.

     (a) Northwest Bancorp and Northwest MHC are corporations duly organized, validly existing and in good standing under the laws of the United States, and are duly registered as savings association holding companies under the HOLA. Northwest Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Northwest Bancorp.

     (b) Northwest Savings Bank is a stock savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The deposits of Northwest Savings Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Northwest Savings Bank. Each other Northwest Bancorp Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

     (c) Northwest Savings Bank is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock therein.

     (d) Prior to the date of this Agreement, Northwest Bancorp has delivered to Prestige Bancorp true and correct copies of the charter and bylaws of Northwest Bancorp and Northwest MHC, and Northwest Savings Bank has delivered to Prestige Bancorp true and correct copies of its articles of incorporation and bylaws.

     (e) Northwest Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with its principal executive offices in Warren, Pennsylvania. Northwest Merger Subsidiary is a wholly owned subsidiary of Northwest Bancorp.

     Section 4.02. Authority; No Violation.

     (a) Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary have full corporate power and authority to execute and deliver this Agreement and Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary have full corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary and the completion by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary and no other corporate proceedings on the part of Northwest Bancorp, Northwest Savings Bank or Northwest Merger Subsidiary are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary and, subject to receipt of the Regulatory Approvals, constitutes the valid and binding obligation of Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary, enforceable against Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to Northwest Savings Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

     (b)(A) The execution and delivery of this Agreement by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.03 hereof and Prestige Bancorp's and Northwest Bancorp's and Northwest Merger Subsidiary's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary with any of the terms or provisions hereof, will not (i) conflict with or result in a breach of any provision of the charter or bylaws of Northwest Bancorp, or the articles of incorporation or bylaws of any Northwest Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Northwest Bancorp or any Northwest Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Northwest Bancorp, Northwest Merger Subsidiary or Northwest Savings Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Northwest Bancorp, Northwest Merger Subsidiary or Northwest Savings Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults described in clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Northwest Bancorp.

     Section 4.03. Consents. Except for the receipt of the Regulatory Approvals and compliance with any conditions contained therein, the approval of this Agreement by the shareholders of Prestige Bancorp, the filing of articles of merger with the Office of the Pennsylvania Secretary of State pursuant to the PBCA, and the filing of articles of combination with the OTS, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any Persons are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary, and
(b) the completion by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary of the transactions contemplated hereby. Northwest Bancorp has no reason to believe that (i) any Regulatory Approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or that would adversely impact the ability of Northwest Savings Bank and Northwest Bancorp to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 4.04. Financial Statements. Northwest Bancorp has made available to Prestige Bancorp the Northwest Bancorp Financials. Except as set forth in Northwest Bancorp Disclosure Schedule 4.04, the Northwest Bancorp Financials have been prepared in accordance with GAAP and practices applied on a consistent basis throughout the periods covered by such statements, and (including the related notes where applicable) fairly present the consolidated financial position, results of operations and cash flows of Northwest Bancorp and the Northwest Bancorp Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto.

     Section 4.05. Compliance With Applicable Law.

     (a) Each of Northwest Bancorp and each Northwest Bancorp Subsidiary is in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

     (b) Each of Northwest Bancorp and each Northwest Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best Knowledge of Northwest Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement.

     (c) Neither Northwest Bancorp nor any Northwest Bancorp Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Northwest Bancorp or any Northwest Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Northwest Bancorp or any Northwest Bancorp Subsidiary; (iii) requiring or threatening to require Northwest Bancorp or any Northwest Bancorp Subsidiary, or indicating that Northwest Bancorp or any Northwest Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Northwest Bancorp or any Northwest Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Northwest Bancorp or any Northwest Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Northwest Bancorp nor any Northwest Bancorp Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Northwest Savings Bank as to compliance with the CRA is satisfactory or better.

     Section 4.06. Financing. As of the Merger Effective Date and giving effect to the Mergers, Northwest Bancorp and Northwest Savings Bank together will have funds that are sufficient and available to meet their obligations under this Agreement.

     Section 4.07. Regulatory Approvals. Northwest Bancorp and Northwest Savings Bank are not aware of any reason that they cannot obtain the Regulatory Approvals, and neither Northwest Bancorp nor Northwest Savings Bank has received any advice or information from any Regulatory Authority indicating that any such approval will be denied or are doubtful.

     Section 4.08. Tax Opinion. Northwest Bancorp and Northwest Savings Bank are not aware of any reason that they cannot obtain the tax opinion referenced in Section 6.02(h).

     Section 4.09. Legal Proceedings. Neither Northwest Bancorp nor Northwest Savings Bank is a party to any, and there are no pending or threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature that could materially adversely affect the ability of Northwest Bancorp or Northwest Savings Bank to perform under this Agreement.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

     Section 5.01. Conduct of Prestige Bancorp's Business.

     (a) From the date of this Agreement to the Closing Date, Prestige Bancorp and Prestige Bank each will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Northwest Bancorp. Prestige Bancorp and Prestige Bank will use their reasonable good faith efforts, to (i) preserve their business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for themselves the goodwill of their customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Northwest Bancorp in writing (which approval will not be unreasonably delayed or withheld) or as contemplated or required by this Agreement, Prestige Bancorp will not, and Prestige Bancorp will not permit Prestige Bank to:

          (i) amend any provision of its articles of incorporation, charter or other chartering documents or bylaws, impose, or suffer the imposition, on any share of stock held by Prestige Bancorp in Prestige Bank of any material lien, charge or encumbrance or permit any such lien to exist, or waive or release any material right or cancel or compromise any material debt or claim;

          (ii) change the number of shares of its authorized capital stock or issue or grant any Right, option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, redeem or otherwise acquire any shares of such capital stock, or sell or issue any shares of capital stock (except pursuant to the exercise of Prestige Bancorp Options);

          (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except that Prestige Bank may pay cash dividends to Prestige Bancorp;

          (iv) grant or agree to pay any bonus, severance or termination to, or enter into, extend or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any employee, officer or director, except (i) as set forth in Prestige Bancorp Disclosure Schedules 3.12 or 3.18, (ii) for normal increases in the ordinary course of business consistent with past practice (it being understood that any salary increase of 4% or less shall be deemed an increase in the ordinary course of business consistent with past practice), and (iii) as otherwise provided in
     Section 5.11 hereof, or hire any new employee without consulting with Northwest Bancorp prior to such hiring;

          (v) enter into or, except as may be required by law to maintain the qualified status thereof or otherwise required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or former directors, officers or employees, except as set forth in Prestige Bancorp Disclosure Schedule 5.01(a)(v); or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

          (vi) merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or business; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Prestige Bancorp, or Prestige Bank, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office except as set forth in Prestige Bancorp Disclosure Schedule 5.01(a)(vi);

          (vii) sell or otherwise dispose of the capital stock of Prestige Bank, or sell or otherwise dispose of any asset other than in the ordinary course of business consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, the collections and/or processing of checks, drafts, notes, instruments or letters of credit, Liens granted to the FHLB of Pittsburgh to secure advance to Prestige Bank from the FHLB of Pittsburgh, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any liability or indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

          (viii) make any change in policies with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, or GAAP;

          (ix) acquire any new loan participation or loan servicing rights;

          (x) except for any commitments disclosed on the Prestige Bancorp Disclosure Schedule 5.01(a)(x): make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in excess of $300,000; or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $300,000; or make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in any amount if thereafter the exposure to any one borrower or group of affiliated borrowers (including obligors under loan participations) in the aggregate would exceed $750,000;

          (xi) except for automatically renewing leases or as set forth in Prestige Bancorp Disclosure Schedule 5.01(a)(xi), renew or extend any lease, or by any act, or omission to act, allow any lease to renew or be extended;

          (xii) make any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof;

          (xiii) except for the execution of, and as otherwise provided for, contemplated in, or permitted by, this Agreement, the Schedules, and the Exhibits hereto, take any action that would give rise to a right of payment to any individual under any employment agreement, or take any action that would give rise to a right of payment to any individual under any Compensation and Benefit Plan;

          (xiv) Except as set forth in Prestige Bancorp Disclosure Schedule 5.01(a)(xiv), purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc, or with a remaining term to maturity of more than five (5) years;

          (xv) engage in any new loan transaction with an officer or director;

          (xvi) materially change the pricing strategies of Prestige Bank with respect to its deposit or loan accounts;

          (xvii) enter into any agreement, arrangement or commitment not made in the ordinary course of business;

          (xviii) change its method of accounting in effect prior to the Merger Effective Date, except as required by changes in laws or regulations, by Regulatory Authorities having jurisdiction over Prestige Bancorp or Prestige Bank, or by GAAP concurred in by Prestige Bancorp's independent certified public accountants;

          (xix) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

          (xx) invest in "high risk" mortgage derivative investments as defined by the Federal Financial Institutions Examination Council;

          (xxi) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

          (xxii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

          (xxiii) take any action that would result in any of the representations or warranties of Prestige Bancorp or Prestige Bank contained in this Agreement not to be true and correct in any material respect as of the Merger Effective Date or that could reasonably result in a material delay in consummation of the transactions contemplated hereby;

          (xxiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon indicating that there is no apparent violation of or liability under the Environmental Laws, provided, however, that it shall not be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five (5) acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws;

          (xxv) except in the ordinary course of business consistent with past practice and involving an amount not in excess of $50,000, settle any claim, action or proceeding; provided that no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could be material to Prestige Bancorp and Prestige Bank, taken as a whole; or

          (xxvi) agree to do any of the foregoing.

     Except as otherwise set forth above in this Section 5.01, for purposes of this Section 5.01, unless provided for in a business plan, budget or similar document delivered to Northwest Bancorp prior to the date of this Agreement, it shall not be considered in the ordinary course of business for Prestige Bancorp or Prestige Bank to do any of the following: (i) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than (w) pledges of, or Liens on, assets to secure government deposits, advances made to Prestige Bank by FHLB of Pittsburgh, the payment of taxes, assessments, or similar charges which are not yet due and payable, the payment of deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts consistent with past practices, or the collection and/or processing of checks, drafts or letters of credit consistent with customary banking practices, or to exercise trust powers, (x) sales of assets received in satisfaction of debts previously contracted in the ordinary course of banking business, or (y) issuance of loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by Prestige Bancorp or a Prestige Bank or repurchase agreements made, in each case, in the ordinary course of banking business; or (ii) undertake or enter any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Prestige Bancorp or

Prestige Bank of more than $10,000 annually, or containing a material financial commitment and extending beyond twelve (12) months from the date hereof.

     Section 5.02. Access; Confidentiality.

     (a) Each of Prestige Bancorp and Prestige Bank shall permit Northwest Bancorp and its representatives reasonable access to its properties, and shall disclose and make available to them all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Prestige Bancorp and Prestige Bank, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) (other than minutes of any confidential discussion of this Agreement and the transactions contemplated hereby), and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Northwest Bancorp may have a reasonable interest (provided that Prestige Bancorp shall not be required to provide access to any information that would violate its, or Prestige Bank's, attorney-client privilege or would violate applicable law, regulation, or confidentiality agreement identified in Prestige Bancorp Disclosure Schedule 5.02(a)). Prestige Bancorp and Prestige Bank shall make their respective officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Northwest Bancorp and its representatives. In addition, from the date of this Agreement through the Closing Date, Prestige Bancorp and Prestige Bank shall permit employees of Northwest Bancorp reasonable access to information relating to problem loans, loan restructurings and loan workouts of Prestige Bancorp and Prestige Bank. The parties will hold all such information delivered in confidence to the extent required by, and in accordance with, the provisions of confidentiality set forth in a letter agreement, dated October 9, 2001, between Prestige Bancorp and Northwest Bancorp (the "Confidentiality Agreement").

     (b) Northwest Bancorp agrees to conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Prestige Bancorp and Prestige Bank.

     (c) If the transactions contemplated by this Agreement shall not be consummated, Prestige Bancorp and Northwest Bancorp will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. Prestige Bancorp and Northwest Bancorp shall each give prompt written notice to the other party of any contemplated disclosure where such disclosure is so legally required.

     Section 5.03. Regulatory Matters and Consents.

     (a) Northwest Bancorp and Northwest Savings Bank will prepare all Applications, make all filings, and pay all filing fees for all Regulatory Approvals necessary or advisable to consummate the transactions contemplated by this Agreement; and Northwest Bancorp and Northwest Savings Bank will and use their best efforts to obtain as promptly as practicable after the date hereof, all Regulatory Approvals necessary or advisable to consummate the transactions contemplated by this Agreement. The information supplied, or to be supplied, by Northwest Bancorp or Northwest Savings Bank for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     (b) Prestige Bancorp will furnish Northwest Bancorp with all information concerning Prestige Bancorp and Prestige Bank as may be necessary or advisable in connection with any Application or filing made by or on behalf of Northwest Bancorp to any Regulatory Authority in connection with the transactions contemplated by this Agreement. The information supplied, or to be supplied, by Prestige Bancorp for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material respects.

     (c) Northwest Bancorp and Prestige Bancorp will promptly furnish each other with copies of all material written communications to, or received by them from any Regulatory Authority, and notice of material oral communications with the Regulatory Authorities, in respect of the transactions contemplated hereby, except information that is filed by either party that is designated as confidential.

     (d) The parties hereto agree that they will consult with each other with respect to the obtaining of all Regulatory Approvals and other necessary permits, consents, approvals and authorizations of Regulatory Authorities. Northwest Bancorp will furnish Prestige Bancorp with (i) copies of all Applications prior to filing with any Regulatory Authority and provide Prestige Bancorp a reasonable opportunity to provide changes to such Applications, (ii) copies of all Applications filed by Northwest Bancorp and (iii) copies of all Regulatory Reports filed by Northwest Bancorp after the date hereof.

     (e) Prestige Bancorp and Prestige Bank, and Northwest Bancorp, will cooperate with each other in the foregoing matters and will furnish the responsible party with all information concerning it as may be necessary or advisable in connection with any Application or filing (including the Proxy Statement and any report filed with the SEC) made by or on behalf of Northwest Bancorp or Prestige Bancorp to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, each party will provide certificates and other documents reasonably requested by the other.

     Section 5.04. Taking of Necessary Action.

     (a) Northwest Bancorp and Prestige Bancorp shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) obtain any necessary shareholder approval of their respective shareholders to complete the Merger, (ii) furnish such information as may be required in connection with the preparation of the documents referred to in Section 5.03 of this Agreement, and (iii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Mergers and the other transactions contemplated by this Agreement, including, without limitation, (A) obtaining the consent or approval of each Person whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither Prestige Bancorp nor Prestige Bank shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Northwest Bancorp, and
(B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement; provided that nothing herein contained shall preclude Northwest Bancorp or Prestige Bancorp from exercising its rights under this Agreement.

     (b) Prestige Bancorp shall prepare, subject to the review and consent of Northwest Bancorp with respect to matters relating to Northwest Bancorp and the transactions contemplated by this Agreement, a Proxy Statement to be filed by Prestige Bancorp with the SEC and to be mailed to the shareholders of Prestige Bancorp in connection with the meeting of its shareholders and transactions contemplated hereby, which Proxy Statement shall conform to all applicable legal requirements. The parties shall cooperate with each other with respect to the preparation of the Proxy Statement. Prestige Bancorp shall, as promptly as practicable following the preparation thereof, file the Proxy Statement with the SEC and Prestige Bancorp shall use all reasonable efforts to have the Proxy Statement mailed to shareholders as promptly as practicable after such filing. Prestige Bancorp will promptly advise Northwest Bancorp of the time when the Proxy Statement has been filed and mailed, or of any comments from the SEC or any request by the SEC for additional information. The information to be supplied by Northwest Bancorp for inclusion in the Proxy Statement will not, at the time the Proxy Statement is mailed to Prestige Bancorp shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

     Section 5.05. Certain Agreements.

     (a) From and after the Merger Effective Date, Northwest Bancorp and Northwest Savings Bank, jointly and severally shall to the fullest extent permitted under applicable law, agree to indemnify, defend and hold harmless each present and former director and/or officer of Prestige Bancorp and Prestige Bank as of the Merger Effective Date (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of Northwest Bancorp, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Merger Effective Date (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such Indemnified Party is or was a director or officer of Prestige Bancorp or Prestige Bank, regardless of whether such Claim is asserted or claimed prior to, at or after the Merger Effective Date, to the fullest extent to which directors and officers of Prestige Bancorp are entitled under the PBCA, Prestige Bancorp's articles of incorporation and bylaws, or other applicable law as in effect on the date hereof (and Northwest Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible to a Pennsylvania corporation under the PBCA and Prestige Bancorp's articles of incorporation and bylaws as in effect on the date hereof; provided, that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification). All rights to indemnification in respect of a Claim shall continue until the final disposition of such Claim. No indemnification shall be required under this Section 5.05(a) if prohibited by applicable law.

     (b) Any Indemnified Party wishing to claim indemnification under Section 5.05(a), upon learning of any Claim, shall promptly notify Northwest Bancorp, but the failure to so notify shall not relieve Northwest Bancorp of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Northwest Bancorp. In the event of any Claim, (1) Northwest Bancorp shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to such Indemnified Party for any legal expenses of other legal counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, if Northwest Bancorp elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Northwest Bancorp and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to him, and Northwest Bancorp shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefore are received, provided further that Northwest Bancorp shall in all Claims be obligated pursuant to this Section 5.05(b) to pay for only one firm of counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same allegations or circumstances, (2) the Indemnified Party will cooperate in the defense of any such Claim and (3) Northwest Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

     (c) In the event Northwest Bancorp or any of is successors or assigns (1) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Northwest Bancorp assume the obligations set forth in this Section 5.05.

     (d) Northwest Bancorp shall maintain in effect for three (3) years from the Merger Effective Date, the current directors' and officers' liability insurance policy maintained by Prestige Bancorp (provided that Northwest Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Merger Effective Date. In connection with the foregoing, Prestige Bancorp agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

     (e) The provisions of this Section 5.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     Section 5.06. No Other Bids and Related Matters. From and after the date hereof until the termination of this Agreement, neither Prestige Bancorp, nor Prestige Bank, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Prestige Bancorp or Prestige Bank), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to take any such action, and Prestige Bancorp shall notify Northwest Bancorp orally (within one Business Day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals that it or Prestige Bank or any such officer, director employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters. Provided, however, that nothing contained in this Section 5.06 shall prohibit the Board of Directors of Prestige Bancorp from (i) furnishing information to, or entering into discussions or negotiations with any Person that makes an unsolicited written, bona fide proposal, to acquire Prestige Bancorp or Prestige Bank pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Prestige Bancorp receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to Prestige Bancorp's shareholders, (B) the Board of Directors of Prestige Bancorp, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of Prestige Bancorp to comply with its fiduciary duties to shareholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal"), (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Prestige Bancorp
(x) provides reasonable notice to Northwest Bancorp to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity (identifying such person or entity) and (y) receives from such person or entity an executed confidentiality agreement substantially identical in all material respects to the Confidentiality Agreement, and (D) the Prestige Bancorp meeting of shareholders convened to approve this Agreement has not occurred, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or (iii) prior to the Prestige Bancorp Special Meeting of Shareholders convened to approve this Agreement, failing to make or withdrawing or modifying its recommendation to shareholders, because there exists a Superior Proposal and based upon the advice of independent legal counsel, determined in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions contemplated hereunder) involving Prestige Bancorp or any of its subsidiaries: (i) any merger, consolidation, share excha nge, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Prestige Bancorp, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Prestige Bancorp or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Section 5.07. Duty to Advise; Duty to Update Prestige Bancorp's Disclosure Schedules. Prestige Bancorp shall promptly advise Northwest Bancorp in writing of any change or event having a Material Adverse Effect on it or on Prestige Bank or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Prestige Bancorp shall update Prestige Bancorp's Disclosure Schedules as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Prestige Bancorp Disclosure Schedules. The delivery of such updated Schedule shall not relieve Prestige Bancorp from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.02(c) hereof.

     Section 5.08. Conduct of Northwest Bancorp's and Northwest Savings Bank's Business. From the date of this Agreement to the Closing Date, Northwest Bancorp and Northwest Savings Bank each will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with its employees, and (z) preserve for itself the goodwill of its customers. From the date of this Agreement to the Merger Effective Date, neither Northwest Bancorp nor Northwest Savings Bank will (i) amend its charter or bylaws in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement; (ii) take any action that would result in any of the representations and warranties of Northwest Bancorp or

Northwest Savings Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law; (iii) take any action which would or is reasonably likely to adversely effect or materially delay the receipt of the Regulatory Approvals or other necessary approvals; (iv) take action which would or is reasonably likely to materially and adversely affect Northwest Bancorp's or Northwest Savings Bank's ability to perform its covenants and agreements under this Agreement; (v) take any action that would result in any of the conditions to the Merger not being satisfied; or (vi) agree to do any of the foregoing.

     Section 5.09. Board and Committee Minutes. Prestige Bancorp and Prestige Bank shall each provide to Northwest Bancorp, within thirty (30) days after any meeting of their respective Board of Directors, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except for information relating to the transactions contemplated by this agreement and deemed confidential by the Board of Directors or subject to the attorney-client privilege, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided to each party prior to the Closing Date.

     Section 5.10. Undertakings by Prestige Bancorp and Northwest Bancorp.

     (a) From and after the date of this Agreement:

          (i) Voting by Directors. Simultaneous with the execution of this Agreement, Prestige Bancorp's directors shall each enter into the agreement set forth as Exhibit B to this Agreement;

          (ii) Proxy Solicitor. Prestige Bancorp may retain a proxy solicitor in connection with the solicitation of shareholder approval of this Agreement;

          (iii) Outside Service Bureau Contracts. If requested to do so by Northwest Bancorp, Prestige Bancorp shall use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to Prestige Bancorp, on terms and conditions mutually acceptable to Prestige Bancorp and Northwest Bancorp;

          (iv) Board Meetings. Prestige Bancorp and Prestige Bank shall permit a representative of Northwest Bancorp to attend any meeting of Prestige Bancorp and/or Prestige Bank's Board of Directors or the Executive Committees thereof (provided that neither Prestige Bancorp nor Prestige Bank shall be required to permit the Northwest Bancorp representative to remain present during any confidential discussion);

          (v) List of Nonperforming Assets. Prestige Bancorp shall provide Northwest Bancorp, within ten (10) days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this Section 5.10(a)(v), means (i) loans that are "Troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and
     (iv) impaired loans;

          (vi) Reserves and Merger Related Costs. On or before the Merger Effective Date, and at the request of Northwest Bancorp, Prestige Bancorp shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Prestige Bancorp to those of Northwest Bancorp (as such practices and methods are to be applied to Prestige Bancorp from and after the Merger Effective Date) and Northwest Bancorp's plans with respect to the conduct of the business of Prestige Bancorp following the Merger Effective Date and otherwise to reflect Merger related expenses and costs incurred by Prestige Bancorp; provided, however, that Prestige Bancorp shall not be required to take any such action unless Northwest Bancorp agrees in writing that all conditions to closing set forth in Section 6.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Northwest Bancorp of the writing referred to in the preceding clause, Prestige Bancorp shall provide Northwest Bancorp a written statement, certified without personal liability by the chief executive officer of Prestige Bancorp and dated the date of such writing, that the representation made in Section 3.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Prestige Bancorp or Prestige Bank pursuant to this Section 5.10(a)(vi), or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or the occurrence of a Material Adverse Effect with respect to Prestige Bancorp or Prestige Bank or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.01(b) hereof. No action shall be required to be taken by Prestige Bancorp pursuant to this Section 5.10(vi) if, in the opinion of Prestige Bancorp's independent auditors, such action would contravene GAAP;

          (vii) Shareholders' Meeting. Prestige Bancorp shall submit this Agreement to its shareholders for approval at a special meeting to be held as soon as practicable, and, subject to the next sentence, its Boards of Director shall recommend approval of this Agreement to the Prestige Bancorp shareholders. The Board of Directors of Prestige Bancorp may fail to make such a recommendation, or withdraw, modify or change any such recommendation only in connection with a Superior Proposal, as set forth in
     Section 5.06 of this Agreement, and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under Pennsylvania law. Prestige Bancorp shall take all steps necessary in order to hold a special meeting of shareholders for the purpose of approving this Agreement within three (3) months of the date of this Agreement, or as soon thereafter as is practicable. The Proxy Statement will not, at the time it is mailed to Prestige Bancorp shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading; except that Prestige Bancorp assumes no responsibility for any statement of a material fact, or failure to state a material fact necessary in order to make the statements therein not misleading, concerning Northwest Bancorp or Northwest Savings Bank that is included in the Proxy Statement and that is provided in writing by Northwest Bancorp or Northwest Savings Bank; and

     (b) From and after the date of this Agreement, Northwest Bancorp and Prestige Bancorp shall each:

          (i) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications,
     (B) the Proxy Statement, (C) all other documents necessary to obtain any other approvals, consents, waivers and authorizations required to effect the completion of the Merger and the other transactions contemplated by this Agreement, and (D) all other documents contemplated by this Agreement;

          (ii) Public Announcements. Cooperate and cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to shareholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit any party from making any disclosure that its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure;

          (iii) Systems Conversions. Prestige Bancorp and Northwest Bancorp shall meet on a regular basis to discuss and plan for the conversion of Prestige Bank and Prestige Bancorp's data processing and related electronic informational systems to those used by Northwest Savings Bank and Northwest Bancorp, which planning shall include, but not be limited to, discussion of the possible termination by Prestige Bancorp of third-party service provider arrangements effective at the Merger Effective Date or at a date thereafter, non-renewal of personal property leases and software licenses used by Prestige Bancorp in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Prestige Bancorp shall not be obligated to take any such action prior to the Merger Effective Date and, unless Prestige Bancorp otherwise agrees, no conversion shall take place prior to the Merger Effective Date. In the event that Prestige Bancorp takes, at the request of Northwest Bancorp, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Northwest Bancorp shall indemnify Prestige Bancorp for any such fee and charges, and the costs of reversing the conversion process, if the Merger is not consummated for any reason other than a breach of this Agreement by Prestige Bancorp, or a termination of this Agreement under Section 7.01(c)(iv) or (d)(iv).

          (iv) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

          (v) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

          (vi) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents and Regulatory Reports simultaneously with the filing thereof; and

          (vii) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due, except those being contested in good faith.

     (c) Prestige Bancorp Disclosure Schedule 5.10(c) sets forth a good faith estimate of Prestige Bancorp's budget of Merger-related expenses (the "Budget") to be incurred and payable by Prestige Bancorp in connection with this Agreement and the transactions contemplated hereby, including the fee and expenses of counsel, accountants, investment bankers and other professionals. Prestige Bancorp shall promptly notify Northwest Bancorp if or when it determines that it expects to exceed its Budget. Promptly, but in any event within 30 days, after the execution of this Agreement, Prestige Bancorp shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Prestige Bancorp shall accrue and/or pay all of such amounts as soon as possible. Prestige Bancorp shall request that its professionals render monthly invoices within 30 days after the end of each month. Prestige Bancorp shall notify Northwest Bancorp monthly of all out-of-pocket expenses, which Prestige Bancorp has incurred in connection with this Agreement. No later than three (3) business days prior to the Closing Date, Prestige Bancorp shall provide Northwest Bancorp with a statement of all Merger-related expenses incurred and payable, and to be incurred and payable, including the fees and expenses of counsel, accountants, investment bankers and other professionals, and all costs and expenses associated with any legal proceedings relating to this Agreement and the transactions contemplated hereunder, through the merger Effective Date (the "Closing Expense Statement").

     Section 5.11. Employee and Termination Benefits; Directors and Management.

     (a) Employee Benefits.  Except as set forth in Prestige Bancorp Disclosure
Schedule 3.08 and as otherwise provided in this Section 5.11 of this Agreement, as of or after the Merger Effective Date, and at Northwest Bancorp's election and subject to the requirements of the Code, the Compensation and Benefit Plans may continue to be maintained separately, consolidated, or terminated. If requested by Northwest Bancorp in writing not later than ten (10) days before the Merger Effective Date and provided that Northwest Bancorp has indicated in writing that the conditions to its obligations set forth in Section 6.02 hereof have been satisfied or waived, Prestige Bancorp shall take such steps within its power to effectuate a termination of any Compensation and Benefit Plan as of the Merger Effective Date, provided that the Compensation and Benefit Plan can be terminated within such period. In the event of a consolidation of any or all of such plans or in the event of termination of any Prestige Bancorp Compensation and Benefit Plan, except as otherwise set forth in this Section 5.11, employees of Prestige Bancorp or Prestige Bank who continue as employees of Northwest Bancorp or Northwest Savings Bank after the Merger Effective Date ("Continuing Employees") shall be eligible to participate in any Northwest Savings Bank employee plan of similar character immediately upon such consolidation or as of the first entry date coincident with or immediately following such termination. Continuing Employees shall receive credit for service with Prestige Bancorp or Prestige Bank for purposes of determining eligibility and vesting but not for purposes of accruing or computing benefits under (i) any similar existing Northwest Bancorp benefit plan except that Continuing Employees shall be treated as new employees under the Northwest Savings Bank Employee Stock Ownership Plan and Northwest Savings Bank's annual holiday bonus program, or (ii) any new Northwest Bancorp benefit plan in which Continuing Employees or their dependents would be eligible to enroll, subject to any pre-existing conditions or other exclusions to which such person were subject under the Compensation and

Benefit Plans. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements and evidence of insurability requirements. Continuing Employees shall have no rights in Northwest Savings Bank's terminated post-retirement health benefit plan.

     (b) In the event of the termination of any Prestige Bancorp or Prestige Bank health, disability or life insurance plan, or the consolidation of any Prestige Bancorp or Prestige Bank health, disability or life insurance plan with any Northwest Bancorp or Northwest Savings Bank health, disability or life insurance plan, Northwest Bancorp shall as soon as practicable make available to Continuing Employees and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to employees of Northwest Bancorp or Northwest Savings Bank. Unless a Continuing Employee affirmatively terminates coverage under a Prestige Bancorp or Prestige Bank health, disability or life insurance plan prior to the time that such Continuing Employee becomes eligible to participate in the Northwest Bancorp or Northwest Savings Bank health, disability or life insurance plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Prestige Bancorp or Prestige Bank health, disability or life insurance plans prior to the time such Continuing Employees and their dependents become eligible to participate in such plans, programs and benefits common to all employees of Northwest Bancorp or Northwest Savings Bank and their dependents. Terminated Prestige Bancorp and Prestige Bank employees and qualified beneficiaries will have the right to continue coverage under group health plans of Northwest Bancorp and/or Northwest Bancorp Subsidiaries in accordance with Code Section 4980B(f). Continuing Employees who become covered under a Northwest Bancorp or Northwest Savings Bank health plan shall be required to satisfy the deductible limitations of the Northwest Bancorp or Northwest Savings Bank health plan for the plan year in which the coverage commences, without offset for deductibles satisfied under the Prestige Bancorp or Prestige Bank health plan. In the event of any termination of any Prestige Bancorp or Prestige Bank health plan, or consolidation of any Prestige Bancorp or Prestige Bank health plan with any health plan of Northwest Bancorp and/or Northwest Bancorp subsidiaries, any pre-existing condition, limitation or exclusion in the health plan of Northwest Bancorp and/or Northwest Bancorp subsidiaries shall not apply to Continuing Employees or their covered dependents who have satisfied such pre-existing condition exclusion waiting period under a Prestige Bancorp or Prestige Bank health plan with respect to such pre-existing condition on the Merger Effective Date and who then change that coverage to the health plan of Northwest Bancorp and/or Northwest Bancorp subsidiaries at the time such Continuing Employee is first given the option to enroll in such health plan.

     (c) If, after the Merger Effective Date, Northwest Savings Bank continues in effect the 401(k) plan previously maintained by Prestige Bank, Northwest Savings Bank shall not be required to cause employees who are covered by such plan to participate in any other 401(k) plan with respect to any period for which Northwest Savings Bank makes contributions to such Prestige Bank 401(k) plan provided that Northwest Bancorp and/or Northwest Savings Bank shall maintain a contribution equal to the same level of contribution as provided in the Northwest Savings Bank 401(k) plan. Nothing in this Section 5.11 shall be construed to require any duplication of benefits.

     (d) The Prestige Bank Employee Stock Ownership Plan (the "Prestige Bank ESOP") shall be terminated as of the Merger Effective Date (all shares held by the Prestige Bank ESOP shall be converted into the right to receive the Merger Consideration), all outstanding Prestige Bank ESOP indebtedness shall be repaid from the proceeds of the Merger Consideration for the unallocated shares of Prestige Bancorp Common Stock, and the remaining balance shall be allocated to Prestige Bank employees, as provided for in the Prestige Bank ESOP, subject to the Code, ERISA, and rules and regulations promulgated thereunder. In connection with the termination of the Prestige Bank ESOP, Prestige Bank shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the Prestige Bank ESOP on termination and any amendments made to the Prestige Bank ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Code Section 401(a). Any and all distributions from the Prestige Bank ESOP after its termination shall be made consistent with the aforementioned determination letter.

     (e) Northwest Bancorp shall honor the employment, change of control and severance contracts or plans as set forth in Prestige Bancorp Disclosure
Schedule 5.11(e), and each of the persons identified in Prestige Bancorp Disclosure Schedule 5.11(e) shall execute a termination and release agreement, substantially in the form set forth in Prestige Bancorp Disclosure Schedule 5.11(e), releasing rights under such existing employment, change of control and severance contracts or plans in consideration of the cash payment and benefits identified in Prestige Bancorp Disclosure Schedule 5.11(e); provided that notwithstanding anything contained therein or in this Agreement, no payment shall be made under any employment, change of control and severance contract or plan that would constitute a "parachute payment" (as such term is defined in Section 280G of the Code). After the Merger Effective Date, any former employee of Prestige Bancorp or Prestige Bank whose employment is actually terminated by Northwest Bancorp within six (6) months of the Merger Effective Date, other than the five (5) employees identified in Prestige Bancorp Disclosure Schedule 5.11(e), shall receive two
(2) weeks salary for each year of service with a minimum of eight (8) weeks of salary, and shall receive health benefit coverage substantially similar to the coverage received by such person immediately prior to termination of employment for a period of six months following termination of employment or until enrolled in another health plan, whichever is first, provided that any coverage period required under Code Section 4980B(f) shall run concurrently with the period that health benefit coverage is provided to such person(s) under this Section 5.11(e).

     (f) Each person who serves on the Board of Directors of Prestige Bancorp or Prestige Bank both on the date of this agreement and immediately prior to the Merger Effective Date shall be offered a position as an advisory director on Northwest Savings Bank's South Hills Advisory Board immediately following the Merger Effective Date. For service on such advisory board for the first year following the Merger Effective Date, the former chairman of the Prestige Bancorp Board of Directors shall receive $1000 per month, all former outside directors of Prestige Bancorp or Prestige Bank shall each receive $800 per month and all other former directors of Prestige Bancorp or Prestige Bank shall each receive $500 per month, provided that no former director shall receive fees for service during the first year following the Merger Effective Date that exceed the rate at which director fees are paid on the date hereof. After one year, fees paid to former directors of Prestige Bancorp or Prestige Bank shall be modified to conform to Northwest Savings Bank's advisory board fee schedule.

     (g) After the effective date of this Agreement and prior to the Merger Effective Date, Prestige Bancorp shall be permitted to grant awards of forty-three (43) shares of restricted stock under the Prestige Bancorp Restricted Stock Plan. Prior to the Merger Effective Date, Prestige Bancorp shall take all actions necessary to terminate the Prestige Bancorp Stock Option Plan and Prestige Bancorp Restricted Stock Plan, effective as of the Merger Effective Date. Each person who becomes entitled to a cash payment in cancellation of an option award shall be required to enter into an agreement and release in complete and full satisfaction of all liabilities and obligations of Prestige Bancorp or Prestige Bank under such award and consideration of such cash payment. Each recipient of a restricted stock award for which vesting is accelerated in connection with the Merger shall be required to enter into an agreement and release acknowledging that, upon payment of the Merger Consideration attributable to such shares, such person's rights under such award shall be satisfied in full and the award terminate.

     (h) Prestige Bancorp Disclosure Schedule 3.12 sets forth the accrued vacation pay for employees as of the date of this Agreement that has been accrued and expensed during 2001 based on hours worked during 2001, and the rate of accrual of vacation pay during 2002. Upon Northwest Savings Bank's actual termination prior to December 31, 2002 of any Prestige Bank employee identified in Schedule 3.12 for whom vacation pay was accrued and expensed based on 2001 employment with Prestige Bank or for whom vacation pay was accrued during 2002 prior to the Merger Effective Date, such employee shall be entitled to payment of any such accrued and expensed vacation pay. Any retained employee will be entitled to any such unused vacation during 2002.

     Section 5.12. Duty to Advise; Duty to Update Northwest Bancorp's Disclosure Schedules. Northwest Bancorp shall promptly advise Prestige Bancorp of any change or event having a Material Adverse Effect on it or on any Northwest Bancorp Subsidiary or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Northwest Bancorp shall update the Northwest Bancorp Disclosure Schedules as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Northwest Bancorp Disclosure Schedule. The delivery of such updated Schedules shall not relieve Northwest Bancorp from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.01(c) hereof.

     Section 5.13. Bank and Related Merger Transactions.

     (a) As soon as practicable following the Merger Effective Date, Northwest Bancorp shall, and it shall cause Prestige Bancorp (as the Surviving Corporation in the Merger) to, effect the Company Merger by executing a merger agreement and filing articles of merger or a certificate of complete liquidation with the Office of the Pennsylvania Secretary of State pursuant to the PBCA, and articles of combination with the OTS. The Company Merger shall become effective at the time (the "Subsequent Effective Time") specified in the articles of merger or certificate of complete liquidation and/or articles of combination. As a result of the Company Merger, the separate corporate existence of Prestige Bancorp shall cease and Northwest Bancorp shall be the surviving corporation and continue its corporate existence under the laws of the United States.

     (b) As soon as practicable after consummation of the Company Merger, Northwest Savings Bank and Prestige Bank shall take all actions necessary and appropriate, including entering into an appropriate merger agreement in the form attached to this Agreement as Exhibit A (the "Bank Merger Agreement"), to cause Prestige Bank to effect the Bank Merger in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement. As a result of the Bank Merger, the separate corporate existence of Prestige Bank shall cease and Northwest Savings Bank shall be the surviving corporation and continue its corporate existence under the laws of the Commonwealth of Pennsylvania.

                                   ARTICLE VI
                                   CONDITIONS

     Section 6.01. Conditions to Prestige Bancorp's Obligations under this Agreement. The obligations of Prestige Bancorp and Prestige Bank hereunder shall be subject to satisfaction as of or prior to the Merger Effective Date of each of the following conditions, unless waived by Prestige Bancorp pursuant to
Section 8.03 hereof:

          (a) Corporate Proceedings. All action required to be taken by, or on the part of, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger, shall have been duly and validly taken by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary, and Prestige Bancorp shall have received certified copies of the resolutions evidencing such authorizations;

          (b) Covenants. The obligations and covenants of Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary required by this Agreement to be performed by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary as of or prior to the Merger Effective Date shall have been duly performed and complied with in all material respects;

          (c) Representations and Warranties. Each of the representations and warranties of Northwest Bancorp and Northwest Savings Bank in this Agreement that is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Merger Effective Date;

          (d) Approvals of Regulatory Authorities. Northwest Bancorp shall have received all Regulatory Approvals and other approvals necessary to effect the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

          (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby;

          (f) Officer's Certificate. Northwest Bancorp shall have delivered to Prestige Bancorp a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 6.01 have been satisfied, to the Knowledge of the officer executing the same; and

          (g) Approval of Prestige Bancorp's Shareholders. This Agreement shall have been approved by the shareholders of Prestige Bancorp by such vote as is required under the PBCA, Prestige Bancorp's certificate of incorporation and bylaws, and under Nasdaq requirements applicable to it.

     Section 6.02 Conditions to Northwest Bancorp's Obligations under this Agreement. The obligations of Northwest Bancorp and Northwest Savings Bank hereunder shall be subject to satisfaction as of or prior to the Merger Effective Date of each of the following conditions, unless waived by Northwest Bancorp pursuant to Section 8.03 hereof:

          (a) Corporate Proceedings. All action required to be taken by, or on the part of, Prestige Bancorp and Prestige Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger, shall have been duly and validly taken by Prestige Bancorp and Prestige Bank, and Northwest Bancorp shall have received certified copies of the resolutions evidencing such authorizations;

          (b) Covenants. The obligations and covenants of Prestige Bancorp and Prestige Bank required by this Agreement to be performed as of or prior to the Merger Effective Date shall have been duly performed and complied with in all material respects;

          (c) Representations and Warranties. Each of the representations and warranties of Prestige Bancorp and Prestige Bank in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Merger Effective Date;

          (d) Approvals of Regulatory Authorities. Northwest Bancorp and Northwest Savings Bank shall have received all Regulatory Approvals and other approvals necessary to effect the Merger (without the imposition of any condition that is in Northwest Bancorp's reasonable judgment unduly burdensome, excluding standard conditions that are normally imposed by the Regulatory Authorities in bank merger transactions); and all notice and waiting periods required thereunder shall have expired or been terminated;

          (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby;

          (f) No Material Adverse Effect. Except as set forth in Prestige Bancorp Disclosure Schedule 3.07, since December 31, 2000, there shall not have occurred any Material Adverse Effect with respect to Prestige Bancorp; and

          (g) Officer's Certificate. Prestige Bancorp shall have delivered to Northwest Bancorp a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) (but excluding (d)) of this Section 6.02 have been satisfied, to the Knowledge of the officer executing the same.

          (h) Tax Opinion. Northwest Bancorp shall have received an opinion or opinions of Luse Lehman Gorman Pomerenk & Schick, P.C., counsel to Northwest Bancorp, substantially to the effect set forth on Exhibit C.

                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

     Section 7.01 Termination. This Agreement may be terminated at any time prior to the Merger Effective Date, whether before or after approval of the shareholders of Prestige Bancorp referred to in Section 5.10(a)(vii) hereof:

          (a) by mutual written consent of the parties authorized by their respective boards of directors;

          (b) by Northwest Bancorp or Prestige Bancorp (i) if the Merger Effective Date shall not have occurred on or prior to October 1, 2002, (ii) if a vote of the shareholders of Prestige Bancorp is taken and such shareholders fail to approve this Agreement at the special meeting of shareholders (or any adjournment thereof) of Prestige Bancorp contemplated by Section 5.10(a)(vii) hereof, or (iii) any Regulatory Authority formally disapproves the issuance of any Regulatory Approval or other necessary approval, unless in the case of clause (ii) of this Section 7.01(b) such failure is due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party on or before such special meeting of shareholders, and in the case of clause (i) of this Section 7.01(b), the right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by October 1, 2002.

          (c) by Northwest Bancorp if (i) at the time of such termination any of the representations and warranties of Prestige Bancorp or Prestige Bank contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.02(b) or (c) hereof cannot be satisfied, (ii) there shall have been any material breach of any covenant, agreement or obligation of Prestige Bancorp or Prestige Bank hereunder and such breach shall have not been remedied by Prestige Bancorp, Prestige Bank or any other Person within thirty (30) days after receipt by Prestige Bancorp of notice in writing from Northwest Bancorp specifying the nature of such breach and requesting that it be remedied, (iii) any Regulatory Authority approves the transactions contemplated but with conditions attached such that the requirements of Section 6.02(d) are not satisfied,
     (iv) Prestige Bancorp has received a Superior Proposal, and in accordance with Section 5.06 of this Agreement, the Board of Directors of Prestige Bancorp has entered into an acquisition agreement with respect to the Superior Proposal or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Northwest Bancorp, or (v) any event occurs such that a condition set forth in Sections 6.02 hereof which must be fulfilled before Northwest Bancorp is obligated to consummate the Merger cannot be fulfilled and non-fulfillment is not waived by Northwest Bancorp.

          (d) by Prestige Bancorp if (i) at the time of such termination any of the representations and warranties of Northwest Bancorp and Northwest Savings Bank contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.01(b) and/or (c) hereof cannot be satisfied, (ii) there shall have been any material breach of any covenant, agreement or obligation of Northwest Bancorp or Northwest Savings Bank hereunder and such breach shall not have been remedied by Northwest Bancorp, Northwest Savings Bank or any other Person within thirty
     (30) days after receipt by Northwest Bancorp of notice in writing from Prestige Bancorp specifying the nature of such breach and requesting that it be remedied, (iii) any event occurs such that a condition set forth in Sections 6.01 hereof which must be fulfilled before Prestige Bancorp is obligated to consummate the Merger cannot be fulfilled and non-fulfillment is not waived by Prestige Bancorp, or (iv) Prestige Bancorp has received a Superior Proposal, and in accordance with Section 5.06 of this Agreement, the Board of Directors of Prestige Bancorp has made a determination to accept such Superior Proposal subject to approval thereof by the Prestige Bancorp's shareholders, and simultaneously with the termination of this Agreement pursuant to this Section 7.01(d)(iv) Prestige Bancorp enters into an acquisition agreement with respect to the Superior Proposal, provided that Prestige Bancorp shall not terminate this Agreement pursuant to this
     Section 7.01(d)(iv) and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following Northwest Bancorp's receipt of written notice advising Northwest Bancorp that Prestige Bancorp has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether Prestige Bancorp intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, Prestige Bancorp shall provide a reasonable opportunity to Northwest Bancorp during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable Prestige Bancorp to proceed with the Merger on such adjusted terms.

     Section 7.02. Effect of Termination.  Except as otherwise provided in
Section 8.01 of this Agreement, if this Agreement is terminated pursuant to
Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.02 and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Northwest Bancorp or Prestige Bancorp to the other.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     Section 8.01. Expenses.

     (a) Except as otherwise provided in paragraphs (b) and (c) below, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial advisors, consultants, accountants and counsel, and other costs and expenses ("Costs and Expenses").

     (b) As an inducement to Northwest Bancorp to enter into this Agreement, to incur the costs and expenses related hereto and to consummate the transactions contemplated hereby, Prestige Bancorp hereby agrees to pay Northwest Bancorp, and Northwest Bancorp shall be entitled to payment of, a fee of $1.0 million (the "Northwest Fee"), within five (5) Business Days after written demand for payment is made by Northwest Bancorp, following the occurrence of any of the events set forth below:

          (i) Northwest Bancorp terminates this Agreement pursuant to Section 7.01(c)(i) or (c)(ii) as a result of either a willful breach of any representation or warranty by Prestige Bancorp or the willful failure of Prestige Bancorp to perform or observe its covenants, agreements or obligations set forth herein to be performed on or prior to the Merger Effective Date;

          (ii) Prestige Bancorp terminates this Agreement pursuant to Section 7.01(d)(iv) or Northwest Bancorp terminates this Agreement pursuant to
     Section 7.01(c)(iv); or

          (iii) the entering into a definitive agreement by Prestige Bancorp or Prestige Bank relating to a Superior Proposal or the consummation of a Superior Proposal involving Prestige Bancorp or Prestige Bank within twelve
     (12) months after the occurrence of any of the following: (i) the termination of the Agreement by Northwest Bancorp pursuant to Section 7.01(c)(ii) following a material willful breach of the Agreement by Prestige Bancorp; (ii) the failure of the shareholders of Prestige Bancorp to approve this Agreement after the occurrence of an Acquisition Proposal, or (iii) October 1, 2002 if prior thereto the Prestige Bancorp shareholders have not adopted this Agreement.

     If demand for payment of the Northwest Fee is made pursuant to this Section 8.01(b) and payment is timely made, then none of Northwest MHC, Northwest Bancorp or Northwest Savings Bank will have any other rights or claims against Prestige Bancorp, Prestige Bank, and their respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Northwest Fee under this Section 8.01(b) will constitute the sole and exclusive remedy of Northwest MHC, Northwest Bancorp and Northwest Savings Bank against Prestige Bancorp, Prestige Bank, and their respective officers, directors, attorneys and financial advisors.

     (c) As a condition of and inducement to Prestige Bancorp to enter into this Agreement and to incur the costs and expenses related to this Agreement and to consummate the transactions contemplated hereby, Northwest Bancorp hereby agrees to pay Prestige Bancorp, and Prestige Bancorp shall be entitled to payment of a fee of $1.0 million (the "Prestige Fee"), within five (5) Business Days after written demand for payment is made by Prestige Bancorp, if Prestige Bancorp terminates this Agreement pursuant to Section 7.01(d)(i) or (d)(ii) as a result of either a willful breach of any representation or warranty by Northwest Bancorp or the willful failure of Northwest Bancorp to perform its covenants, agreements or obligations herein to be performed on or prior to the Merger Effective Date.

     If demand for payment of the Prestige Fee is made pursuant to this Section 8.01(c) and payment is timely made, then neither Prestige Bancorp nor Prestige Bank will have any other rights or claims against Northwest MHC, Northwest Bancorp, or Northwest Savings Bank, and their respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Prestige Fee under this Section 8.01(c) will constitute the sole and exclusive remedy of Prestige Bancorp and Prestige Bank against

Northwest MHC, Northwest Bancorp and Northwest Savings Bank, and their respective officers, directors, attorneys and financial advisors.

     Section 8.02. Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements in
Article II and covenants set forth in Sections 5.02(a), 5.05 and 5.11, which will survive the Merger, shall terminate on the Merger Effective Date.

     Section 8.03. Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise; provided, however, that after any approval of the transactions contemplated by this Agreement by Prestige Bancorp's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Prestige Bancorp shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 8.04. Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Article II and Sections 5.02(a), 5.05 and 5.11(e).

     Section 8.05. No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

     Section 8.06. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, or mailed by prepaid registered or certified mail (return receipt requested), addressed as follows:

     (a) If to Northwest Bancorp, Inc. to:

        Northwest Bancorp, Inc.
        301 Second Avenue
        Warren, PA 16365
        Attention: William J. Wagner
                 President and Chief Executive Officer

with a copy to:

        Luse Lehman Gorman Pomerenk & Schick, PC
        5335 Wisconsin Avenue, NW
        Washington, DC 20015
        Attention: Eric Luse, Esq.
                 Kenneth R. Lehman, Esq.

     (b) If to Prestige Bancorp, to:

        Prestige Bancorp, Inc.
        710 Old Clairton Road
        Pleasant Hills, PA 15236
        Attn: Mark R. Schoen
             President and Chief Executive Officer

with a copy to:

        Tucker Arensberg, P.C.
        Suite 1500
        One PPG Place
        Pittsburgh, PA 15222
        Attn: Daniel J. Perry, Esq.

     Section 8.07. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 8.08. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 8.09. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania, except to the extent federal law and regulations applicable to financial institutions shall be controlling.

     Section 8.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                          NORTHWEST BANCORP, INC.

                                          By: /s/ WILLIAM J. WAGNER
                                            ------------------------------------
                                            William J. Wagner
                                            President and Chief Executive
                                              Officer

                                          NORTHWEST MERGER SUBSIDIARY, INC.

                                          By: /s/ WILLIAM J. WAGNER
                                            ------------------------------------
                                            William J. Wagner
                                            President and Chief Executive
                                              Officer

                                          NORTHWEST SAVINGS BANK

                                          By: /s/ WILLIAM J. WAGNER
                                            ------------------------------------
                                            William J. Wagner
                                            President and Chief Executive
                                              Officer

                                          NORTHWEST BANCORP, MHC

                                          By: /s/ WILLIAM J. WAGNER
                                            ------------------------------------
                                            William J. Wagner
                                            President and Chief Executive
                                              Officer

                                          PRESTIGE BANCORP, INC.

                                          By: /s/ MARK R. SCHOEN
                                            ------------------------------------
                                            Mark R. Schoen
                                            President and Chief Executive
                                              Officer

                                          PRESTIGE BANK, A FEDERAL SAVINGS BANK

                                          By: /s/ MARK R. SCHOEN
                                            ------------------------------------
                                            Mark R. Schoen
                                            Chief Executive Officer

        [EXHIBITS TO THE AGREEMENT AND PLAN OF MERGER HAVE BEEN DELETED.
            FOR COPIES, PLEASE CONTACT THE COMPANY AT 412-655-1190.]

                                                                      APPENDIX B

March 8, 2002
Board of Directors
Prestige Bancorp, Inc.
Prestige Bank, a Federal Savings Bank
710 Old Clairton Road
Pleasant Hills, PA 15236

Members of the Board:

     Prestige Bancorp, Inc. ("Prestige") has requested our written opinion, as an independent financial advisor to Prestige and its wholly owned subsidiary Prestige Bank, a Federal Savings Bank (the "Bank"), Pleasant Hills, Pennsylvania as to the fairness, from a financial point of view to the common shareholders of Prestige, of the merger consideration proposed in the Agreement and Plan of Merger dated February 7, 2002 (the "Agreement"), pursuant to which Prestige will be acquired by Northwest Bancorp, Inc. ("Northwest"), Warren, Pennsylvania.

     Pursuant to the Agreement and discussions with management, 100% of the issued and outstanding shares of Prestige common stock will be acquired for $13.75 per share in cash (the "Merger Consideration") by Northwest. The Merger Consideration may be taxable to Prestige shareholders.

     This letter is directed to the Board of Directors of Prestige and the Bank in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of Prestige to vote for or against the Agreement or to take any other action.

     FinPro, Inc. ("FinPro") provides investment-banking services to the bank and thrift industry, including appraisals and valuations of bank and thrift institutions and their securities in connection with mergers, acquisitions, public offerings and other securities transactions. FinPro has knowledge of and experience with the Pennsylvania bank and thrift market and financial institutions operating in that market. The Prestige Board chose FinPro because of its expertise, experience and familiarity with the bank and thrift industries.

     In connection with its opinion, FinPro reviewed and considered, among other things:

     (i)    the Agreement and the exhibits thereto;

     (ii)   changes in the market for bank and thrift stocks;

     (iii)  the performance of Prestige's and Northwest's common stock;

     (iv) trends and changes in the financial condition of Prestige and Northwest;

     (v) the most recent annual report to shareholders of Prestige and Northwest;

     (vi)   quarterly reports on Form 10-Q of Prestige and Northwest;

     (vii)  the budget of Prestige; and

     (viii) the most recent audit letter to Prestige and Northwest.

     In rendering its opinion, FinPro did not independently verify the financial data provided by or on behalf of Prestige and Northwest, but instead relied upon and assumed the accuracy and completeness of the data provided.

     We have also had discussions with the management of Prestige and Northwest regarding their respective financial results and have analyzed the most current financial data available for Prestige and Northwest. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant.

     We have considered certain financial data of Prestige and have compared that data with similar data for other financial institutions and their holding companies which have recently merged or been acquired. Furthermore, we have considered the financial terms of these business combinations involving said financial institutions and their holding companies.

     In reaching our opinion, we took into consideration the financial benefits of the proposed transaction to Prestige shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by Prestige and Northwest, it is our opinion as of this date, that the proposed Merger Consideration is fair and equitable to Prestige shareholders from a financial point of view.

     FinPro understands that this opinion may be included in its entirety in a communication by Prestige or its Board of Directors to the shareholders of Prestige and may be included in its entirety in regulatory filings by Prestige and Northwest. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without FinPro's prior written consent.

     Prestige retained FinPro to act as independent financial advisor, to render general financial advisory services and also to specifically advise Prestige in connection with its merger and acquisition activities. Pursuant to its engagement, Prestige will pay FinPro a fee equal to 1.00% of the transaction value plus reasonable expenses. In addition, Prestige has indemnified FinPro in connection with any matter related to the merger.

     Prior to being retained as Prestige's financial advisor, FinPro had provided consulting services to Prestige. The revenues derived from these services are insignificant when compared to the firm's total gross revenues.

                                          Respectfully submitted,

                                          FinPro, Inc.
                                          FinPro, Inc.
                                          Liberty Corner, New Jersey

                             PRESTIGE BANCORP,INC.
            PLEASE MARK VOTES REVOCABLE PROXY [X] AS IN THIS EXAMPLE


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 30, 2002

KNOW ALL PERSONS BY THESE PRESENT that the undersigned shareholder of Prestige Bancorp, Inc. (the "Company"), hereby appoints Mark R. Schoen and Patricia A. White, or any of them, true and lawful attorneys with power of substitution of each, to vote all shares of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on May 30, 2002 at Salvatore's, 5001 Curry Road, South Baldwin, Pennsylvania, at 10:30 A.M. (local time) and at any adjournment thereof.

The undersigned hereby revokes any proxy heretofore given with respect to such shares. Discretionary authority is hereby conferred as to all other matters as may properly come before the Annual Meeting.

1. The adoption of the Agreement and Plan of Merger, dated February 7, 2002, by and between Northwest Bancorp, Inc., Northwest Bancorp, MHC, Northwest Merger Subsidiary, Inc., Northwest Savings Bank and Prestige Bancorp, Inc.

                                                         FOR   AGAINST   ABSTAIN
                                                         [ ]     [ ]       [ ]

2. Election of Directors for Terms Expiring 2005
   (except as marked to the contrary below):

MARTIN W. DOWLING AND MARK R. SCHOEN
(Each Nominee is Supported by the Board of Directors.)

                                                         FOR  WITHHOLD   FOR ALL
                                                                         EXCEPT
                                                         [ ]    [ ]        [ ]

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

----------------------------------------------------

3. Postponement of meeting if necessary to solicit more proxies.

                                                         FOR   AGAINST   ABSTAIN
                                                         [ ]     [ ]       [ ]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. The above proposals have been put forth by the Board of Directors of the Company. The attorneys named will vote the shares represented by this proxy in accordance with the choices made on this card. IF NO CHOICE IS INDICATED FOR A PROPOSAL,THIS PROXY WILL BE VOTED AFFIRMATIVELY ON SUCH PROPOSAL.

PRESTIGE BANCORP, INC. (THE "COMPANY") ANNUAL MEETING TO BE HELD ON MAY 30, 2002 AT 10:30 A.M. LOCAL TIME FOR THE SHAREHOLDERS OF THE COMPANY AS OF APRIL 16, 2002.

Please be sure to sign and date Date this Proxy in the box below.

--------------------------------------------------------
Stockholder sign above

--------------------------------------------------------
Co-holder (if any) sign above

--------------------------------------------------------------------------------

DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.


                              PRESTIGE BANCORP,INC.
                              710 Old Clairton Road
                             Pleasant Hills, PA 15236


--------------------------------------------------------------------------------
The above signed acknowledges that (s)he has received a Proxy Statement and Annual Report of the Company prior to signing this Proxy. Please sign EXACTLY as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, guardian, trustee, custodian, etc. please give full title as such. If a corporation or partnership, please sign the full name by an authorized officer or partner. If stock is owned jointly, all parties must sign.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------